Exhibit 10.3

LOAN AGREEMENT

Dated as of February 12, 2026

Between

THE ENTITIES IDENTIFIED AS “BORROWER” ON SCHEDULE IX ATTACHED HERETO

as Borrower

and

ATHENE ANNUITY AND LIFE COMPANY, EOS LUXEMBOURG SCSP SICAV-RAIF-OPM

APOLLO SUB-FUND and EOS LUXEMBOURG SCSP SICAV-RAIF-NOSTRO APOLLO SUB-FUND

collectively, as Lender

i

ii

iii

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of February 12, 2026 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between ATHENE ANNUITY AND LIFE COMPANY, an Iowa corporation, having an address at c/o Apollo Insurance Solutions Group LP, 2121 Rosecrans Ave., Suite 5300, El Segundo, California 90245 (“Athene”), EOS LUXEMBOURG SCSP SICAV-RAIF-OPM APOLLO SUB-FUND, a Luxembourg fund, having its principal place of business at 9 West 57th Street, New York, New York 10019 (“Luxembourg OPM”) and EOS LUXEMBOURG SCSP SICAV-RAIF-NOSTRO APOLLO SUB-FUND, a Luxembourg fund, having its principal place of business at 9 West 57th Street, New York, New York 10019 (“Luxembourg Nostro”; together with Athene and Luxembourg OPM, collectively and/or individually, as the context may require, together with their respective successors and assigns in accordance with this Agreement, “Lender”) and THE ENTITIES IDENTIFIED AS “BORROWER” ON SCHEDULE IX ATTACHED HERETO, having its principal place of business at c/o KWC Management, LLC, 20 Huling Avenue, Memphis, Tennessee 38103 (together with its successors and permitted assigns, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that at the time of purchase thereof has credit ratings from the Rating Agencies at least equal to the Required Ratings.

“Acceptable Equity Sources” shall mean: (i) non-borrowed cash equity contributions (i.e., not otherwise secured by the Property or a direct or indirect interest therein or a direct or indirect interest in Borrower), including any proceeds from the sale of any Release Property, following the payment of the Release Price and any other amounts due and owing pursuant to Section 2.5(b) hereof; (ii) sums on deposit in the Excess Cash Account and/or, to the extent not funded by a Future Advance, in the PIP Reserve Account; (iii) Acceptable Key Money and (iv) FF&E Reserve Funds, to the extent the same is available for an Approved FF&E Expenditure which otherwise constitutes PIP Work.

“Acceptable Key Money” means “key money” or equivalent from a Franchisor pursuant to any amendment to, or replacement of, a Franchise Agreement entered into with the consent of Lender following the Closing Date.

“Acceptable Person” shall mean a Person that (a) has not been convicted of a felony involving fraud, financial impropriety or crimes of moral turpitude within the past seven (7) years, (b) is not an Embargoed Person and/or a Prohibited Person and is not in violation of OFAC or any other anti-bribery or anti-corruption laws in any U.S. or foreign jurisdiction, (c) does not have the benefit of sovereign immunity, (d) has not, within the past seven (7) years, been the subject of a Bankruptcy Action, except any involuntary proceedings that have been dismissed, (e) has no outstanding final non-appealable judgments which if finally and adversely determined would have a material adverse effect on such Person’s ability to perform its obligations, if any, under the Loan Documents, (f) is not or has not engaged in any lender liability actions, (g) intentionally omitted, (h) is a U.S. Person and (i) Lender shall have received (x) customary searches on (i.e., credit, judgment, lien, litigation, bankruptcy, criminal, Patriot Act and OFAC) with respect to such Person, any owner of such Person which owns a ten percent (10%) or greater equity interest (directly or indirectly) in such Person to the extent not a U.S. Person, otherwise twenty percent (20%), and any Person who Controls such Person, and that Lender shall have confirmed in writing that such search results are satisfactory to Lender with respect to such Person and (y) all other diligence reasonably requested by Lender such that Lender is in compliance with Lender’s then current “know your customer”, anti-money laundering and similar regulatory requirements.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held (whether by physical possession, book entry or otherwise) in the Accounts from time to time; (ii) intentionally omitted; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i)—(iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively the Lockbox Account, the Cash Management Account and any escrow accounts and reserve accounts established by or for the benefit of Lender under or in accordance with the Loan Documents.

“Accounts Receivable” shall have the meaning set forth in Article 1 of the Security Instrument.

“Acquired Forward Property” shall mean the Forward Property added as collateral for the Loan following the Closing Date in connection with the Alba Advances pursuant to Section 2.1.2(c) hereof or the disbursement of the Alba Advance Amount pursuant to Section 2.1.2(c) hereof, and such Forward Property has been added as collateral for the Loan on a cross-collateralized basis in accordance with the terms hereof and the other Loan Documents.

“Act” shall have the meaning set forth in Section 5.1.25(a) hereof.

“Actual Hotel Pass-Through Income” shall have the meaning set forth in Section 5.1.10(h) hereof.

“Actual OpEx” shall have the meaning set forth in Section 5.1.10(i) hereof.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus the Prime Rate Spread.

“Advance Deposits” shall mean all deposits, advance payments and similar items for commitments, reservations and agreements regarding the future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of the Property.

“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person (such Person a “Control Affiliate”), and/or (b) is a director, officer or manager of such Person or of an Affiliate of such Person, and/or (c) if such Person is a natural person, is the spouse, issue or parent of such Person; provided, however, that Ascendant and its Affiliates shall not be deemed an Affiliate of any Borrower Related Party.

“Affiliate Fees” shall mean any fees or other amounts due and payable to any Affiliate of Borrower (but excluding any costs and expenses reimbursable to Manager by Borrower or Operating Lessee, as applicable, pursuant to the express terms of any Management Agreement), including, without limitation, any Affiliated Manager, if applicable, for services or work performed by such Affiliate at the Property.

“Affiliated Manager” shall mean any property manager which is an Affiliate of any Loan Party.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Alba Advance” shall have the meaning set forth in Section 2.1.2(c)(i) hereof.

“Alba Advance Amount” shall mean, as of the date of determination, an amount equal to $34,973,353.00.

“Alba Advance Deadline” shall mean April 15, 2026.

“Alba Advance Notice” shall have the meaning set forth in Section 2.1.2(c)(i)(A) hereof.

“Alba Existing Debt” shall mean that certain mortgage loan in the amount of thirty-five million and 00/100 Dollars ($35,000,000) made by Citi Real Estate Funding Inc. to Alba Property Owner, secured by the Alba Property and other collateral as more particularly described in that certain Loan Agreement, by and between Citi Real Estate Funding Inc. (as assigned to a securitization trust) and Alba Property Owner, dated as of February 7, 2024, as the same may have been or is hereafter amended, restated, replaced, supplemented or otherwise modified.

“Alba Existing Debt Release Conditions” shall mean (a) Lender’s receipt of duly executed payoff letters from the holders of the Alba Existing Debt, stating (i) the full payoff amounts (including principal, accrued interest, breakage, prepayment premiums, make whole, yield maintenance, fees and expenses) required to satisfy or defease the Alba Existing Debt in full as of the date of the Alba Advance; (b) evidence reasonably satisfactory to Lender that, concurrently with or immediately after making the Alba Advance, all deeds of trust, mortgages, assignments of leases and rents, security agreements, fixture filings, financing statements and other liens or encumbrances securing or relating to the Alba Existing Debt (including any UCC financing statements against the Alba Property Owner or its assets) other than in respect of defeasance collateral have been, or will be upon payoff, released and terminated of record or, alternatively, assigned to Lender, including (i) duly executed and recordable (x) releases, satisfactions, reconveyances and terminations or (y) assignments and (ii) UCC 3 termination statements or UCC-3 assignments for all applicable jurisdictions; (c) evidence of the cancellation, return or deemed cancellation of any letters of credit, cash management control agreements, deposit account control agreements, lockbox arrangements, collateral assignments, and hedge, cap or swap agreements related to or securing the Alba Existing Debt other than in respect of defeasance collateral, or, if applicable, payoff and termination thereof with no continuing obligations of the Alba Property Owner or any guarantor other than contingent obligations that customarily survive repayment of a loan; (d) a certificate of an authorized officer or manager of the Alba Property Owner confirming that, upon giving effect to the payoffs and lien releases or assignments described above, the Alba Property Owner has been fully, finally and unconditionally released from all obligations, liabilities and claims of or by the prior holders of the Alba Existing Debt, whether fixed or contingent, known or unknown, matured or unmatured, arising under or in connection with the Alba Existing Debt and the documents evidencing or securing the same, with no survival of indemnities or other obligations (other than customary provisions that expressly survive); and (e) such other instruments, confirmations and filings (including escrowed or gap funded recordations) as Lender or its title company may reasonably require to evidence and ensure that, as of and immediately after the Alba Advance date, the Alba Existing Debt has been paid in full (or, if applicable, defeased without recourse to the Alba Property Owner other than in respect of the defeasance collateral) and that no liens, claims or encumbrances in favor of the prior holders of the Alba Existing Debt securing or relating to the same remain of record or in effect against the Alba Property, the collateral or the Alba Property Owner other than in respect of the defeasance collateral.

“Alba Operating Lessee” shall mean SOHO Tampa TRS LLC, a Delaware limited liability company.

“Alba Property” shall mean the Property located at 5303 West Kennedy Blvd., Tampa, FL 33609.

“Alba Property Owner” shall mean Tampa Hotel Associates LLC, a Delaware limited liability company.

“Allocated Loan Amount” shall mean, with respect to each Property, the amount set forth on Schedule IX hereof, as the same may hereafter be (i) increased, (a) as to PIP/Preferred Stock Conversion Advances made by Lender pursuant to Section 2.1.2(b)(i)(B), pro rata among the Properties that are identified on Schedule XI as intended to be the subject of PIP Work in the same proportion as Lender’s PIP Contribution is allocated to each such Individual Property pursuant to the PIP Budget (Initial), and (b) as to PIP/Preferred Stock Conversion Advances made by Lender pursuant to Sections 2.1.2(b)(i)(A) and/or Section 2.1.2(c), solely for the Individual Property for which such Future Advance was made and (ii) decreased, (a) as to voluntary prepayments other than those effectuating a release of an Individual Property, pro rata among the Properties based on their respective Allocated Loan Amounts immediately prior to such decrease, by the amount of any partial prepayment made in accordance with this Agreement and (b) as to voluntary prepayments effectuating a release of an Individual Property and/or as to mandatory prepayments from Net Proceeds, solely for the Individual Property for which such prepayment was made.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean, individually and collectively, as the context may require, the operating budget, including all planned capital expenditures, for each Property prepared by or on behalf of the related Borrower for the applicable Fiscal Year or other period.

“Apollo/Athene Entity” shall mean (a) Lender; (b) any Affiliate of Lender; (c) any Person for which (1) any Person described in clause (a) or (b), (2) Apollo Global Management, Inc., (3) Apollo Global Real Estate Management, L.P., (4) Apollo Insurance Solutions Group LP, or (5) a respective Affiliate of any Person described in the foregoing subclauses (1) - (5), acts as fund manager, asset manager, or investment adviser; (d) any Person that is a cedent of any of the Persons described in subclauses (a), (b) or (c) above; (e) any trust account established in connection with any reinsurance transaction entered into between any Person described in clauses (a)-(d) above; and (f) any Person that is or was immediately prior to the applicable Secondary Market Transaction, a beneficiary or assignee of any trust account described in clause (e) above.

“Applicable Contribution” shall have the meaning set forth in Section 10.25(c)(i) hereof.

“Applicable Law” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders having jurisdiction over the subject Borrower Related Party and/or the subject Individual Property.

“Appraisal” shall mean an “as is” appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who is otherwise reasonably satisfactory to Lender.

“Appraised Value” shall mean, as to each Property, the “as is” appraised value of such Property, as determined by an Appraisal, and in connection with any calculation of the Loan to Value Ratio pursuant to the terms of this Agreement, that is dated not more than thirty (30) days prior to the date of the calculation thereof.

“Approved Accountant” shall mean an accounting firm engaged by Borrower and approved by Lender in writing; provided, however that (a) Forvis Mazars, LLP, (b) Cherry Bekaert LLP and (c) any “big four” accounting firm shall be deemed an Approved Accountant.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(d) hereof.

“Approved FF&E Expenditures” shall mean the cost of FF&E Expenditures to unaffiliated third-parties (except with respect to expenses to Affiliates of a Loan Party to the extent such expenses have been expressly approved by Lender, including by way of Lender’s approval of the Approved Annual Budget) incurred by Borrower and either (i) included in the Approved Annual Budget (with reasonable detail regarding the same and not just as line items), (ii) required by the applicable Franchise Agreement or (iii) otherwise approved by Lender, which approval shall not be unreasonably withheld.

“Approved Management Fee” shall mean two and seventy-five hundredths percent (2.75%).

“Ascendant” shall mean ACF II SOHO Member LLC, a Delaware limited liability company.

“Assignment of Agreements Affecting Real Estate” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of the date hereof by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall mean that certain Assignment of Interest Rate Cap Agreement and Security Agreement made by Borrower to Lender, dated on or about the date hereof, as security for the Loan, consented to by the Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, with respect to each Property, individually and collectively, as the context may require, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Borrower and applicable Operating Lessee, collectively, as assignor, to Lender, as assignee, assigning to Lender all of such Borrower’s and such Operating Lessee’s interest in and to the Leases and Rents of such Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Operating Lessee, individually and collectively, as the context may require, that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, the applicable Operating Lessee and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Parking Management Agreement” shall mean, individually and collectively, as the context may require, each Conditional Assignment of Parking Management Agreement dated as of the date hereof among Lender, the applicable Borrower and each Parking Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Available Maximum PIP Costs Advance Amount” means, as of any date of determination, the Maximum PIP Costs Advance Amount, as reduced in accordance with the terms of this Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.

“Bankruptcy Action” shall mean, with respect to any Person, (i) such Person filing a voluntary petition under any Creditors Rights Laws; (ii) the filing of an involuntary petition against such Person under any Creditors Rights Laws, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it other than Lender, by any other Person under any Creditors Rights Laws; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to generally pay its debts as they become due; or (vi) to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event or a SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement (provided, that with respect to any SOFR Transition Event, such Benchmark Replacement shall be the SOFR Average).

“Benchmark Rate” shall mean the rate per annum (expressed as a percentage) equal to (a) the Benchmark, plus (b) the Spread.

“Benchmark Replacement” shall mean, for any Interest Period, the sum of: (a) the alternate benchmark rate that has been selected by Lender as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment. Notwithstanding the foregoing or anything herein to the contrary, (i) with respect to any SOFR Transition Event, such Benchmark Replacement shall be the SOFR Average and (ii) in no event shall the Benchmark Replacement be less than the Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender at the time of selecting or implementing a Benchmark Replacement giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated adjustable rate commercial mortgage loans and/or mortgage loans similar to the Loan at such time. For the avoidance of doubt, (a) with respect to any Benchmark Replacement Adjustment, Lender shall apply substantially the same treatment to the Loan as other similar loans held by the Lender and (b) in the event of a SOFR Transition Event, the Benchmark Replacement shall be the SOFR Average with no Benchmark Replacement Adjustment.

“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (including, without limitation, the SOFR Average), any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, the applicability of breakage provisions and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of clause (4), of the definition of “Benchmark Transition Event,” shall mean any date designated by Lender in its sole discretion for conversion of the then-current Benchmark to a Benchmark Replacement; or

(4) in the case of a SOFR Transition Event, the date set forth in the related Rate Election Notice provided to Borrower.

“Benchmark Replacement Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon any Benchmark other than Term SOFR.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer representative; and/or

(4) Lender’s determination in good faith that the then-current Benchmark is not, or is no longer, (i) the prevailing rate being used by commercial real estate lenders for floating rate mortgage loans or by issuers of floating rate commercial mortgage securities and/or (ii) generally being utilized by Lender or its Affiliates with respect to the origination of variable rate commercial real estate loans.

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.2.3(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.2.3(c).

“Benefit Amount” shall have the meaning set forth in Section 10.25(c) hereof.

“Bond” means a performance and labor and material payment bond in the form approved by the American Institute of Architects and identified as Form AIA No. A-311 or A-312 or such other form as is reasonably satisfactory to Lender, containing a dual obligee rider naming Lender as a loss-payee, in an amount not to exceed the amount of the applicable trade contract or, with respect to performance only, a subguard policy or a combination of the foregoing reasonably satisfactory to Lender with a surety or insurance company licensed to do business in the State of where the applicable Property is located and reasonably acceptable to Lender as surety, and with Borrower and Lender, as joint and several obligees.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its permitted successors and assigns.

“Borrower Expense Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Borrower Related Party” shall mean, Borrower, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries, Operating Lessee, any Affiliated Manager, if applicable, any Control Affiliate of the foregoing and any Person acting at the express direction of any of the foregoing with respect to a specified action; provided, however, that Ascendant and its Affiliates shall not be deemed a Borrower Related Party.

“Borrower’s Total Required PIP Contribution” means, as of the date upon which the PIP Budget (Initial) is finally determined, an amount equal to the PIP Budget (Initial) minus the Lender’s PIP Contribution. The foregoing amount shall be from funds constituting Acceptable Equity Sources and Mezzanine PIP Reserve Funds and shall be allocated to Individual Properties proportionally to the Maximum PIP Required Equity established for such Individual Properties in accordance with the definition of “Lender’s PIP Contribution.”

“Breakage Costs” shall mean, collectively, such amounts as shall, in the reasonable judgment of Lender, compensate Lender for the actual cost incurred by Lender in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any default by Borrower in making any prepayment after Borrower has given a notice of prepayment (unless Borrower has revoked such notice of prepayment in accordance with the terms of this Agreement), (ii) any prepayment (whether voluntary or involuntary) of any portion of the Loan on a date other than the last day of an Interest Period; (iii) any acceleration of the scheduled Maturity Date upon an Event of Default and (iv) the conversion (in accordance with the terms hereof) of the Benchmark to any other applicable Benchmark or other interest rate on the date other than the last day of an Interest Period. A certificate signed by an officer of Lender as to the amount of any such Breakage Costs, incurred by Lender furnished to Borrower by Lender shall be conclusive and binding upon Borrower as to the substance therein in the absence of a demonstrable error.

“Budgeted OpEx” shall have the meaning set forth in Section 5.1.10(i) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.

“Cash Management Account” shall have the meaning set forth in Section 3.1(b) and (c) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender, Borrower and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean any Eligible Institution selected by Lender to be the holder and administrator of the Cash Management Account. As of the date hereof, the Cash Management Bank is PNC Bank, National Association.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents related to, in each case, the Lockbox Agreement, the Cash Management Agreement and other related matters (including, without limitation, those contained in Article III hereof).

“Cash Sweep Event” shall mean the occurrence of any of the following: (i) a Debt Yield Trigger Event; (ii) a DSCR Trigger Event, (iii) the commencement of any Bankruptcy Action against a Loan Party or any Pledgee Subsidiary; and/or (iv) an Event of Default or Mezzanine Event of Default.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by a Debt Yield Trigger Event, the achievement of a Debt Yield Cure; (b) if the Cash Sweep Event is caused solely by DSCR Trigger Event, the achievement of a DSCR Cure; (c) if the Cash Sweep Event is caused solely by an Event of Default, the written acceptance by Lender of a cure of such Event of Default (provided, that Lender has no obligation to accept a cure of such Event of Default), (d) if the Cash Sweep Event is caused solely by a Mezzanine Event of Default, delivery of written notice by Mezzanine Lender to Lender that such Mezzanine Event of Default is no longer continuing and/or (e) if the Cash Sweep Event is caused solely by an involuntary Bankruptcy Action, the termination of such Bankruptcy Action; provided, however, that in each case, a Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) that no Event of Default or Mezzanine Event of Default, as applicable shall have occurred and be continuing, (ii) no other Cash Sweep Event has occurred and is continuing, and (iii) Borrower shall have paid all the out-of-pocket costs and expenses of Lender incurred in connection therewith (including reasonable out-of-pocket attorneys’ fees and expenses).

“Cash Sweep Period” shall mean the period that commences upon the occurrence of a Cash Sweep Event and terminates upon the occurrence of a Cash Sweep Event Cure.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.

“CBA Multiemployer Plans” shall have the meaning set forth in Section 5.1.34(b) hereof.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control Conversion Date” shall mean, that certain date set forth in the Change of Control Notice for the conversion of the Company Preferred Stock (as defined in the Merger Agreement) into Company Common Stock (as defined in the Merger Agreement), by which the applicable preferred shareholders must make their election regarding conversion, provided, in no event shall such date be later than the date that is sixty (60) days from the date hereof.

“Change of Control Notice” shall mean, that certain change of control notice required to be sent by the Company pursuant to Preferred Stock Certificates.

“Closing Date” shall mean the date of the Initial Advance.

“Closing Property” or “Closing Properties” shall mean each Property listed on Schedule IX attached hereto and designated as “Closing Properties”.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender Agreement” shall have the meaning set forth in Section 10.26 hereof.

“Collateral” shall mean the Properties, the Equity Collateral, the Accounts, the Reserve Funds, the Recourse Guaranty, the Completion Guaranty, the Required Equity Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal property of Borrower, Pledgee, Pledgee Subsidiaries, Operating Lessee or any guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, the Pledge Agreement, this Agreement or any other Loan Document.

“Collective Bargaining Agreement” shall mean that certain Agreement Between O.T.H. Hotels and Resorts, LLC and Southern Region Workers United, SEIU (the “Union”), effective October 1, 2024 through August 31, 2027, as each of the same has been or may be further extended, amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Comfort Letters” shall mean, individually and collectively, as the context may require, (i) that certain letter agreement, dated as of the Closing Date, by and among Hilton Franchise Holding LLC, a Delaware limited liability company, MHI Hospitality TRS LLC, a Delaware limited liability company, SOHO Jacksonville TRS LLC, a Delaware limited liability company, Hollywood Hotel Associates Lessee LLC, a Delaware limited liability company, SOHO Laurel TRS LLC, a Delaware limited liability, and Lender, with respect to the Franchise Agreement relating to the Individual Properties known as DoubleTree by Hilton Laurel, DoubleTree by Hilton Philadelphia Airport, DoubleTree by Hilton Jacksonville Riverfront, Hotel Ballast Wilmington Tapestry Collection, and DoubleTree Resort by Hilton Hollywood Beach, (ii) that certain letter agreement, dated as of the Closing Date, by and among Hyatt Franchising, L.L.C., a Delaware limited liability company, Soho Arlington TRS LLC, a Delaware limited liability company, Lender, and the Mezzanine Lender, with respect to the Franchise Agreement relating to the Individual Property known as Hyatt Centric Arlington, and (iii) any subsequent letter agreement between approved Franchisor, Operating Lessee and Lender with respect to any subsequent approved Franchise Agreement.

“Company” shall mean Sotherly Hotels Inc., a Maryland corporation.

“Comparable Properties” shall mean, with respect to an Individual Property, properties of similar size, scope, quality and class as such Individual Property and in the same geographical region as such Individual Property.

“Complete” shall mean, with respect to any (a) PIP Work at an Individual Property, that such PIP Work for such Individual Property is (i) completed in a good and workmen-like manner, in all material respects in accordance with (1) all Plans and Specifications, (2) the applicable Franchise Agreement and (3) all applicable Legal Requirements and Environmental Laws, (ii) paid for in full, free of all mechanics’, labor, materialmen’s and other similar Lien claims (other than Permitted Encumbrances) and (iii) accepted by Franchisor under the applicable Franchise Agreement and (b) with respect to any other work which does not constitute PIP Work, that the same is (x) completed in a good and workmen-like manner, in all material respects in accordance with (I) any applicable plans and specifications therefor approved by Lender to the extent such approval is required by this Agreement and which approval shall be given or denied in accordance with this Agreement, and (II) all applicable Legal Requirements and Environmental Laws and (y) paid for in full, free of all mechanics’, labor, materialmen’s and other similar Lien claims (other than Permitted Encumbrances). The words “Completed” and “Completion” shall have correlative meanings.

“Completion Guaranty” shall mean that certain Completion Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the real property constituting a portion of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting real property constituting a portion of such Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Members” shall have the meaning set forth in Section 5.1.25(c) hereof.

“Contest Procedures” shall mean, after prior written notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien, Environmental Lien, Taxes, Property Taxes or Other Charges or any other matters that may be contested pursuant to the Loan Documents (individually or collectively, “Contest Matter”), provided that (i) no Event of Default is continuing at the time such contest is commenced; (ii) such proceeding shall be conducted in accordance with all Applicable Laws; (iii) such proceeding shall not be prohibited under the applicable Franchise Agreement and shall not constitute a default thereunder; (iv) neither the affected Property nor any part thereof (other than immaterial personal property) or interest therein (or any other Collateral or any part thereof or interest therein (other than immaterial personal property)), will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof pay the full amount of any such Contest Matter then outstanding together with all costs, interest and penalties payable in connection therewith and comply with any Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the collection or enforcement of such contested Contest Matter from or against Borrower, Pledgor, Pledgee, Pledgee Subsidiaries, Operating Lessee, the affected Property and any other applicable Collateral; and (vii) Borrower shall furnish such security as may be required in the proceeding, or if none is required by such proceeding, as may be reasonably requested by Lender, to insure the payment, compliance or performance in full of any such Contest Matter, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, (x) the validity or applicability or violation of such Contest Matter is established pursuant to a final unappealable judgment therefor or (y) the affected Property (or material part thereof or interest therein) or any other Collateral (or material part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the applicable Security Instrument or Pledge Agreement being primed by such contested Contest Matter.

“Contribution” shall have the meaning set forth in Section 10.25(c) hereof.

“Contribution Agreement” shall mean an agreement evidencing the contribution of one hundred percent (100%) of the membership interests in (i) Alba Property Owner to Sotherly Owner Pledgee and (ii) Alba Operating Lessee to MHI TRS Pledgee, which shall be in the form attached hereto as Exhibit F.

“Control” (and the correlative terms “Controlled by” and “Controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, voting securities, by contract or otherwise; provided, however, that the right to consent to or approve “major decision” rights of the kind typically granted to limited partners in commercial real estate transactions shall not in and of itself be deemed to be Control.

“Control Affiliate” shall have the meaning set forth in the definition of “Affiliate”.

“Counterparty” shall mean any Person which is the issuer of the Interest Rate Cap Agreement.

“Credit Card Agreements” shall have the meaning specified in Section 3.2 hereof.

“Credit Card Company” shall mean, individually and collectively, as the context may require, each credit card counterparty to a Credit Card Agreement.

“Credit Card Direction Letter” shall mean the irrevocable payment direction letter dated as of the date hereof given by Borrower to a Credit Card Company directing such Credit Card Company that all revenues with respect to the Property shall be transferred to the Lockbox Account, which shall be in the form attached hereto as Exhibit B.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition, receivership or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Yield Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document, including, without limitation, all Reserve Fund Deposits.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Note for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Debt Service Coverage Ratio” shall mean a ratio in which:

(a) the numerator is Underwritten Net Operating Income; and

(b) the denominator is the aggregate amount of Debt Service based on the Loan Amount which Lender determines would be due and payable for the period equal to the lesser of (i) the ensuing twelve (12) full calendar month period from the date of calculation or (ii) the remainder of the term of the Loan and, as applicable, calculated inclusive of principal amortization payments if, then or at any time during the term of the Loan, principal amortization payments are required, on the sum of (1) the outstanding principal amount of the Loan and (2) provided the date of determination occurs prior to the PIP/Preferred Stock Conversion Advance Deadline, the then the then unfunded Future Advances.

“Debt Yield” shall mean a ratio in which:

(a) the numerator is Underwritten Net Operating Income; and

(b) the denominator is the sum of (i) the outstanding principal amount of the Loan and (ii) provided the date of determination occurs prior to the PIP/Preferred Stock Conversion Advance Deadline, the then unfunded Future Advances.

“Debt Yield Cure” shall mean the achievement of a Debt Yield for two (2) consecutive fiscal quarters, tested on each Test Date, of at least (a) ten and one-half percent (10.5%) as of the applicable Test Date occurring during the period commencing on the Closing Date through and including the Initial Maturity Date, and (b) eleven and one-half percent (11.5%) as of the applicable Test Date thereafter.

“Debt Yield Trigger Event” shall mean the Debt Yield at the end of any fiscal quarter, tested on each Test Date, falling below (a) ten and one-half percent (10.5%) as of any Test Date occurring during the period commencing on the Closing Date through the Initial Maturity Date, and (b) eleven and one-half percent (11.5%) as of any Test Date thereafter.

“Deemed Consent Mechanics” shall mean, so long as no Event of Default is then continuing, Lender’s consent or approval shall be deemed given if:

(a) the first correspondence from Borrower to Lender, sent in accordance with Section 10.6 hereof, requesting such approval or consent is in an envelope marked “PRIORITY-DEEMED APPROVAL MAY APPLY” and shall conspicuously state at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY BORROWER WITH RESPECT TO THE SOHO PORTFOLIO. FAILURE TO RESPOND TO THIS REQUEST WITHIN SEVEN (7) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required under the applicable provisions of this Agreement;

(b) if Lender has failed to so respond by the seventh (7th) Business Day, Borrower shall send to Lender, in accordance with Section 10.6 hereof, a second notice requesting approval in an envelope marked “PRIORITY-DEEMED APPROVAL MAY APPLY” and shall conspicuously state at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY BORROWER WITH RESPECT TO THE SOHO PORTFOLIO. IF YOU FAIL TO PROVIDE A RESPONSE TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and

(c) Lender fails to approve or disapprove such request for approval or fails to provide a written request for additional information reasonably required for Lender to adequately evaluate the request within five (5) Business Days of the delivery of the second notice described above.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Cure Release” shall have the meaning set forth in Section 2.5.2 hereof.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Interest Rate set forth in clause (a) of the definition thereof.

“Defensive Pleading” shall have the meaning set forth in Section 9.4(b)(xxiv) hereof.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Disclosure Schedule” shall mean Schedule XVI hereto.

“Division” shall have the meaning set forth in Section 4.1.35(c) hereof.

“Doubletree Laurel” shall mean the Individual Property identified as “Doubletree by Hilton Laurel” on Schedule IX attached hereto.

“Doubletree Philadelphia Airport” shall mean the Individual Property identified as “Doubletree by Hilton Philadelphia Airport” on Schedule IX attached hereto.

“DSCR Cure” shall mean the achievement of a Debt Service Coverage Ratio for two (2) consecutive fiscal quarters, tested on each Test Date, of at least 1.20:1.00 as of any Test Date.

“DSCR Trigger Event” shall mean the Debt Service Coverage Ratio at the end of any fiscal quarter, tested on each Test Date, falling below 1.20:1.00 as of any Test Date.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10 (b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “A1” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days. As of the date hereof, PNC Bank, National Association is an Eligible Institution.

“Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Insurance Policy” shall have the meaning set forth in Section 6.1(a)(xii) hereof.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and/or any Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.39 hereof.

“Equity Collateral” shall mean the one hundred percent (100%) direct equity ownership interest held by the applicable Pledgor in the applicable Pledgee.

“Equity Collateral Enforcement Action” shall have the meaning set forth in Section 9.4(b)(xviii) hereof.

“Equity Collateral Transfer Date” shall have the meaning set forth in Section 9.4(b)(xviii) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall have the meaning set forth in Section 3.7(b)(xiii) hereof.

“Excess Cash Account” shall have the meaning set forth in Section 3.1(b)(vi) hereof.

“Excess Cash Fund” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Excluded Damages” shall mean, collectively, (a) any diminution in value other than Lender’s Diminution in Value or (b) consequential, speculative, punitive and/or special damages, except to the extent such damages pursuant to this clause (b) have been imposed upon an Indemnified Party by one or more third parties, including reasonable out-of-pocket attorneys’ fees incurred in defending such claims.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which: (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.2.8, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Lender’s failure to comply with Section 2.2.8(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Card Agreement” shall mean that certain (i) New Company Application dated February 10, 2026 with Elavon, Inc. for Georgian Terrace; (ii) New Company Application dated February 4, 2026 with Elavon, Inc. for Hotel Ballast Wilmington; (iii) New Company Application dated February 5, 2026 with Elavon, Inc. for Hyatt Centric Arlington; (iv) New Company Application dated February 10, 2026 with Elavon, Inc. for The Whitehall Houston; (v) New Company Application dated February 4, 2026 with Elavon, Inc. for Doubletree Hollywood Beach; (vi) New Company Application dated February 4, 2026 with Elavon, Inc. for Doubletree Philadelphia Airport; (vii) New Company Application dated February 4, 2026 with Elavon, Inc. for Doubletree Jacksonville Riverfront; and (viii) New Company Application dated February 4, 2026 with Elavon, Inc. for Doubletree Laurel.

“Extended Maturity Date” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Fee” shall mean one-quarter of one percent (0.25%) of the outstanding principal amount of the Loan as of the date that the applicable Extension Period is commenced.

“Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Period” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extraordinary Expense” shall mean an operating expense with respect to the Property that (i) is not set forth on the Annual Budget approved by Lender and (ii) is not subject to payment by withdrawals of any Reserve Funds.

“Family Member” shall mean, as to any natural Person, the parents, spouse, children and grandchildren (in each case, by birth or adoption) of such natural Person, but excluding any Prohibited Persons and any Embargoed Persons.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Estate” shall mean, with respect to the Ground Lease the fee interest of the lessor under the Ground Lease in the Land (as defined in the Security Instrument) and the Improvements demised under the Ground Lease.

“Fee Owner” shall mean, with respect to the Ground Lease, the owner of the lessor’s interest in the Ground Lease and the related Fee Estate.

“FF&E” shall mean fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for the Lodging Industry, current edition).

“FF&E Expenditure” for any period shall mean the amount expended for FF&E Work in, at or to the Property.

“FF&E Overpayment Amount” shall have the meaning specified in Section 7.10 hereof.

“FF&E Reserve Account” shall have the meaning specified in Section 7.10 hereof.

“FF&E Reserve Funds” shall have the meaning specified in Section 7.10 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning specified in Section 7.10 hereof.

“FF&E Underpayment Amount” shall have the meaning specified in Section 7.10 hereof.

“FF&E Work” shall have the meaning specified in Section 7.10 hereof.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Flood Insurance Policies” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Floor” shall mean three percent (3.00%).

“Force Majeure” shall mean any of the following that are beyond the reasonable control of Borrower or Operating Lessee directly affect Borrower or Operating Lessee and/or its applicable obligations hereunder, and for which Borrower notifies Lender in writing within five (5) Business Days of Borrower becoming aware thereof: (1) acts of God (such as tornado, flood, hurricane, etc.), fires and other casualties; (2) embargos, strikes, lockouts, or other labor trouble; (3) sabotage; (4) enemy actions, terrorism, war, riot, civil unrest, or civil commotion; (5) governmental restrictions, stays, orders or decrees by any Governmental Authority so long as not due to Borrower’s or its Affiliates’ actions or inactions; or (6) a pandemic declared as such by the World Health Organization or endemic; provided, however, “Force Majeure” shall not include delays, stoppage or any other interference with the construction of any improvements caused by insolvency, bankruptcy or any lack of funds of Borrower, Guarantor or any Affiliate of the foregoing, other than as a result of Lender failing to comply with Section 3.7, advance Loan proceeds to Borrower in violation of this Agreement and/or disburse Reserve Funds therefor to Borrower in violation of this Agreement.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Forward Loan Documents” shall have the meaning set forth in Section 2.1.2(c)(i)(C)(7).

“Forward Property” shall mean the Alba Property, the Improvements thereon and all personal property owned by the Alba Property Owner and encumbered by a Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each such Security Instrument and referred to therein as the “Property”. For the avoidance of doubt, the Forward Property shall not be owned by any Borrower as of the Closing Date.

“Forward Property Tax and Insurance Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Forward Security Instrument” shall have the meaning set forth in Section 2.1.2(c)(i)(C)(7).

“Franchise Agreement” shall mean, individually or collectively, as the context may require, those certain franchise agreements set forth on Schedule VIII attached hereto, together with any amendments, supplements or modifications to the same in accordance with the Loan Documents or any Replacement Franchise Agreement or similar agreement entered into by and between Borrower and a Franchisor in accordance with the terms of the Loan Documents, in each case, pursuant to which Borrower or Operating Lessee has the right to operate the hotel located on the applicable Property under a name and/or hotel system Controlled by such Franchisor.

“Franchise Provisions” shall mean the representations and covenants of Borrower or Operating Lessee contained in Section 4.1.29, Section 5.1.21 and Section 5.1.26.

“Franchisor” shall mean individually or collectively, as the context may require, each franchisor set forth on Schedule VIII attached hereto, or any other franchisor under a Franchise Agreement engaged in accordance with the terms and conditions of the Loan Documents.

“Fraudulent Conveyance” shall have the meaning set forth in Section 10.25(c)(vi) hereof.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Funding Borrower” shall have the meaning set forth in Section 10.25(c) hereof.

“Funding Percentages” shall mean (a) with respect to Lender, the percentage calculated by dividing the Lender’s PIP Contribution by the aggregate amount of the PIP Budget (Initial) and (b) with respect to Borrower, the percentage calculated by subtracting the Lender’s Funding Percentage from one (1) (e.g., if Lender’s Funding Percentage is sixty-five percent (65%), Borrower’s Funding Percentage will be thirty-five percent (35%)); provided, however, in no event shall Lender’s Funding Percentage be greater than sixty-five percent (65%).

“Future Advance” shall mean any advance of the Loan Amount made pursuant to Section 2.1.2 hereof.

“Future Advance Loan” shall mean that portion of the Loan for which Borrower may still qualify to receive (but has not yet received) an advance of Loan proceeds in the aggregate amount of all (i) PIP/Preferred Stock Conversion Advances to be made pursuant to Section 2.1.2(b) hereof and (ii) the Alba Advance to be made pursuant to Section 2.1.2(c), each as of the applicable date of calculation; provided that the aggregate amount of all PIP/Preferred Stock Conversion Advances and Alba Advances, together with the Initial Advance, shall not exceed the Loan Amount.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“General Transfer Requirements” as a condition to any transfer pursuant to Section 5.2.10(c)(i) and (iv), Borrower must satisfy the following requirements in full:

(i) Lender shall receive not less than twenty (20) days prior written notice of such proposed transfer together with an updated organizational chart of Borrower with substantially the same level of detail (including with respect to direct and indirect ownership) as delivered to Lender on the Closing Date; provided, however, that the advance notice requirement of this clause (i) shall apply only to transfers pursuant to which a new holder would be subject to Lender’s then-current “know your customer” requirements as set forth in clause (vi) below (a “Significant Transferee”) and as to any such transfer as a result of devise, descent, death, disability or operation of law related to the foregoing, such notice may be provided promptly after Borrower obtaining knowledge of the same;

(ii) no Significant Transferee shall have been convicted of any crime (other than a misdemeanor not involving moral turpitude) or be the subject of any ongoing criminal proceeding;

(iii) neither such transferee nor any of such transferee’s direct and indirect beneficial owners are an Embargoed Person or Prohibited Person;

(iv) such Significant Transferee shall not have been the subject of any Bankruptcy Action within the seven (7) year period prior to such Transfer;

(v) such transfer shall not cause any violation of any SPE Provisions;

(vi) to the extent a transferee shall own ten percent (10%), if such transferee is not a U.S. Person, otherwise twenty percent (20%), or more of the direct or indirect ownership interests in Borrower, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries and/or Operating Lessee immediately following such Transfer , then Borrower shall deliver (and Borrower shall be responsible for any out-of-pocket costs and expenses in connection therewith) (x) customary searches requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and OFAC) from a diligence company reasonably approved by Lender, and Lender shall have confirmed in writing (or deemed approved in accordance with the Deemed Consent Mechanics) that such search results are satisfactory to Lender with respect to such proposed transferee and (y) all other diligence requested by Lender such that Lender is in compliance with Lender’s then current “know your customer”, anti-money-laundering and similar requirements; provided, however, this clause (vi) shall not apply with respect to (A) a transferee that immediately prior to such Transfer already owned at least ten percent (10%) to the extent not a U.S. Person, otherwise twenty percent (20%), of the direct or indirect ownership interests in Borrower, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries and/or Operating Lessee, (B) a transferee of a direct or indirect interest in Mezzanine Borrower and/or MHI Hospitality TRS Holding, Inc. that is either (i) both under common Control with the transferor and one hundred percent (100%) beneficially owned by the same beneficial ownership of the transferor immediately prior to such assignment or (ii) both Controlled and 100% beneficially owned by the transferor, and (C) assignments of any Pledgee’s direct or indirect ownership interests in Borrower(s) and/or Operating Lessees so long each Borrower and Operating Lessee is both Controlled and one hundred percent (100%) beneficially owned by such Pledgee thereafter;

(vii) each such transfer shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (A) remake the representations and warranties contained in Section 4.1.33 hereof and the representations and warranties relating to ERISA, OFAC and matters concerning Embargoed Persons and Prohibited Persons, and (B) continue to comply with the covenants contained herein relating to ERISA, Patriot Act, OFAC, Embargoed Persons and Prohibited Persons, and in each circumstance, promptly following Lender’s request, Borrower shall deliver a duly executed certificate certifying to the foregoing;

(viii) in the event any transfer results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect ownership interest in Borrower (provided such transferee, together with its Affiliates, owned less than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower immediately prior to such transfer), Borrower shall, prior to such transfer, deliver a New Insolvency Opinion to Lender;

(ix) intentionally omitted;

(x) Guarantor must continue to Control (or remain under common Control with) Borrower, Pledgor, Pledgee, Pledgee Subsidiaries and Operating Lessee;

(xi) Pledgor must continue to Control Borrower, Pledgee, Pledgee Subsidiaries and Operating Lessee, as applicable;

(xii) Pledgee must continue to Control Borrower and/or Operating Lessee, as applicable

(xiii) Guarantor must continue to own, directly or indirectly, in the aggregate, at least a thirty-two and one-half percent (32.5%) indirect ownership interest in Borrower, Pledgor, Pledgee, Pledgee Subsidiaries and Operating Lessee;

(xiv) (A) Pledgor must continue to own one hundred percent (100%) of the direct ownership interests in the applicable Pledgee, (B) Pledgee must continue to own one hundred percent (100%) of the direct ownership interests (or, as to any Pledgee Direct Subsidiary that is a limited partnership or equivalent, including indirect ownership interests held by other Pledgee Direct Subsidiaries) in the applicable Pledgee Direct Subsidiaries and (C) Pledgee must continue to own one hundred percent (100%) of the direct or indirect ownership interests in the Pledgee Subsidiaries, Borrower and/or applicable Operating Lessee to the same degree that it owned such Person as of the Closing Date; and

(xv) Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with such transfer, including, without limitation, all reasonable out-of-pocket fees and expenses of Lender’s counsel.

“Governmental Approvals” shall mean any permits and licenses required in connection with the operation of a hotel, restaurants (including sale of alcohol), pools, fitness center and/or spas all applicable and land use, building, subdivision, zoning, environmental and similar ordinances and regulations promulgated by any Governmental Authority.

“Governmental Authority” shall mean any applicable court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, revenue or other proceeds received by or otherwise on behalf of Borrower or Operating Lessee (but without duplication of any Operating Lease Rent) derived from the ownership and operation of the Property from whatever source, including, but not limited to, revenue from hotel rooms, guest suites, conference and banquet rooms, conference services, business centers and services, food and beverage sales, health clubs, children’s clubs, pools, spas and other amenities, telephone, internet, Wi-Fi, fax and similar services, laundry, vending, television and entertainment services, Rents and Advance Deposits, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, utility and other similar deposits, interest on credit accounts, interest on the Reserve Funds, cash refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Income from Operations or components thereof, third party vendor revenues, receipts which are paid to other Persons and not classified as an Operating Expense in accordance with the definition thereof, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Ground Lease” shall mean, the ground lease described on Schedule VI attached hereto and made a part hereof.

“Ground Lease Escrow Fund” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent Account” shall have the meaning set forth in Section 3.1(b)(x) hereof.

“Guarantor” shall mean Kemmons Wilson Hospitality Partners II, LP, a Delaware limited partnership, and any other Person that is party to a Guaranty or the Environmental Indemnity (other than Borrower).

“Guarantor Financial Covenants” shall mean the on-going, minimum Net Worth and Unencumbered Liquid Assets requirement set forth in Section 5.1.30 hereof.

“Guarantor Triggered EOD” shall have the meaning set forth in Section 8.1(b) hereof.

“Guaranty” shall mean, individually or collectively, as the context may require, the Recourse Guaranty, the Completion Guaranty and the Required Equity Guaranty.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on any Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Hotel Pass-Through Income” shall mean, collectively, (i) Hotel Taxes, (ii) tips and gratuities paid to Borrower, Operating Lessee or Manager or employees thereof on behalf of individuals providing services to guests of the hotel, and (iii) pass-through charges (such as transportation services, courier services, etc.) collected from guests of the hotel which are payable directly to a third-party service provider, which is not an Affiliate of either Borrower, Manager or Guarantor.

“Hotel Pass-Through Income Overpayment Amount” shall have the meaning set forth in Section 5.1.10(h) hereof.

“Hotel Revenue” shall mean revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking.

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy, sales and use taxes collected by or on behalf of Borrower, Operating Lessee or Manager directly from customers, patrons or guests of the Property as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Hotel Transactions” shall mean, collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s or Operating Lessee’s business conducted at the hotel located at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one (1) month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Houston/Whitehall” shall mean the Individual Property identified as “Houston/Whitehall” on Schedule IX attached hereto.

“Improvements” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Property.

“Increased Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Indebtedness” shall mean, for any Person, at a particular date, the sum (without duplication) at such date of: (i) all indebtedness of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity), (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) obligations for the deferred purchase price of property or services (including trade obligations) for which such Person or its assets is liable, (iv) reimbursement obligations under letters of credit, (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss (including any mandatory redemption of shares or interests), (vi) all obligations under leases that constitute capital leases for which such Person is liable, (vii) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (viii) all obligations under any PACE Loans, (ix) any other contractual obligations for the payment of money, and (x) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Encumbrances); provided that, for the avoidance of doubt, no contractual obligation related to Borrower’s REIT structure including, without limitation, the obligations set forth in the Operating Lease or dividends payable to shareholders in Borrower’s indirect parents shall constitute “Indebtedness”.

“Independent Director Required Entity” shall mean, individually or collectively as the context so requires, Pledgor, Pledgee and Borrowers.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13 hereof.

“Indemnified Parties” shall mean Lender, any investment advisers of Lender, any Affiliate of Lender who is or will have been engaged by Lender in the origination of the Loan, any Person who is or will have been engaged by Lender in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument or the Pledge Agreement is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties, as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, during the term of the Loan, but excluding any Person (other than an Apollo/Athene Entity) which first obtains an interest in the Loan or Collateral after a foreclosure of the Loan, the Collateral, or a deed or assignment in lieu thereof).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of any Independent Director Required Entity or and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of any Independent Director Required Entity or any of their respective equityholders or Affiliates (other than as an Independent Director of an Affiliate of any Independent Director Required Entity that is not in the direct chain of ownership of any Independent Director Required Entity and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to any Independent Director Required Entity or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, Pledgor, Operating Lessee or any of their respective equityholders or Affiliates in the ordinary course of business);

(iii) a Family Member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider;

(iv) a member, partner or employee of a law firm that has provided legal services of any kind to any Independent Director Required Entity or its Affiliates; or

(v) a Person that Controls (whether directly, indirectly or otherwise) any of clauses (i), (ii), (iii) or (iv) above.

A natural person who otherwise satisfies the foregoing definition other than clause (i) by reason of being the Independent Director of a “special purpose entity” affiliated with any Independent Director Required Entity shall not be disqualified from serving as an Independent Director, provided that the fees that such individual earns from serving as Independent Directors of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Without in anyway limiting any of the foregoing, a Person that satisfies the foregoing but is an Independent Director of the Mezzanine Borrower is disqualified as an Independent Director for purposes of a Independent Director Required Entity and vice versa.

“Independent Director Event” shall mean (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director or (iii) such Independent Director no longer meeting the definition of Independent Director.

“Individual Borrower” shall have the meaning set forth in Section 10.25(a) hereof.

“Individual Property” shall mean each Closing Property and Acquired Forward Property, to the extent not released pursuant to Section 2.5 hereof.

“Individual Release Property” shall mean each of Doubletree Philadelphia Airport, Houston/Whitehall and Doubletree Laurel.

“Initial Advance” shall mean $243,026,647.00.

“Initial Advance Loan” shall mean that portion of the Loan Amount in the amount of the Initial Advance.

“Initial Deposits” shall have the meaning set forth in Section 3.6 hereof.

“Initial Interest Period” shall mean the period commencing on the Closing Date and ending on (and including) the last calendar day of the calendar month in which the Closing Date occurs.

“Initial Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.4 hereof.

“Initial Maturity Date” shall mean the Payment Date in March 1, 2029.

“Insolvency Laws” shall have the meaning set forth in Section 10.25(c)(vi) hereof.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with the closing of Loan and approved by Lender or the Rating Agencies, as the case may be.

“Insufficient Revenue Conditions Precedent” shall mean, the following conditions precedent: (A) the failure of the Property to generate revenue that if applied in accordance with the order and priority of Section 3.7 would be sufficient (1) to pay the items enumerated in Section 9.4(b) as being subject to exclusion for an Insufficient Revenue Shortfall, including Sections 9.4(b)(vi), Section 9.4(b)(vii), Section 9.4(b)(viii), Section 9.4(b)(x), Section 9.4(b)(xii), Section 9.4(b)(xiii), Section 9.4(b)(xiv) and/or Section 9.4(b)(xv) and/or (2) to prevent intentional waste at the Property, as applicable (the “Insufficient Revenue Shortfall”) and such insufficiency is not a result of (x) any misappropriation or intentional misapplication of any such revenue from the Property by any Borrower Related Party and (y) any Borrower Related Party receiving any payment, fee or other compensation other than as permitted pursuant to the Loan Documents; or (B) sums sufficient to pay the amounts set forth in the foregoing clause (A) have (or, if applied in accordance with the order and priority of Section 3.7, would have) been deposited in escrow with Lender pursuant to the terms of Sections 7.2, 7.3, 7.5, 7.6 and 7.10 hereof, as applicable, and Lender fails to release such Reserve Funds for the purposes for which such Reserve Funds are maintained, provided, Lender’s access to such sums has not been restricted by any act of Borrower or any Borrower Related Party.

“Insufficient Revenue Shortfall” shall have the meaning set forth in the definition of “Insufficient Revenue Conditions Precedent.”

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Interest Period” shall mean (a) for the first period hereunder, the Initial Interest Period and (b) for each Interest Period thereafter commencing on March 1, 2026, the period commencing on (and including) the first (1st) calendar day of each calendar month (except to the extent the same is the Maturity Date in which event no Interest Period shall commence) and ending on (and including) the last calendar day of such calendar month. Other than the Initial Interest Period, each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean, with respect to each Interest Period: (a) an interest rate per annum equal to (i) for a Term SOFR Loan, the Term SOFR Rate, determined as of the Interest Rate Adjustment Date with respect to such Interest Period, (ii) for a Benchmark Replacement Rate Loan, the applicable Benchmark Rate, determined as of the Interest Rate Adjustment Date with respect to such Interest Period, and (iii) for a Prime Rate Loan, the Adjusted Prime Rate, determined as of the Interest Rate Adjustment Date with respect to such Interest Period; or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Interest Rate Adjustment Date” shall mean, with respect to any determination of the Benchmark applicable to any Interest Period, the date that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period (except that the Interest Rate Adjustment Date for the first Interest Period shall be as determined by Lender but not more than two (2) U.S. Government Securities Business Days prior to the date of the Closing Date); provided, however, other than in connection with any Benchmark Replacement Conforming Changes, Lender shall have the one-time right to change the Interest Rate Adjustment Date to any other day of the month upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.4 hereof.

“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for the Lodging Industry, current edition.

“Investor” shall have the meaning set forth in Section 5.1.10(f) hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Lead Lender” shall have the meaning set forth in Section 10.26 hereof.

“Lease Termination Payments” shall mean all payments made to Borrower or Operating Lessee in connection with any termination, cancellation, buyout, surrender, sale or other disposition of any Lease, including any forfeited security deposits or proceeds from a letter of credit that constitute security for a Lease.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Property. As used herein, the term “Lease” shall not include any Operating Lease, any Management Agreement, any Franchise Agreement, or any Hotel Transactions.

“Legal Requirements” shall mean, with respect to each Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or such Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting such Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof in any material respect.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Lender’s Diminution in Value” shall mean any actual diminution in the value of the security interest held by Lender in the Property solely by reason of the presence of Hazardous Materials in, on, above or under the Property, provided that (i) such Hazardous Materials were not disclosed in the Environmental Reports and exist in, on, above or under the Property in violation of the Loan Documents and Environmental Laws, and (ii) accordingly, the Property is then subject to an ongoing material impairment that causes a Material Adverse Effect. Notwithstanding the foregoing, it is expressly agreed and understood that: (x) the definition of “Lender’s Diminution in Value” excludes, without limitation, any diminution in value of the security interest held by Lender in the Property due to any other factors (including, without limitation, market or macro factors) and (y) “Lender’s Diminution in Value” will only be deemed to exist at all (i.e., beyond the value of zero (0)) in the event that such diminution actually causes the value of the security interest held by Lender in the Property to be less than the then-outstanding Debt.

“Lender’s PIP Contribution” means, as of the date upon which the PIP Budget (Initial) is finally determined, an amount equal to the lesser of (a) the Lender’s Target PIP Contribution and (b) the Available Maximum PIP Costs Advance Amount as of such date of determination. For the avoidance of doubt, Lender shall have no obligation to advance funds for PIP Costs in excess of the Available Maximum PIP Costs Advance Amount. The portion of the Lender’s PIP Contribution allocable to each Individual Property (and Borrower’s Total Required PIP Contribution for each Individual Property (the “Maximum PIP Required Equity”)) shall be reasonably agreed by Borrower and Lender and set forth on an updated Schedule XI hereto following both (a) the Change of Control Conversion Date and (b) the modification of each Franchise Agreement for each of the Individual Properties on Schedule XI hereto establishing the PIP Work required by the Franchisor for such Individual Property.

“Lender’s Target PIP Contribution” means, as of the date upon which the PIP Budget (Initial) is finally determined, an amount equal to sixty-five percent (65%) of the PIP Budget (Initial).

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“License Revocation Event” shall mean the denial, revocation or suspension of any License required to operate any Property or any Liquor License maintained by Borrower, Manager, Guarantor, Operating Lessee or any Affiliate of the foregoing with respect to any Property which results in a Material Adverse Effect and/or no longer being permitted to sell liquor at the applicable Property.

“Licensee” shall mean the entities identified as “Licensee” in Schedule XIV attached hereto.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to each Property or any other Collateral, any mortgage, deed of trust, lien, pledge, hypothecation, collateral assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, such Property or any other Collateral, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Line Item” shall mean each category of PIP Costs and each distinct trade or contract within such category, which shall be set forth in the PIP Budget.

“Liquor Authority” or “Liquor Authorities,” as applicable, shall mean the applicable alcoholic beverage commission or other Governmental Authority, responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by Borrower or Operating Lessee in each State, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, individually and collectively, as the context may require, the licenses, permits or other authorization to sell or distribute liquor at each Property identified as “Liquor Licenses” on Schedule XIV attached hereto.

“Liquor License Cooperation Agreement” shall mean, individually and collectively, as the context may require, those certain Agreements Regarding Liquor Licenses, dated as of even date herewith, by Licensee in favor of Lender and acknowledged, consented and agreed to by Borrower.

“LLC Agreement” shall have the meaning set forth in Section 5.1.25(a) hereof.

“Loan” shall mean the Initial Advance Loan and the Future Advance Loan in the aggregate maximum principal amount of the Loan Amount, as the same may be amended, componentized, split or otherwise modified pursuant to the terms hereof.

“Loan Amount” shall mean the maximum amount of Three Hundred Eight Million and 00/100 Dollars ($308,000,000.00).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Lockbox Agreement, the Cash Management Agreement, the Assignment of Interest Rate Cap Agreement, the Assignment of Management Agreement, the Assignment of Parking Management Agreement, Recycled SPE Certificate, the Assignment of Agreements Affecting Real Estate, the Liquor License Cooperation Agreement, the Pledge Agreement, the Recourse Guaranty, the Completion Guaranty, the Required Equity Guaranty, the Operating Lease Subordination Agreement, the Comfort Letters and all other documents evidencing or securing the Loan executed by any Loan Party, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean each of Borrower, Pledgor, Pledgee, Operating Lessee and Guarantor.

“Loan to Value Ratio” shall mean, as of any date, the ratio, as determined by Lender, of (a) the sum of (x) the then-current outstanding principal balance of the Loan, and (y) the remaining unfunded Future Advances Lender is still committed to advance pursuant hereto as of such date, to (b) the Appraised Value of the Property.

“Lockbox Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement dated as of the date hereof by and among MHI TRS Pledgee, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean any Eligible Institution selected by Borrower, subject to Lender’s written approval.

“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, diminutions in value, damages, losses, out-of-pocket costs, out-of-pocket expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense), but excluding any Excluded Damages.

“Major Construction Contracts” shall mean each contract with any Person engaged for the performance of labor or supplying of materials related to construction at any Property, in each case, as to which there is an obligation to pay more than $1,000,000.00.

“Major Lease” shall mean (a) any Lease which (i) together with all other Leases to the same tenant and to all Affiliates of such tenant, covers 5,000 net rentable square feet or more of the total space at an Individual Property, in the aggregate, (ii) provides for a lease term of more than fifteen (15) years including options to renew, (iii) is with an Affiliate of any Loan Party, (iv) contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (v) is entered into during the continuance of an Event of Default, provided, however, that such Lease, to the extent the same does not satisfy any other prongs of the definition of “Major Lease” other than this clause (v), shall cease being a “Major Lease” if and when the triggering Event of Default is cured and (b) any instrument guaranteeing or providing credit support for any lease described in subsection (a) above; provided, further, that Leases which are deemed Major Leases pursuant to clauses (a)(i) or (ii) hereof shall not, in fact, be deemed a “Major Lease” to the extent the same is for a cell tower, courier or delivery service drop box or for restaurant space for which the tenancy is mandated or otherwise approved by the applicable Franchisor.

“Management Agreement” shall mean, individually and/or collectively, as the context may require, each management agreement entered into by and between Operating Lessee and Manager, in each case, pursuant to which the Manager is to provide hotel management and other services with respect to the applicable Property, as each of the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Loan Documents, or, if the context requires, a Replacement Management Agreement with respect to any of the foregoing executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Schulte Hospitality Group, Inc., an Illinois corporation, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Manager’s Working Capital Account” shall have the meaning set forth in Section 5.1.10(g).

“Material Action” shall mean, as to any Person, (i) to the fullest extent permitted by law, to dissolve, wind up or liquidate such Person or engage in or permit any division or (ii) to take any Bankruptcy Action.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, profits, operations or condition (financial or otherwise) of any Loan Party, (b) Borrower’s title to each Property or the value or use of any Property or the operation or occupancy thereof (provided, however, solely the occurrence of market or macroeconomic events or circumstances not specific to a Loan Party or such Individual Property that reduce generally the value of such Individual

Property and other properties similar to such Individual Property shall not be deemed a Material Adverse Effect), (c) Pledgor’s title to the Equity Collateral or the value of the Equity Collateral (provided, however, solely the occurrence of market or macroeconomic events or circumstances not specific to a Loan Party or such Individual Property that reduce generally the value of such Individual Property and other properties similar to such Individual Property shall not be deemed a Material Adverse Effect), (d) the enforceability, validity, perfection or priority of the lien of any Security Instrument, Pledge Agreement or the other Loan Documents, or (e) the ability of any Loan Party to perform their respective material obligations under the Loan Documents to which such Person is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Ground Lease, the Property Documents, the Management Agreement, the Parking Management Agreements, the Major Construction Contracts, the Franchise Agreement, the Operating Lease and the Leases), (i) under which there is an obligation of Borrower to pay more than $500,000 per annum, (ii) the termination of which would have a Material Adverse Effect, or (iii) under which (taken together with all other such contracts under this clause (iii) for an Individual Property) there is an obligation of Borrower to pay more than $500,000 per annum and which is not terminable by Borrower or Operating Lessee upon thirty (30) days’ or less notice without payment of a termination fee.

“Maturity Date” shall mean the Initial Maturity Date, as such date may be extended pursuant to the terms hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Advance Amount” means the maximum principal amount of up to $30,000,000.00, in lawful money of the United States of America, to be advanced to Borrower after the Closing Date pursuant to this Loan Agreement.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum PIP Costs Advance Amount” means the maximum principal amount of up to $30,000,000.00 (as such amount may be reduced pursuant to Section 2.1.2(b)(v) hereof), less any PIP/Preferred Stock Conversion Advances made by Lender pursuant to Section 2.1.2(b)(i)(B) hereof, in lawful money of the United States of America, to be advanced to Borrower pursuant to this Loan Agreement.

“Maximum Preferred Stock Conversion Advance Amount” means the maximum principal amount of up to $15,000,000.00, in lawful money of the United States of America, to be advanced to Borrower pursuant to this Loan Agreement as PIP/Preferred Stock Conversion Advances for the payment of the Merger Consideration in connection with the conversion of Company Preferred Stock (as defined in the Merger Agreement).

“Member” shall have the meaning set forth in Section 5.1.25(a) hereof.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Kingfisher LLC, Sparrows Nest LLC and the Company, dated as of October 24, 2025.

“Merger Consideration” shall mean $2.25 in cash, per Company Common Stock (as defined in the Merger Agreement).

“Mezzanine Borrower” shall mean Sotherly Hotels Mezz LLC, a Delaware limited liability company.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest payments, due under the Mezzanine Note for such period.

“Mezzanine Debt Service Payment Amount” shall mean the quarterly amount of non-default interest due and payable pursuant to the Mezzanine Loan Agreement and the Mezzanine Note.

“Mezzanine Equity Collateral” shall mean the one hundred percent (100%) direct equity ownership interest held by Mezzanine Borrower in Pledgor.

“Mezzanine Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

“Mezzanine Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mezzanine Loan Agreement.

“Mezzanine Foreclosure” shall mean the transfer of the Mezzanine Equity Collateral to Mezzanine Lender or its nominee or designee or any third party in connection with the exercise of Mezzanine Lender’s rights and remedies under the Mezzanine Loan Documents (or assignment in lieu thereof); provided, that, other than for purposes of Section 9.4, such transfer is made in accordance with the applicable terms and conditions of the Intercreditor Agreement.

“Mezzanine Lender” shall mean the owner and holder of the Mezzanine Loan.

“Mezzanine Loan” shall mean that certain loan made by Mezzanine Lender to Mezzanine Borrower on the date hereof pursuant to the Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine Loan Documents.

“Mezzanine Loan Account” shall have the meaning set forth in Section 3.1(b)(viii) hereof.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement dated as of the date hereof between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Mezzanine Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine Loan, including without limitation, the Mezzanine Loan Agreement.

“Mezzanine Note” shall mean that certain Mezzanine Promissory Note dated as of the date hereof given by Mezzanine Borrower to Mezzanine Lender in the principal amount of $45,000,000.00, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Mezzanine Payment Date” shall have the meaning ascribed to the term “Payment Date” in the Mezzanine Loan Agreement.

“Mezzanine PIP Availability Period” shall have the meaning ascribed to the term “PIP Availability Period” in the Mezzanine Loan Agreement.

“Mezzanine PIP Advance” shall have the meaning ascribed to the term “PIP Advance” in the Mezzanine Loan Agreement.

“Mezzanine PIP Reserve Account” shall have the meaning ascribed to the term “PIP Reserve Account” in the Mezzanine Loan Agreement.

“Mezzanine PIP Reserve Funds” shall have the meaning ascribed to the term “PIP Reserve Funds” in the Mezzanine Loan Agreement.

“Mezzanine Release Price” shall have the meaning ascribed to the term “Release Price” in the Mezzanine Loan Agreement.

“MHI TRS Pledgee” shall mean MHI Hospitality TRS, LLC, a Delaware limited liability company.

“MHI TRS II Pledgee” shall mean MHI Hospitality TRS II, LLC, a Delaware limited liability company.

“Monthly Debt Service Payment Amount” shall mean the amount of interest due and payable on each Payment Date, pursuant to the Note and Section 2.2 hereof.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 7.5 hereof.

“Monthly Hotel Pass-Through Income Certificate” shall mean an Officer’s Certificate in a form reasonably satisfactory to Lender in which Borrower shall set forth therein the actual amount of Hotel Pass-Through Income (setting forth in reasonable detail the amount of such Hotel Pass-Through Income in each category) that Borrower or Manager collected and either paid to third parties during, or owed to third parties in respect of, the calendar month that most recently ended prior to such delivery certifying that such information is true and correct in all material respects, together with supporting documentation reasonably satisfactory to Lender evidencing the actual amount of Hotel Pass-Through Income.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Servicing Fees” shall have the meaning set forth in Section 9.3 hereof.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds After Debt Service” shall have the meaning set forth in the Mezzanine Loan Agreement.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall have the meaning set forth in Section 2.5.1(e) hereof.

“Net Worth” shall have the meaning set forth in the Guaranty.

“New Insolvency Opinion” shall mean, a bankruptcy non-consolidation opinion letter delivered to Lender by outside counsel to Borrower that is in form and substance reasonably acceptable to Lender (or the Rating Agencies, as the case may be).

“Note” shall mean individually and/or collectively, as the context may require, Note A-1, Note A-2 and Note A-3.

“Note A-1” shall mean that certain Replacement Promissory Note A-1 of even date herewith in the original principal amount of TWO HUNDRED EIGHTY-EIGHT MILLION AND 00/100 DOLLARS ($288,000,000.00), made by Borrower in favor of Athene, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A-2” shall mean that certain Replacement Promissory Note A-2 of even date herewith in the original principal amount of SEVENTEEN MILLION DOLLARS ($17,000,000.00), made by Borrower in favor of Luxembourg OPM, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A-3” shall mean that certain Replacement Promissory Note A-3 of even date herewith in the original principal amount of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), made by Borrower in favor of Luxembourg Nostro, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“O&M Program” shall mean, with respect to the Property, the asbestos and lead-based paint operations and maintenance program(s) developed by Borrower and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Guarantor, as applicable, which is signed by a Responsible Officer of Borrower Guarantor, as applicable, and in form and substance reasonably acceptable to Lender.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP or an income tax basis, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, utilities, the cost of goods and services obtained by or on behalf of Borrower or Operating Lessee in connection with their operation of the Property including office supplies, paper supplies and cleaning materials, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, association dues, advertising and marketing expenses, franchise fees, management fees and costs reimbursable by Borrower or Operating Lessee to Manager, payroll and related taxes, computer processing charges, operational equipment, legal fees, accounting fees and other advisor fees, the cost of any reservations system or other operational software programs, or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions of Reserve Funds.

“Operating Lease” shall mean, individually and/or collectively, as the context may require, those certain operating leases set forth on Schedule X attached hereto, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time in accordance with the terms hereof.

“Operating Lease Rent” shall mean any rents or other amounts payable to Borrower under any Operating Lease.

“Operating Lease Subordination Agreement” shall mean, individually and/or collectively, as the context may require, those certain operating lease subordination agreements set forth on Schedule X attached hereto, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time in accordance with the terms hereof.

“Operating Lessee” shall mean, individually and collectively, as the context may require, each entity identified as “Operating Lessee” Schedule X attached hereto, together with their respective permitted successors and assigns.

“OpEx Overpayment Amount” shall have the meaning set forth in Section 5.1.10(i) hereof.

“OpEx Underpayment Amount” shall have the meaning set forth in Section 5.1.10(i) hereof.

“Other Charges” shall mean all Ground Rents, maintenance charges, impositions other than Taxes, Hotel Taxes, common charges, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outside Date” shall be the date required to complete a PIP under the respective Franchise Agreement (after giving effect to any available extensions, force majeure, and/or grace periods thereunder, in each case, permitted under the Franchise Agreement), as such date may be extended from time to time with the written consent of the Franchisor (provided, a copy of such written consent shall have been delivered to Lender).

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Paid Hotel Pass-Through Income” shall have the meaning set forth in Section 5.1.10(h) hereof.

“Parking Management Agreement” shall mean, individually and collectively, as the context may require, (x) that certain Valet Parking Service Agreement entered into by and between Hollywood Hotel Associates Lessee LLC and Parking Manager (Doubletree Hollywood) dated as of September 30, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement), or, if the context requires, a Replacement Parking Management Agreement executed in accordance with the terms and provisions of this Agreement and (y) that certain Valet Parking Service Agreement entered into by and between MHI Hospitality TRS, LLC and Parking Manager (Whitehall Houston) dated as of May 1, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement), , or, if the context requires, a Replacement Parking Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Parking Manager (Doubletree Hollywood)” shall mean Valet Management Services, Inc., or, if the context requires, a Qualified Parking Manager appointed in accordance with the terms and provisions of this Agreement.

“Parking Manager (Whitehall Houston)” shall mean For Intown Parking and Limo Services, or, if the context requires, a Qualified Parking Manager appointed in accordance with the terms and provisions of this Agreement.

“Partnership” shall mean Sotherly Hotels LP, a Delaware limited partnership.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively, with respect to each Property, (a) the Liens and security interests created by the Loan Documents or the Mezzanine Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy (or any encumbrance disclosed on the title commitment therefor that is simply omitted, at the request of Lender, but not actually removed or satisfied of record) relating to such Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority, (d) Liens being contested in accordance with the Contest Procedures, (e) any leases for occupancy entered into in accordance with this Agreement, (f) Permitted Equipment Leases, (g) any Franchise Agreements existing and/or hereafter entered into in accordance with this Agreement, (h) any Property Documents existing and/or hereafter entered into in accordance with this Agreement, (i) immaterial easements, immaterial rights of way, immaterial encroachments and other similar immaterial restrictions on the use of real estate, in each case, which do not or would not be reasonably likely to individually or in the aggregate cause a Material Adverse Effect, (j) any security interest of the subject bank created under Applicable Law for amounts owed to it, subject to the terms of the Lockbox Agreement and Cash Management Agreement, as applicable and (k) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the equipment and/or the Personal Property utilized at a Property provided, that, in each case, such equipment leases or similar instruments (i) are entered into on arms-length terms and conditions, (ii) relate to equipment and/or Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s or Operating Lessee’s business and (B) readily replaceable without interference or interruption to the operation of the Property, and (iii) have annual payments not exceeding $75,000.00 in the aggregate per Individual Property.

“Permitted Indebtedness” shall have the meaning set forth in Section 4.1.35(g) hereof.

“Permitted Transfer” shall have the meaning set forth in Section 5.2.10(c) hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Property.

“PIP” shall mean the first property improvement plan from and after the Closing Date required by and set forth in any Franchise Agreement for each of the Individual Properties on Schedule XI hereto.

“PIP/Preferred Stock Conversion Advance” shall have the meaning set forth in Section 2.1.2(b) hereof.

“PIP/Preferred Stock Conversion Advance Deadline” shall mean the Initial Maturity Date.

“PIP Budget” shall mean, individually and/or collectively, as the context may require, with respect to each Property listed on Schedule XI attached hereto, each budget for the PIP Work reasonably approved by Lender as set forth on Schedule XI attached hereto, as the same may hereafter be amended with the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed.

“PIP Budget (Initial)” shall mean the PIP Budget agreed by Borrower and Lender on the date of the initial allocation of the Maximum PIP Required Equity in accordance with the definition of “Lender’s PIP Contribution.”

“PIP Costs” shall mean the total costs and expenses incurred of the PIP Work. For the avoidance of doubt, this definition is not determinative of whether any such costs are permitted to be incurred or funded by Borrower.

“PIP Deficiency” shall have the meaning set forth in Section 5.1.35(e) hereof.

“PIP Deficiency Notice” shall have the meaning set forth in Section 5.1.35(e) hereof.

“PIP Deficiency Payment” shall have the meaning set forth in Section 5.1.35(e) hereof.

“PIP Reserve Account” shall have the meaning set forth in Section 3.1(b)(ix) hereof.

“PIP Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“PIP Work” shall mean the Capital Expenditures for physical improvements relating to each PIP set forth on and more particularly described on Schedule XI attached hereto, as described in each PIP Budget, and in accordance with the respective Franchise Agreement.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101, as modified by section 3(42) of ERISA, or similar law.

“Plans and Specifications” shall mean, the plans and specifications for all PIP Work to be performed, which shall be approved by Lender in its reasonable discretion in writing prior to the initial funding of a PIP/Preferred Stock Conversion Advance for PIP Costs, as the same may be amended, supplemented, revised or otherwise modified from time to time in accordance with the terms and provisions of Section 5.1.35(b) hereof.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, between Pledgor and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledgee” shall mean (a) Sotherly Owner Pledgee, (b) MHI TRS Pledgee, and (c) MHI TRS II Pledgee.

“Pledgee Direct Subsidiaries” shall mean collectively, the entities identified as “Pledgee Direct Subsidiaries” on Schedule IX attached hereto (but excluding any Borrower and/or Operating Lessee).

“Pledgee Subsidiaries” shall mean collectively, the entities identified as “Pledgee Subsidiaries” on Schedule IX attached hereto (but excluding any Borrower and/or Operating Lessee).

“Pledgor” shall mean (a) Sotherly Hotels Mortgage Pledgor LLC, a Delaware limited liability company, as to the Pledgees pursuant to clause (a) of the definition thereof and (b) MHI Hospitality TRS Holdco, LLC, a Delaware limited liability company, as to the other Pledgees.

“Policy” or “Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Preferred Stock Certificates” shall mean, collectively, the Articles Supplementary of the Company establishing and fixing the rights and preferences of (i) the 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock (Series B), (ii) the 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock (Series C), and (iii) the 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock (Series D), in each case as filed with the Maryland State Department of Assessments and Taxation and as amended, restated, supplemented, or otherwise modified from time to time.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1(b) hereof.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Prime Rate Loan” shall mean, the Loan at such time as interest thereon accrues at a rate of interest based upon the Adjusted Prime Rate.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan to a Prime Rate Loan, the difference between (a) the per annum interest rate payable hereunder in respect of a Term SOFR Loan or a Benchmark Replacement Rate Loan, as applicable, determined as of the Interest Rate Adjustment Date for which the applicable Benchmark was last available, minus (b) the Prime Rate on such Interest Rate Adjustment Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Priority Payment Cessation Event” shall mean (a) the acceleration of the Loan as a result of a (x) monetary Event of Default or (y) non-monetary Event of Default that has not been cured with sixty (60) days after the occurrence of such Event of Default, (b) the initiation of (x) judicial or nonjudicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or any portion of any Individual Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.

“Priority Waterfall Payments” shall mean the payments described in Section 3.7(b) (i) through (v), (viii), and (ix), provided, in no event shall any amounts be disbursed to pay any Affiliate Fees (whether the same constitute Operating Expenses or are set forth in the Approved Annual Budget or not) and the disbursements from Reserve Funds.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of or affiliated with a Person listed above.

“Property” shall mean, individually and/or collectively, as the context may require, each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Security Instruments, together with all rights pertaining to the Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property”.

“Property Document” shall mean, individually or collectively, as the context may require, with respect to an Individual Property, any REAs.

“Property Document Event” shall mean any event under a Property Document which would (i) cause a right of first refusal, first offer or any other similar purchase right with respect to an Individual Property to exist in favor of a third party, or (ii) cause a termination of the applicable Property Document or any termination fees to be due that, in each case, could reasonably be likely to cause a Material Adverse Effect to occur at the applicable Individual Property (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents or usage fees, now or hereafter levied or assessed or imposed against each Property or part thereof.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified Manager” shall mean [**********].

“Qualified Parking Manager” shall mean a reputable and experienced professional management organization which manages, together with its Affiliates, parking facilities of a type, quality and size similar to parking facility at the Property.

“Rate Election Notice” shall mean, the written notice of the election by Lender, in its sole discretion, to declare that an “SOFR Transition Event” shall occur, which Rate Election Notice shall designate the applicable Benchmark Replacement Date.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Realpoint and any other nationally-recognized statistical rating agency which has been approved by Lender and has rated the Securities.

“REA” shall mean, individually or collectively, (a) each of the documents or instruments described on Schedule V hereto, and any amendment, restatement, replacement or other modification thereof and (b) any future reciprocal easement or similar agreement affecting the Property entered into after the Closing Date in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Recycled SPE Certificate” shall mean, individually or collectively, as the context may require, those certain Borrower Certifications Regarding Recycled SPE Borrower, each dated as of the date hereof, from each Borrower to Lender.

“Registrar” shall have the meaning set forth in Section 10.27 hereof.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“Reimbursement Contribution” shall have the meaning set forth in Section 10.25(c) hereof.

“REIT” shall mean a “real estate investment trust” as defined under Section 856 of the Code.

“REIT Distributions” shall mean distributions made by the Company to the holders of Company Common Stock (as defined in the Merger Agreement) and Company Preferred Stock (as defined in the Merger Agreement) in order for (i) the Company to satisfy its ninety percent (90%) annual distribution requirement under Section 857(a)(1) of the Code and (ii) avoid the imposition of U.S. federal income and excise taxes under Sections 857(b) and 4981(a) of the Code.

“REIT Distributions Account” shall have the meaning set forth in Section 3.1(b)(xi) hereof.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Date” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Release DY Deficiency” shall have the meaning set forth in Section 2.5.1(e) hereof.

“Release Price” shall mean one hundred ten percent (110%) of the unpaid principal balance of the applicable Allocated Loan Amount.

“Release Property” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“REMIC” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of the Loan.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rents” shall mean, with respect to each Property, all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), Hotel Revenues, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Operating Lessee from any and all sources arising from or attributable to such Property, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the such Property or rendering of services with respect to the Property by Borrower or Operating Lessee and all other items of revenue, receipts or other income as identified in the Uniform System of Accounts for the Lodging Industry, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to the terms hereof. Notwithstanding the foregoing, “Rents” shall not include any security deposits received from tenants until forfeited or applied.

“Replacement Assignment of Interest Rate Cap Agreement” shall mean an assignment of interest rate cap agreement in substantially the form of the Assignment of Interest Rate Cap Agreement.

“Replacement Franchise Agreement” shall have the meaning set forth in Section 5.1.26(d) hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms set forth in Section 2.4.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager or another Person reasonably acceptable to Lender substantially in the same form and substance as the Management Agreement or in form and substance reasonably acceptable to Lender and (b) a subordination of management agreement substantially in the form of the Assignment of Management Agreement (or such other form reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Parking Management Agreement” shall mean, collectively, (a) a parking management agreement that is with a Qualified Parking Manager or another Person reasonably acceptable to Lender substantially in the same form and substance as the Parking Management Agreement or otherwise in form and substance reasonably acceptable to Lender and (b) a subordination of parking management agreement substantially in the form of the Assignment of Parking Management Agreement (or such other form reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Parking Manager at Borrower’s expense.

“Required Closing Equity Amount” shall have the meaning set forth in Section 2.1.5 hereof.

“Required Equity Guaranty” shall mean that certain Required Equity Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Required Notional Amount” shall mean the Loan Amount, provided, however, that in connection with the exercise of an Extension Option, the Required Notional Amount shall be decreased by (a) the amount (determined by Lender in good faith) of any prepayments made pursuant to Section 2.3 hereof including, without limitation, any prepayment made in connection with the release of an Individual Property in accordance with this Agreement or any prepayment made in connection with Borrower’s exercise of an Extension Option and (b) any termination of Lender’s commitments pursuant to Section 2.1.2(b)(iii).

“Required Ratings” shall mean, with respect to the Counterparty (or its credit support provider, if applicable), (a) a long-term unsecured and unsubordinated debt rating or counterparty rating of “A-” from S&P, and (b) a long-term unsecured and unsubordinated debt rating or counterparty rating of “A3” from Moody’s.

“Required Repairs” shall have the meaning set forth in Section 5.1.29 hereof.

“Reserve Fund Deposits” shall mean the amounts required to be deposited by or on behalf of Borrower into the Accounts for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean, collectively, the amounts on deposit in any of the Accounts.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or such other authorized representative of such Person.

“Restoration” shall mean the repair and restoration of any Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean Borrower, Pledgor, Pledgee, Pledgee Direct Subsidiaries, Pledgee Subsidiaries, Operating Lessee, Mezzanine Borrower, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Pledgor, Pledgee, Pledgee Subsidiaries, Operating Lessee, Mezzanine Borrower, any Guarantor, any Affiliated Manager or any non-member manager.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, change in Control, transfer or pledge of a direct or indirect legal or beneficial interest.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1 hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Instrument” shall mean, individually and/or collectively, as the context may require, those certain security instruments set forth on Schedule XII attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. “Security Instrument” shall include any mortgage and security instrument executed and delivered to Lender encumbering the Acquired Forward Property after the Closing Date, but shall not include the Security Instrument of any Individual Property released pursuant to Section 2.5 hereof.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Significant Transferee” shall have the meaning set forth in the definition of “General Transfer Requirements”.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” shall mean, for any Interest Period and the Interest Rate Adjustment Date for such Interest Period, the compounded average of SOFR over a rolling calendar period of thirty (30) days (“30-Day Average SOFR”) on such Interest Rate Adjustment Date, with the rate, or methodology for this rate, and conventions for this rate being established by Lender in accordance with:

(1) the “30-day Average SOFR” published on the SOFR Administrator’s Website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind or any successor or successor page thereto established by the SOFR Administrator (as calculated by Lender and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Rate Adjustment Date such 30-Day Average SOFR has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the SOFR Average has not occurred, then SOFR Average for the related Interest Period will be the 30-Day Average SOFR as published on the SOFR Administrator’s Website on the first preceding U.S. Government Securities Business Day for which such 30-Day Average SOFR was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Rate Adjustment Date; and further provided, that:

(2) if, and to the extent that, Lender determines that 30-Day Average SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Lender giving due consideration to any industry accepted market practice for similar U.S. dollar-denominated adjustable rate commercial mortgage loans and/or commercial mortgage loans similar to the Loan at such time;

provided, further, that if Lender determines that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Lender, then SOFR Average will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall SOFR Average be less than the Floor.

“SOFR Transition Event” shall mean, the occurrence of:

(1) a determination by Lender to convert the Benchmark under the Loan from Term SOFR to the SOFR Average; and

(2) the provision by Lender of a Rate Election Notice to Borrower.

“Sotherly Owner Pledgee” shall mean Sotherly Hotels Owner LLC, a Delaware limited liability company.

“SPE Provisions” shall mean the representations, covenants and other terms and conditions set forth in the Recycled SPE Certificate, Section 4.1.35 and Section 5.1.25 hereof.

“Special Member” shall have the meaning set forth in Section 5.1.25(a) hereof.

“Spread” shall mean three and six-tenths percent (3.60%).

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Strike Rate” shall mean (a) during the period commencing on the Closing Date through and including the Initial Maturity Date, five and one-half percent (5.50%) and (b) during any Extension Period, the lesser of (i) five and one-half percent (5.50%) and (ii) a rate such that the Debt Service Coverage Ratio assuming Debt Service payments at the Benchmark Rate results in a Debt Service Coverage Ratio of not less than 1.15:1.00.

“Substitute Interest Rate Cap Agreement” shall mean an index rate derivative product comparable to the Interest Rate Cap Agreement, which product caps exposure to fluctuations in the Benchmark Replacement, and which otherwise satisfies all of the conditions set forth in Section 2.4 hereof; provided that references in such Section 2.4 and in such Substitute Interest Rate Cap Agreement to Term SOFR (or the then applicable Benchmark) shall be replaced with the Benchmark Replacement; and provided further that the strike rate for such derivative product shall be as determined by Lender as providing a hedge against rising interest rates that is no less beneficial to Borrower and Lender than the Interest Rate Cap Agreement being replaced or required to be purchased, as applicable.

“Supplemental Guarantor” shall mean a Person which (i) intentionally omitted, (ii) owns a direct or indirect equity interest in Borrower; (iii) together with Guarantor, satisfies the Guarantor Financial Covenants (in the aggregate); and (iv) is either (x) Controlled by or under common Control with KWC Management, LLC, a Delaware limited liability company, or (y) an Acceptable Person that is otherwise acceptable to Lender.

“Supplemental Guarantor Conditions” shall mean each of the following conditions with respect to the applicable supplemental guarantor: (i) to the extent such supplemental guarantor is a natural person (and if applicable based on the laws of the State in which such supplemental guarantor resides), shall have delivered to Lender a spousal consent with respect to the documents in the following clause (iii), (ii) intentionally omitted, (iii) shall have executed and delivered to Lender a Recourse Guaranty, Completion Guaranty, Required Equity Guaranty, and Environmental Indemnity in substantially the form and substance of the then-current Recourse Guaranty, Completion Guaranty, Required Equity Guaranty, and Environmental Indemnity or a joinder to each of the foregoing as they already exist agreeing to be jointly and severally liable for all obligations of Guarantor thereunder, (iv) shall have delivered an updated organizational chart and such organizational and authority documents with respect to the Supplemental Guarantor as Lender may request, (v) shall have delivered such opinions of counsel with respect to such Supplemental Guarantor and the documents in the preceding clause (iii), including without limitation, a new Insolvency Opinion, which opinions shall be in form, scope and substance substantially similar to the respective opinions delivered on the Closing Date or otherwise reasonably acceptable to Lender, (vi) Lender shall have received financial statements or other documentation reasonably satisfactory to Lender evidencing compliance with the Guarantor Financial Covenants and (vii) Borrower shall have executed such other modifications to the Loan Documents related to such supplemental guarantor as Lender may reasonably require (including, if applicable, amendments to reflect the change of Control of the Borrower and other factual updates resulting from the change in guarantor). In connection with any such supplementation pursuant to the Supplemental Guarantor Conditions, Borrower shall have paid all of Lender’s costs and expenses incurred in connection with effectuating the Supplemental Guarantor, including, reasonable attorney’s fees and expenses. Acceptance of a Supplemental Guarantor by Lender shall not release any Guarantor being supplemented of any liability under the Guaranty or Environmental Indemnity. Upon Lender’s acceptance of a Supplemental Guarantor, all references in the Loan Documents to the “Recourse Guaranty” shall be deemed to include the Recourse Guaranty executed and delivered to Lender by Supplemental Guarantor, all references in the Loan Documents to the “Completion Guaranty” shall be deemed to include the Completion Guaranty executed and delivered to Lender by Supplemental Guarantor, all references in the Loan Documents to the “Required Equity Guaranty” shall be deemed to include the Required Equity Guaranty executed and delivered to Lender by Supplemental Guarantor, and all references in the Loan Documents to the “Environmental Indemnity” shall be deemed to include the Environmental Indemnity executed and delivered to Lender by Supplemental Guarantor. Notwithstanding the foregoing, in no event shall more than three (3) Persons serving as Guarantor be aggregated for the purposes of determining compliance with the Guarantor Financial Covenants.

“Surety” shall have the meaning set forth in Section 10.25(c)(iv) hereof.

“Survey” shall mean, with respect to each Property, a survey prepared by a surveyor licensed in the State where such Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Premium Account” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Direction Letters” shall mean, collectively, letters, in the form attached hereto as Exhibit A or otherwise in a form and substance reasonably satisfactory to Lender, addressed to each tenant of the Property (and any new tenants with whom Borrower or Operating Lessee, as applicable, enters into Leases after the date hereof for space at the Property in accordance with this Agreement) executed by Borrower or Operating Lessee, as applicable, which letters shall require each tenant to deliver its respective rent (and all other sums owed by such tenant to Borrower or Operating Lessee, as applicable, under the applicable Lease) in accordance with the instructions contained in such letters to the Lockbox Account established with the Lockbox Bank and controlled by Lender to be held by Lender in accordance with this Agreement.

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor of one month on the Interest Rate Adjustment Date (rounded upwards, if necessary, to the nearest 1/1,000 of 1%), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Interest Rate Adjustment Date the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Rate Adjustment Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion.

“Term SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon Term SOFR.

“Term SOFR Rate” shall mean the rate per annum (expressed as a percentage) equal to (a) the Term SOFR, plus (b) the Spread.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Date” shall mean the last day of each fiscal quarter, commencing on June 30, 2026.

“Third Party Reports” shall mean the Title Insurance Policy (which shall be deemed to disclose any encumbrance disclosed on the title commitment therefor that is simply omitted, at the request of Lender, but not actually removed or satisfied of record), the Survey, any property condition report, zoning reports and environmental reports, violation, litigation, judgment and/or lien searches, in each case, received by Lender prior to the Closing Date.

“Title Company” shall mean Nations Land Services, as title agent for Stewart Title Guaranty Company.

“Title Insurance Policy” shall mean, with respect to each Property, individually and collectively, as the context may require, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if such Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Property and insuring the lien of the Security Instrument encumbering such Property.

“Toxic Mold” shall mean Stachybotrys, A. fumigatus, A. flavus, Histoplasma capsulatum, Cryptococcus neoformans or other members of the fungi family that reproduces through the release of spores or the splitting of cells or other means and generate metabolites, mycotoxins and wastes, any of which have been determined by the relevant Governmental Authority to be toxic or to pose a risk to human health.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the applicable Individual Property is located (with respect to fixtures (as defined in the UCC)) or otherwise, the State of New York.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Underwritten Net Operating Income” shall be calculated as follows:

(A) Gross Income from Operations for the trailing twelve (12) month period prior to the date of calculation (provided, for purposes of calculating “Underwritten Net Operating Income”, any revenue or other proceeds received by or otherwise on behalf of Operating Lessee shall not be duplicative of any Gross Income from Operations which otherwise constitutes Operating Lease Rent and is included in the calculation hereof), which such Gross Income from Operations shall be adjusted to (i) include rental income attributable to any Leases under contract which are scheduled to commence in the upcoming three (3)-month period, annualized and (ii) exclude rental income attributable to any tenant (including, without limitation, the tenant under any parking lease), (1) which is the subject of any Bankruptcy Action and for which such Lease is rejected or disaffirmed pursuant to the Bankruptcy Code or other similar law in connection with any Bankruptcy Action, (2) which is in monetary default under its Lease for failure to pay base rent for at least sixty (60) days, (3) that has exercised by written notice its contractual right to not renew or extend, terminate, cancel and/or reject its applicable Lease or whose Lease expires or has a termination option exercisable within the next three (3) months or less of the applicable date of calculation hereunder, or (4) that is an Affiliate of Borrower, minus,

(B) Operating Expenses for the prior twelve (12) months, subject to an adjustment to include (A) Taxes and Insurance Premiums and franchise fees, to the extent not already included in Operating Expenses, (B) known increases or decreases in Taxes, Insurance Premiums and other Operating Expenses (including franchise fees), to the extent not already included in the immediately preceding clause (A), (C) an amount for management fees equal to the greater of (x) actual management fees and (y) assumed management fees in an amount equal to the Approved Management Fee, and (D) an amount for contributions to FF&E Reserve Funds in an amount equal to the greater of (a) actual deposits required to be made to the FF&E Reserve Funds during the succeeding twelve (12) month period and (b) assumed FF&E Reserve Fund contributions in an amount equal to four percent (4.0%) of Gross Income from Operations.

“Unencumbered Liquid Assets” shall have the meaning set forth in the Guaranty.

“Unfunded Future PIP/Preferred Stock Conversion Advance Amount” shall have the meaning set forth in Section 2.1.2(b)(iii) hereof.

“U.S. Government Securities Business Day” shall mean any day except (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purpose of trading in United States government securities.

“U.S. Person” shall mean a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.2.8(e)(ii)(B)(3) hereof.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or any other applicable similar state law.

“Withholding Agent” shall mean any Loan Party and Lender.

“Working Capital Account” shall have the meaning set forth in Section 3.1(b)(vii) hereof.

“Working Capital Amount” shall have the meaning given to such term in the Management Agreement.

“Working Capital Deficiency Deposit Amount” means, as of any Payment Date, an amount equal to the sum of (a) any deficiency in the Working Capital Amount that is required to be deposited by Borrower with Manager pursuant to the Management Agreement and that remains unpaid as of such Payment Date, plus (b) any amounts that the Manager reasonably anticipates will be required to fully fund the Working Capital Amount during the calendar month in which such Payment Date occurs, as reasonably approved by the Lender (provided, that in no event shall the amount deposited pursuant to clause (ii) of Section 3.7(b) with respect to the foregoing clauses (a) and (b) exceed (i) $3,000,000.00 on any Payment Date or (ii) $36,000,000.00 in the aggregate during any calendar year) plus (c) any amounts that the Manager reasonably anticipates will be required to fully disburse to the parties for which it will be collected Hotel Pass-Through Income for the calendar month in which such Payment Date occurs, as reasonably approved by the Lender, as adjusted by the Hotel Pass-Through Income Overpayment Amount for the prior month.

“Yield Maintenance Date” shall mean the eighteenth (18th) Payment Date.

“Yield Maintenance Premium” shall mean, in connection with any whole payment or prepayment of the outstanding principal balance on or prior to the Yield Maintenance Date for which a Yield Maintenance Premium is chargeable to Borrower pursuant to this Agreement, an amount equal to the product of the following, but without duplication of any other amounts payable by Borrower in connection therewith including, without limitation Breakage Costs: (a) the amount of such prepayment, multiplied by (b) the quotient obtained by dividing the Assumed Interest Rate by 360, multiplied by (c) the number of calendar days that occur in the period commencing on the date such prepayment occurs and ending on and including the Yield Maintenance Date. As used in this definition, “Assumed Interest Rate” shall mean an annual interest rate equal to the non-Default Rate Interest Rate in effect at the time of such prepayment, but the Benchmark portion of such Interest Rate being calculated using the “forward curve” for the applicable Benchmark (or, if the Adjusted Prime Rate is in effect, for the Prime Rate) then in effect as promulgated by Chatham Financial, or, if such forward curve is not available from Chatham Financial, then the forward curve then in effect as promulgated by a reputable Person reasonably chosen by Lender (provided that such forward curve is commonly utilized by market participants in commercial real estate lending for such purpose).

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references in this Agreement and each other Loan Document to Borrower taking any action, or refraining from taking any action, shall mean, if applicable, that Borrower shall cause or permit Operating Lessee to take such action or refrain from taking such action, as the case may be.

ARTICLE II. GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Disbursement to Borrower.

(a) Initial Advance of Loan Amount. On the Closing Date, Lender shall make an initial advance of a portion of the Loan Amount in the amount of the Initial Advance.

(b) PIP/Preferred Stock Conversion Advances.

(i) Subject to Section 2.1.2(b)(iii) below, upon satisfaction of the following conditions, on or before the PIP/Preferred Stock Conversion Advance Deadline, and following Borrower’s written request pursuant to the terms hereof, Lender shall make disbursements of the Loan to Borrower (each, a “PIP/Preferred Stock Conversion Advance”) on any Business Day (provided that PIP/Preferred Stock Conversion Advances made under this Section 2.1.2(b)(i)(A) shall be not be made more than once per calendar month and not more than once within a ten (10)-day period), in the aggregate amount of up to the Maximum Advance Amount:

(A) to the extent the PIP/Preferred Stock Conversion Advance is for the purpose of paying for PIP Costs to extent set forth in the PIP Budget:

(1) Lender shall have no obligation to make any PIP/Preferred Stock Conversion Advances related to PIP Costs (x) on or prior to the date that is (I) sixty (60) days from the date hereof or (II) the date the PIP Budget (Initial) has been finalized in accordance with this Agreement or (y) on or after the PIP/Preferred Stock Conversion Advance Deadline;

(2) At least ten (10) days prior to the date on which a PIP/Preferred Stock Conversion Advance is requested to be disbursed, Borrower shall submit to Lender a request for such PIP/Preferred Stock Conversion Advance, constituting Lender’s share (as set forth below) of the PIP Costs to be incurred by Borrower (provided such PIP/Preferred Stock Conversion Advance shall not be payment of PIP Costs that will be paid out of any Reserve Funds) on Lender’s form of draw request attached hereto as Exhibit E (the “Draw Request Form”), together with (1) an Officer’s Certificate certifying as to the PIP Costs to be paid from the requested PIP/Preferred Stock Conversion Advance and certifying that the applicable PIP Work that was the subject of any prior PIP/Preferred Stock Conversion Advance request has been completed in a lien-free manner, in accordance with all applicable Legal Requirements and Environmental Laws, (2) copies of invoices and cancelled bank checks corresponding to such invoices for the costs for PIP Work actually incurred by Borrower or Operating Lessee or such other evidence reasonably acceptable to Lender and evidencing the expected payment of such costs for PIP Work, and (3) lien waivers reasonably acceptable to Lender to the extent (x) not previously delivered to Lender and (y) $500,000.00 in the aggregate shall have been advanced with respect to such Individual Property since delivery to Lender of the last lien waivers, from all persons or entities in contract with Borrower for contracts in excess of $500,000.00 in the aggregate performing labor for, or supplying materials relating to PIP Costs that were the subject of such prior PIP/Preferred Stock Conversion Advances;

(3) No monetary Default or Event of Default shall be continuing (A) on the date of the request for such PIP/Preferred Stock Conversion Advance and (B) on the date such PIP/Preferred Stock Conversion Advance is actually made;

(4) Borrower shall not submit a request for, and Lender shall not be required to make, more than one (1) PIP/Preferred Stock Conversion Advance during any calendar month;

(5) No request for a PIP/Preferred Stock Conversion Advance (other than the final PIP/Preferred Stock Conversion Advance) shall be in an amount less than $100,000.00, except in connection with the final PIP/Preferred Stock Conversion Advance with respect to such Individual Property;

(6) Borrower shall be responsible for all actual third-party costs associated with the reasonable inspection or verification of construction of all PIP Work associated with the request for the PIP/Preferred Stock Conversion Advance and Borrower shall pay, as part of any such PIP/Preferred Stock Conversion Advance, all of the costs and expenses actually incurred by Lender and requested of Borrower in writing, including reasonable out-of-pocket attorneys’ fees and expenses, in connection with the proposed PIP/Preferred Stock Conversion Advance or any prior PIP/Preferred Stock Conversion Advance which remain unpaid;

(7) If requested by Lender, Borrower shall have furnished to Lender a title insurance endorsement or dated down policy, insuring the continued first lien of the Security Instrument reflecting no additional exceptions from coverage since the date of the Security Instrument (other than Permitted Encumbrances), which endorsement or dated down policy shall be reasonably satisfactory to Lender in form and substance; provided, however, that Lender shall only be entitled to request such endorsement or dated down policy from Borrower to the extent that (x) the Property for which the endorsement or dated down policy is requested is subject to the then current PIP/Preferred Stock Conversion Advance, (y) the PIP/Preferred Stock Conversion Advances made toward such Property since the date of the last title insurance endorsement delivered for such Property exceed $500,000.00 in the aggregate and (z) Lender has not already received an endorsement or dated down policy with respect to such Property;

(8) Borrower shall provide Lender with evidence that the requested PIP/Preferred Stock Conversion Advance will be or has been funded with Acceptable Equity Sources by Borrower (which equity contributions shall have been funded prior to or concurrent with Lender making its applicable PIP/Preferred Stock Conversion Advance), such that all PIP Costs will be funded by Lender and by Borrower in accordance with their Funding Percentages to the extent in accordance with the PIP Budget (provided, Borrower may fund all or any portion of its funding percentage with Mezzanine PIP Reserve Funds);

(9) Lender shall have received evidence reasonably acceptable to Lender that the notional amount under the Interest Rate Cap Agreement (taking into account the requested PIP/Preferred Stock Conversion Advance) is equal to or greater than the Required Notional Amount;

(10) Borrower shall have complied with Sections 5.1.35 and 5.1.36, including, without limitation, that no PIP Deficiency shall then exist;

(11) The PIP/Preferred Stock Conversion Advance for the related PIP Costs which is the subject of the request, together with all prior PIP/Preferred Stock Conversion Advances related to PIP Costs, in each case to the extent funded by Future Advances, shall not exceed the Maximum PIP Costs Advance Amount; and

(12) Borrower shall provide such other documentation in Borrower’s possession or control as reasonably requested by Lender.

(B) to the extent the PIP/Preferred Stock Conversion Advance is for the payment of the Merger Consideration in connection with the conversion of Company Preferred Stock (as defined in the Merger Agreement):

(1) Lender shall have no obligation to make any PIP/Preferred Stock Conversion Advances related to the conversion of the Company Preferred Stock (as defined in the Merger Agreement) into Company Common Stock (as defined in the Merger Agreement) at any time following the Change of Control Conversion Date;

(2) On or within two (2) Business Days of the Change of Control Conversion Date (but in all events at least ten (10) days prior to the date on which a PIP/Preferred Stock Conversion Advance is to be disbursed), Borrower shall submit to Lender a request for such PIP/Preferred Stock Conversion Advance, in an amount equal to Lender’s share (as set forth below) of the Merger Consideration to be paid by Borrower into the Preferred Stock Payment Fund (as defined in the Merger Agreement) on the Draw Request Form, together with (1) an Officer’s Certificate certifying as to amounts of the Company Preferred Stock (as defined in the Merger Agreement) converting into Company Common Stock (as defined in the Merger Agreement) and the total Merger Consideration being paid in connection therewith, (2) copies of the Preferred Certificate (as defined in the Merger Agreement) being canceled, and (3) evidence, reasonably acceptable to Lender, that the Paying Agent (as defined in the Merger Agreement) has paid, or simultaneously with the PIP/Preferred Stock Conversion Advance, will pay, to the applicable holder of the Cancelled Preferred Stock (as defined in the Merger Agreement), the applicable Merger Consideration;

(3) No monetary Default or Event of Default shall be continuing (A) on the date of the request for such PIP/Preferred Stock Conversion Advance and (B) on the date such PIP/Preferred Stock Conversion Advance is actually made;

(4) Borrower shall not submit a request for, and Lender shall not be required to make, more than one (1) PIP/Preferred Stock Conversion Advance relating to the conversion of the Company Preferred Stock (as defined in the Merger Agreement) into Company Common Stock (as defined in the Merger Agreement);

(5) intentionally omitted;

(6) If requested by Lender, Borrower shall have furnished to Lender a title insurance endorsement or dated down policy, insuring the continued first lien of the Security Instrument reflecting no additional exceptions from coverage since the date of the Security Instrument (other than Permitted Encumbrances), which endorsement or dated down policy shall be reasonably satisfactory to Lender in form and substance;

(7) Borrower shall provide Lender with evidence that the requested PIP/Preferred Stock Conversion Advance will be or have been funded with non-borrowed cash equity contributions (i.e., not otherwise secured by the Property or a direct or indirect interest therein or a direct or indirect interest in Borrower) (which equity contributions shall have been funded prior to or concurrent with Lender making its applicable PIP/Preferred Stock Conversion Advance) and/or Mezzanine PIP Advances, such that the total amount of the Merger Consideration due will be funded sixty-five percent (65%) by Lender and thirty-five percent (35%) funded by a combination of Mezzanine Lender and Borrower;

(8) Lender shall have received evidence reasonably acceptable to Lender that the notional amount under the Interest Rate Cap Agreement (taking into account the requested PIP/Preferred Stock Conversion Advance) is equal to or greater than the Required Notional Amount;

(9) The PIP/Preferred Stock Conversion Advance for the related the conversion of Company Preferred Stock (as defined in the Merger Agreement), shall not exceed the Maximum Preferred Stock Conversion Advance Amount; and

(10) Borrower shall provide such other documentation in Borrower’s possession or control as reasonably requested by Lender.

(ii) Each PIP/Preferred Stock Conversion Advance disbursed pursuant to and in accordance with this Agreement shall be considered an advance of the Loan Amount and an addition to the balance of the PIP/Preferred Stock Conversion Advance portion of the Loan, shall be added to the unpaid principal balance of the Loan as of the day such advance is made for purposes of Borrower’s payment obligations under this Agreement, and repayment thereof, together with interest thereon, shall be secured by the Security Instrument and other collateral given for the Loan.

(iii) On the PIP/Preferred Stock Conversion Advance Deadline, in the event all PIP/Preferred Stock Conversion Advances funded as of the PIP/Preferred Stock Conversion Advance Deadline are in an aggregate amount less than the Maximum Advance Amount, Lender shall, in Lender’s sole discretion, either (A) deposit the remaining unfunded portion of the Maximum Advance Amount (the “Unfunded Future PIP/Preferred Stock Conversion Advance Amount”) into the PIP Reserve Account, to be disbursed upon the satisfaction of the conditions set forth in this Section 2.1.2(b)(i)(A) (other than subsections (1), (7) and (9), which shall not apply) for the making of PIP/Preferred Stock Conversion Advances (and the Unfunded Future PIP/Preferred Stock Conversion Advance Amount shall be deemed to have been advanced on the date such amounts are transferred to the PIP Reserve Account) or (B) terminate Lender’s commitment to fund any Unfunded Future PIP/Preferred Stock Conversion Advance Amount, provided, in no event (x) shall Lender terminate the commitments with respect to any PIP Work that has been commenced and has not been Completed or with respect to any PIP Work that has not been Completed and that is required to be Completed pursuant to any Franchise Agreement and (y) shall Lender deposit the any portion of the Unfunded Future PIP/Preferred Stock Conversion Advance Amount that Borrower elects not to receive with respect to any PIP Work which has been Completed (or such amounts are not necessary to achieve such Completion) or which is not required to be Completed pursuant to any Franchise Agreement.

(iv) Intentionally Omitted.

(v) Notwithstanding anything to the contrary herein, upon the release of a Release Property in accordance with Section 2.5 hereof, the Maximum Advance Amount shall be reduced by the amount of the unadvanced portion of the Maximum Advance Amount allocated to such Release Property.

(c) Alba Advances.

(i) Subject to the following terms and conditions, on or prior to the Alba Advance Deadline, Lender shall make one disbursement (the “Alba Advance”) of the Alba Advance Amount:

(A) Borrower shall submit to Lender a request for an Alba Advance (the “Alba Advance Notice”) at least ten (10) days prior to the date on which a Alba Advance is requested to be funded.

(B) No Event of Default shall be continuing (1) on the date of the request for such Alba Advance Notice and (2) on the date of the Alba Advance.

(C) Lender shall fund the Alba Advance simultaneously with Borrower’s satisfaction of the conditions set forth in this Section 2.1.2(c):

(1)	Lender’s reasonable determination that the Alba Existing Debt Release Conditions have been satisfied in full.

(2)

Alba Property Owner shall have delivered to Lender (x) an executed copy of the Contribution Agreement and (y) a certificate, executed by a duly authorized officer of Borrower, certifying that the contribution of the membership interests in Alba Property Owner to Sotherly Owner Pledgee and the contribution of the membership interests in Alba Operating Lessee to MHI TRS Pledgee does not result in any adverse federal, state, or local tax consequences to Borrower, Pledgor, Sotherly Owner Pledgee, MHI TRS Pledgee, Alba Operating Lessee and/or Alba Property Owner, except to the extent the same is paid simultaneously with such contribution (and, if applicable, Lender receives reasonably evidence of such payment).

(3)	intentionally omitted.

(4)	intentionally omitted.

(5)	Intentionally omitted.

(6)

If the then current Interest Rate Cap Agreement would not satisfy the requirements set forth in Section 2.4 hereof following the Alba Advance, Borrower shall have modified the existing Interest Rate Cap Agreement to provide, or entered into a Replacement Interest Rate Cap Agreement meeting the requirements set forth in Section 2.4 hereof with, a notional amount equal to not less than the Allocated Loan Amount for the Properties, including the Forward Property.

(7)

Borrower and Guarantor shall have executed, acknowledged and delivered to Lender a joinder to the Loan Documents in form and substance reasonably satisfactory to Lender and Borrower (which joinder shall account for any conditions and requirements specific to the Acquired Forward Property and Guarantor shall execute a reaffirmation of its obligations under the Recourse Guaranty, the Completion Guaranty, the Required Equity Guaranty and Environmental Indemnity thereunder), a security instrument in form and substance substantially similar to the Security Instrument (a “Forward Security Instrument”) for the Forward Property, an assignment of leases and rent in form and substance substantially similar to the Assignment of Leases (“Assignment of Leases), a UCC-1 Financing Statement to be

filed in the state of incorporation of the Alba Property Owner encumbering all the assets of Alba Property Owner, if necessary, a UCC-1 Financing Statement to encumber the Forward Property, a Recycled SPE Certificate in form and substance substantially similar to the Recycled SPE Certificate (collectively, the “Forward Loan Documents”) and evidence that the one hundred percent (100%) membership interest in Alba Property Owner and its associated Operating Lessee is indirectly secured by the Pledge Agreement, and such Operating Lessee shall have executed, acknowledged and delivered to Lender an assignment of leases in form and substance substantially similar to the Assignment of Leases executed by Operating Lessee and an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement.

(8)

Lender shall have received a title insurance policy in substantially the same form as attached hereto as Exhibit G, from the Title Company (or an irrevocable commitment to issue such title insurance policy as of the Alba Advance) insuring the Lien of the applicable Security Instrument encumbering the Forward Property in an amount equal to the Allocated Loan Amount for the Forward Property and, to the extent available in the applicable jurisdiction, a tie-in endorsement in connection with the Properties then owned by Borrower, issued by the Title Company that issued the title insurance policies insuring the Lien of the existing Security Instrument. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid in full or will be paid contemporaneously with the funding of the Alba Advance. For the avoidance of doubt, Nations Land Services will provide co-insurance for fifty percent (50%) of each title insurance policy issued in connection herewith or will be compensated an economic equivalent in the form of a commercial coordination fee at the same percentage rate as the commercial coordination fee paid in connection with the Initial Advance.

(9)	Lender shall have received a survey for the Forward Property in substantially the same form as the survey attached hereto as Exhibit H.

(10)

Lender shall have received valid certificates of insurance indicating that the policies of insurance covering the Forward Property complies with the insurance requirements set forth in Section 6.1 hereof.

(11)	Lender shall have received a Phase I environmental report in substantially the same form as the Phase I described on Exhibit I attached hereto.

(12)

Lender shall have received an opinion of counsel (which opinions shall in each case be in form and substance substantially similar to the corresponding opinions delivered in connection with the Initial Advance or otherwise reasonably acceptable to Lender, and in each case subject to customary qualifications and exceptions) covering enforceability of the Forward Loan Documents, authority of Alba Property Owner to enter such Forward Loan Documents and any other Loan Documents executed in connection therewith.

(13)	intentionally omitted.

(14)

Borrower shall pay (or may have deducted from the applicable Alba Advance) on or prior to the Alba Advance all of the out-of-pocket costs and expenses actually incurred by Lender or otherwise due and payable in connection with the Alba Advance, including reasonable out-of-pocket attorneys’ fees and expenses actually incurred and all recording charges, filing fees, taxes or other similar expenses actually incurred (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes).

(15)	intentionally omitted.

(16)	intentionally omitted.

(17)

Borrower shall have deposited with Lender an amount equal to the positive difference, if any, of (i) all costs required to defease the portion of the Alba Existing Debt to be defeased in accordance with this Agreement less (ii) the Alba Advance.

(18)

Borrower shall have deposited, or shall deposit (or may have deducted from the applicable Alba Advance) in connection with the Alba Advance and/or Forward Property Tax and Insurance Deposit (if any), in connection with the Alba Advance.

(ii) The Alba Advance disbursed pursuant to this Agreement shall be considered an advance of the Loan and shall be added to the unpaid principal balance of the Loan as of the day the Alba Advance is made for purposes of Borrower’s payment obligations under this Agreement, and repayment thereof, together with interest thereon, shall be secured by the Security Instruments and other collateral given for the Loan.

(iii) Following the Alba Advance Deadline Lender shall have no obligation to make any Alba Advances.

(iv) Notwithstanding anything to the contrary in any Loan Document, prior to the date of the Alba Advance and defeasance of the Alba Existing Debt, (x) the Alba Property Owner and Alba Operating Lessee shall have no obligations under or liability pursuant to the Loan Documents, and the Loan shall not be directly or indirectly secured by the Alba Property or any other Collateral specifically allocable thereto and (y) any reference to terms defined collectively with the inclusion of the Alba Property and the Persons and documentation related thereto shall be read such that the Alba Property and applicable Persons and documentation are excluded. For example, terms including, without limitation, Assignment of Leases, Borrower, Franchise Agreement, Liquor License, Loan Documents, Management Agreement, Property, Operating Lease, Operating Lessee, PIP Budget, Pledgee Direct Subsidiaries, Pledgee Subsidiaries, Property Document, Security Instrument and Title Insurance Policy shall be deemed to exclude the Alba Property and all Persons and documentation related thereto.

(d)	No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Security Instrument and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) acquire the Company, (b) make the Initial Deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (c) pay costs and expenses incurred in connection with the closing of the Loan including, without limitation, the purchase of the Interest Rate Cap Agreement and Debt Service for the Initial Interest Period, as approved by Lender, (d) fund any working capital requirements of the Property, (e) pay Lender’s share of the PIP Costs, (f) repay and discharge any existing loans relating to any Property, and/or (g) pay for Lender’s share of the conversion of Company Preferred Stock (as defined in the Merger Agreement) into Company Common Stock (as defined in the Merger Agreement),each in accordance with the express terms and conditions set forth in this Agreement. The balance, if any, shall be distributed to Borrower.

2.1.5 Required Equity Funds.

On or prior to the Closing Date, Lender shall have received evidence that (i) indirect investors of Borrower have, collectively, contributed at least 154,000,000.00 in non-borrowed cash equity (which amount may include up to $99,000,000 of the existing perpetual preferred stock (the “Required Closing Equity Amount”) to Borrower and such amounts have been invested in the Closing Properties, and (ii) the Required Closing Equity Amount shall remain invested in the Closing Properties as of the Closing Date.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payments.

(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the Maturity Date at the Interest Rate. Borrower shall make a payment to Lender of interest only on the date hereof for the Initial Interest Period from Loan proceeds. Commencing on the Payment Date occurring in April 1, 2026 and continuing on each Payment Date thereafter, through and including the Maturity Date, Borrower shall pay consecutive monthly payments of interest only, at the Interest Rate (determined as of the immediately preceding Interest Rate Adjustment Date), based on principal and other amounts outstanding (on an average daily basis) during the Interest Period ending immediately prior to such Payment Date.

(b) Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each (each, an “Extension Period”) to (x) the Payment Date occurring in March 1, 2030, and (y) the Payment Date occurring in March 1, 2031 (each such date, the “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(ii) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than thirty (30) days prior to the then applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such election at any time before the applicable Maturity Date, provided that (x) Lender receives such notice of revocation prior to the applicable Maturity Date and (y) Borrower pays Lender all actual-out of pocket costs and expenses incurred by Lender in connection with such extension notice, including Breakage Costs;

(iii) Borrower shall purchase prior to commencement of such Extension Period, one or more Replacement Interest Rate Cap Agreements (and deliver a Borrower executed Replacement Assignment of Interest Rate Cap Agreement with respect thereto), which Replacement Interest Rate Cap Agreements shall (x) be effective for the period commencing on the first day of such Extension Period, and ending not earlier than the next succeeding Extended Maturity Date and (y) have a notional amount not less than the Required Notional Amount as of the first day of the applicable Extension Period;

(iv) in connection with each Extension Option, Borrower shall have delivered to Lender as of the commencement of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to Lender certifying that each of the representations and warranties of Borrower contained in Section 4.1 is true, complete and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct as a result of the passage of time;

(v) in connection with the exercise of the applicable Extension Option, Borrower shall have paid to Lender the Extension Fee on the Initial Maturity Date or the first Extended Maturity Date, as applicable;

(vi) (A) with respect to the first Extension Option, the Debt Yield as of the Initial Maturity Date shall be equal to or greater than eleven percent (11.00%) and (B) with respect to the second Extension Option, the Debt Yield as of the first Extended Maturity Date shall be equal to or greater than twelve and one-half percent (12.50%); provided, that, in each case, (x) Debt Yield shall be calculated using the quarterly financial reporting delivered to Lender for the third (3rd) (unless Borrower actually delivers early reporting in respect of the fourth (4th) fiscal quarter preceding such then-scheduled Maturity Date (the “Quarter of Measurement”) of the fiscal year immediately prior to the one in which the applicable Extension Option is being exercised and (y) Borrower shall have the right to repay a portion of the outstanding principal balance of the Loan as of the Initial Maturity Date or the first Extended Maturity Date, as applicable, in accordance with

Section 2.3.1 (but without any advance notice requirement), in the aggregate amount necessary to satisfy the applicable Debt Yield, which repayment amount shall be calculated in Lender’s sole but good faith absolute discretion and communicated to Borrower no later than ten (10) days after the later of (A) Borrower’s notice of its intent to exercise the then applicable Extension Option and (B) Borrower’s delivery of quarterly financial reporting for any Quarter of Measurement;

(vii) with respect to each Extension Option, the Debt Service Coverage Ratio as of the Initial Maturity Date or first Extended Maturity Date, as applicable, shall be equal to or greater than 1.20:1.00; provided, that, in each case, (x) Debt Yield shall be calculated using the quarterly financial reporting delivered to Lender for the Quarter of Measurement and (y) in each case, Borrower shall have the right to repay a portion of the outstanding principal balance of the Loan in accordance with Section 2.3.1 (but without any advance notice requirement), in the aggregate amount necessary to satisfy the applicable Debt Service Coverage Ratio requirements, which repayment amount shall be calculated in Lender’s sole but good faith discretion and communicated to Borrower no later than ten (10) days after the later of (A) Borrower’s notice of its intent to exercise the then applicable Extension Option and (B) Borrower’s delivery of quarterly financial reporting for any Quarter of Measurement;

(viii) other than the balloon principal payment, all amounts due and payable to Lender pursuant to this Agreement or the other Loan Documents as of the Initial Maturity Date or the first Extended Maturity Date, as applicable, and all costs and expenses of Lender, including fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the term shall have been paid in full, provided the same were communicated to Borrower no later than ten (10) Business Days prior to the then-scheduled Maturity Date;

(ix) with respect to any PIP Work, Completion of the same by the date which is the later of the then applicable Maturity Date or the date by which Completion is required pursuant to the applicable Franchise Agreement (giving effect to permissible force majeure thereunder, but without giving effect to any extension of such deadline not approved by Lender);

(x) each Guarantor continues to comply with the Guarantor Financial Covenants contained in the Loan Documents to which such Guarantor is a party, and, if required by Lender, each Guarantor has provided to Lender a reaffirmation pursuant to which such Guarantor reaffirms all of its obligations under each Loan Document to which such Guarantor is a party in a form reasonably acceptable to Lender; and

(xi) for the second Extension Option only, the Mezzanine Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine Loan Agreement.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date hereunder.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(c) Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) Business Days prior written notice to Borrower, to change the Payment Date to a different calendar day (provided that the Interest Period shall similarly be adjusted to commence on calendar day of the new Payment Date and end on the calendar day prior to the new Payment Date) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence all such changes, but the failure of Borrower to exercise such amendment shall not affect the effectiveness of any change for which Lender has so notified Borrower.

(d) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

(e) Such payments shall be applied pro rata and pari passu to Note A-1, Note A-2, and Note A-3, respectively.

2.2.2 Interest Calculation.

Interest on the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate equal to the Interest Rate divided by three hundred sixty (360) by (c) the average daily outstanding principal balance of the Loan during the applicable period for which the calculation is being made.

2.2.3 Interest Rate.

(a) Generally. Interest on the outstanding principal balance of the Loan and all other amounts payable hereunder shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b) Determination of Interest Rate.

(i) The Interest Rate with respect to the Loan shall be the Benchmark Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (x) a Term SOFR Loan to a Benchmark Replacement Rate Loan or (y) a Benchmark Replacement Rate Loan accruing interest at a rate based upon the then-current Benchmark to a Benchmark Replacement Rate Loan accruing interest at a rate based upon the applicable Benchmark Replacement for the then-current Benchmark, but the Loan may otherwise be converted in accordance with this Section 2.2.3(b).

(ii) Lender shall determine the Interest Rate pursuant to the provisions hereof, and each such determination of the Interest Rate by Lender in accordance with provisions hereof shall be conclusive and binding absent manifest error.

(iii) Subject to the terms and conditions hereof, the Loan shall be a Term SOFR Loan and interest shall accrue on the outstanding principal amount of the Loan at the Benchmark Rate for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate in accordance with the provisions hereof shall be conclusive and binding upon Borrower and Lender for all purposes, absent manifest error.

(c) Benchmark Replacement Settling.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement or interest rate cap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.2.3(c)), if a Benchmark Replacement Date shall have occurred, then, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting, and the Loan shall be converted to a Benchmark Replacement Rate Loan, at or after 5:00 p.m. (New York City time) on the second (2nd) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of Borrower; provided, however, if the Benchmark Replacement Date occurs on the same day as the Interest Rate Adjustment Date, the Benchmark Replacement will be deemed to have occurred for such determination.

(ii) Benchmark Replacement Conforming Changes. In connection with use, administration, adoption or implementation of a Benchmark or any Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iii) Benchmark Unavailability Period; Unavailability of Tenor of Benchmark. During a Benchmark Unavailability Period, the Benchmark shall be the Prime Rate and the Loan shall be converted to a Prime Rate Loan. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed.

(iv) Consistent Application. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Lender’s actions taken pursuant to this Section 2.2.3(c) and its determination of the Benchmark Replacement, any Benchmark Replacement Adjustments, any Benchmark Replacement Conforming Changes shall be generally consistent with such actions generally being implemented by Lender and its Affiliates as a replacement to the then current Benchmark across their commercial real estate loan portfolio for similarly situated borrowers and loans.

(d) Increased Costs. If as a result of any Change in Law or compliance of Lender therewith, Lender or the Person Controlling Lender shall be subject to (i) any Tax of any kind on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any Person Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to Benchmark-based (or Benchmark Replacement-based) interest rates is imposed on Lender or any Person Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any Person Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any Person Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that Borrower will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any Person Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.2.3(d), Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. If Lender is advised by counsel chosen by it that the payment by Borrower of any amounts described in this Section 2.2.3(d) would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than one hundred twenty (120) days, declare the Obligations immediately due and payable; provided, however, that no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.2.3(d). For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Lender’s actions taken pursuant to this Section 2.2.3(d) and its determination of Increased Costs shall be generally consistent with such determinations generally being implemented by Lender and its Affiliates across their commercial real estate loan portfolio for similarly situated borrowers and loans.

(e) Indemnity. Borrower agrees to promptly indemnify Lender and to hold Lender harmless from any Breakage Costs.

2.2.4 Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest thereon, any Yield Maintenance Premium, and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents, including, without limitation, if the Maturity Date has been accelerated in accordance with this Agreement, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the accelerated Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date). Such payments shall be applied pro rata and pari passu to Note A-1, Note A-2, and Note A-3, respectively.

2.2.5 Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date of the underlying Event of Default without regard to any grace or cure periods contained herein, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default.

2.2.6 Late Payment Charge.

If any principal (other than the balloon payment on the Maturity Date), interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon written demand therefor an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, provided that no payment shall be subject to such additional charge to the extent that all conditions for payment of such sum from the Accounts had been satisfied and Lender failed to cause the release of such sum from the Accounts pursuant to the terms of this Agreement. Any such amount payable pursuant to this Section 2.2.6 shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7 Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.2.8) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. Borrower and Operating Lessee shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.

(c) Indemnification. Borrower shall indemnify Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.8) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower or Operating Lessee to a Governmental Authority pursuant to this Section 2.2.8, Borrower and Operating Lessee, as applicable, shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Status of Lenders.

(i) In the event Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.8(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) Lender shall deliver to Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of Borrower) executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(B) if Lender becomes a Foreign Lender, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, whichever of the following is applicable):

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (x) a certificate in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, which shall be in the form attached hereto as Exhibit C-1 (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in the form of Exhibit C-2 or Exhibit C-3 attached hereto. IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 attached hereto on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.8 (including by the payment of additional amounts pursuant to this Section 2.2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.2.8(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.2.8(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.2.8(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.2.8 shall survive any assignment of rights by, or the replacement of, Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments.

Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may, at its option, prepay the Loan in whole (but not in part, except to the extent such prepayment in part is otherwise expressly permitted herein), upon satisfaction of the following conditions:

(a) Other than in connection with any voluntary prepayment pursuant to Section 2.5 hereof, no Event of Default shall have occurred and be continuing;

(b) Borrower shall provide prior written notice to Lender (which notice may be rescinded, revoked or modified, provided that (i) a written notice of such rescission, revocation or modification, as applicable, is received by Lender prior to the intended Prepayment Date specified in such notice and (ii) Borrower pays any and all actual costs and expenses (including, without limitation, any Breakage Costs) incurred by Lender in reliance of such notice) specifying the date upon which the prepayment is intended to be made (the actual date of prepayment, the “Prepayment Date”), which notice shall be delivered to Lender not less than twenty (20) days prior to such payment and shall not be required in connection with any prepayment made pursuant to Section 2.2.1(b);

(c) Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Prepayment Date; (ii) in addition to the payment required in clause (i) above, an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment; (iii) the Yield Maintenance Premium, if the Prepayment Date is a date prior to the Yield Maintenance Date (it being agreed that no Yield Maintenance Premium shall be due (x) with respect to prepayments occurring on Prepayment Dates on or after the Yield Maintenance Date or, (y) provided no Event of Default is continuing, for any prepayments made in the case of a Debt Yield Cure or DSCR Cure or (z) for any prepayments made under Sections 2.5.1(e) or 6.4), (iv) all Breakage Costs and (v) all other sums then due under this Agreement, the Note or the other Loan Documents;

(d) Subject to all the requirements set forth in this Section 2.3.1, Borrower shall be permitted to make a prepayment of the Loan in part pursuant to (i) Section 2.2.1(b)(vi), (ii) Section 2.2.1(b)(vii), (iii) Section 2.3.2, (iv) Sections 2.5.1, (v) Section 2.5.2 and/or (vi) Section 6.4; and

(e) Intentionally Omitted.

Except for regularly scheduled payments of Mezzanine Debt Service as and when due under the Mezzanine Loan Documents (and not the payment of any Mezzanine Loan principal), Borrower shall not permit Mezzanine Borrower or any other Affiliate of Borrower, Mezzanine Borrower or Guarantor to pay or repay the Mezzanine Loan in whole or in part unless (i) in connection with a prepayment or repayment of the Mezzanine Loan in whole, the Debt has been (or will simultaneously be) repaid in full or (ii) in connection with a prepayment or repayment of the Mezzanine Loan in part under from DeSoto Sales Proceeds (as defined in the JV Agreement) and/or Section 2.3.2, Section 2.5.1, Section 2.5.2 and/or Section 6.4(g) of the Mezzanine Loan Agreement, (x) no Event of Default has occurred and is continuing, and (y) the pro-rata portion of the Debt has been (or will simultaneously be) repaid in part.

2.3.2 Mandatory Prepayments.

On the earlier of the second (2nd) Business Day or the next occurring Payment Date following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds, together with the payment of all Breakage Costs and the Yield Maintenance Premium (if applicable). Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Interest Rate on the amount prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents (including the Yield Maintenance Premium (if applicable)) and then to the outstanding principal balance of the Loan. Notwithstanding the foregoing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2, but, for the avoidance of doubt, any Breakage Costs shall be due and payable in connection therewith.

2.3.3 Prepayments After Default.

If, during the continuance of an Event of Default, Borrower tenders payment of all or any part of the Debt (which partial tender Lender may reject to the extent permitted under applicable Legal Requirements), or if all or any portion of the Debt is recovered by Lender after such Event of Default, such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt, (i) all accrued and unpaid interest calculated at the Default Rate on the amount of principal being prepaid through and including the date of prepayment together with an amount equal to the interest that would have accrued at the Default Rate through the end of the Interest Period in which such prepayment occurs, (ii) intentionally omitted, (iii) the Yield Maintenance Premium, (iv) all Breakage Costs and (v) all other sums then due under this Agreement, the Note or the other Loan Documents.

2.3.4 Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 4:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.

2.3.5 Application of Prepayments.

Provided, no Event of Default has occurred and is continuing, all prepayments received pursuant to this Section 2.3 and Section 2.6 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, second, to the extent due and owing pursuant to this Section 2.3, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the Interest Period in which such prepayment occurs, third, to the payment of the Yield Maintenance Premium and Breakage Costs, as applicable, and fourth, to the payments of principal due under the Loan in the inverse order of maturity. If an Event of Default is continuing, Lender shall apply any and all amounts paid in its sole and absolute discretion. All such payments shall be applied pro rata and pari passu to Note A-1, Note A-2, and Note A-3, respectively.

Section 2.4 Interest Rate Cap Agreement. As of the date hereof, Borrower shall have entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate cap agreement (the “Initial Interest Rate Cap Agreement”), and shall at all times during the term of the Loan maintain an interest rate cap agreement, that satisfies all of the following conditions (such interest rate cap agreement, together with any Replacement Interest Rate Cap Agreement and/or Substitute Interest Rate Cap Agreement, the “Interest Rate Cap Agreement”):

(a) Such agreement at the time it is entered into (i) is with an Acceptable Counterparty; (ii) has a term expiring no earlier than March 1, 2029, and prior to the expiration of such Initial Interest Rate Cap Agreement, Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an extension of such Interest Rate Cap Agreement or, as applicable, a Replacement Interest Rate Cap Agreement with an Acceptable Counterparty and with a term expiring no earlier than the Initial Maturity Date (or the applicable Extended Maturity Date as required under Section 2.2.1(b)(iii), if applicable), and shall cause the same to be delivered to Lender no later than the expiration date (or as to (B) and (C) below as promptly as possible thereafter using commercially reasonably and diligent efforts) of the then existing Interest Rate Cap Agreement together with, in form and substance reasonably satisfactory to Lender (A) a collateral assignment to Lender of such Interest Rate Cap Agreement a set forth in Section 2.4(b) below, (B) a recognition letter or other acknowledgment from the Counterparty thereto acknowledging the assignment of the Replacement Interest Rate Cap Agreement, which such recognition may be part of the aforementioned collateral assignment and (C) the opinion set forth in Section 2.4(d) below; (iii) is an interest rate cap in respect of a notional amount not less than the Required Notional Amount that shall have the effect of capping the Benchmark at the Strike Rate; and (iv) provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof. Notwithstanding the foregoing, upon any conversion of the Benchmark to another Benchmark, Lender shall have the right to reasonably require that Borrower modify the existing Interest Rate Cap Agreement or execute a new Interest Rate Cap Agreement, in which case Borrower shall be entitled to surrender or terminate the existing Interest Rate Cap Agreement being replaced, and re-establish the Strike Rate for such Interest Rate Cap Agreement pursuant to the terms hereof to the extent necessary (as reasonably determined by Lender) to give Lender the same economic protections of the original Strike Rate, in which such new Strike Rate shall be the “Strike Rate” for all purposes herein; provided, that Lender determines such replacement Strike Rate by applying standards used by Lender and Affiliates for all similarly situated loans within their portfolios. In the event of any termination or expiration of any existing Interest Rate Cap Agreement, Borrower shall enter into an extension or replacement of such Interest Rate Cap Agreement in form and substance in compliance with the terms of this Section 2.4 for a term ending no earlier than the Maturity Date with the effect of capping the Benchmark at the Strike Rate. Borrower shall maintain an Interest Rate Cap Agreement in effect at all times during the term of the Loan.

(b) Borrower’s interest in such Interest Rate Cap Agreement has been assigned to Lender pursuant to the Assignment of Interest Rate Cap Agreement, and the Counterparty to such Interest Rate Cap Agreement has executed and delivered to Lender an acknowledgment of such assignment, which acknowledgment includes such Counterparty’s agreement to pay directly to the Lockbox Account all sums payable by such Counterparty pursuant to the Interest Rate Cap Agreement and shall otherwise be reasonably satisfactory to Lender. Borrower shall give prompt notice to Lender of any notice received by Borrower from Counterparty under the Interest Rate Cap Agreement, together with a complete copy of any such notice.

(c) In the event of any downgrade or withdrawal of the rating of the issuer of the Interest Rate Cap Agreement below the Required Ratings, Borrower shall either (i) cause the issuer of the Interest Rate Cap Agreement to post collateral equivalent to the mark-to-market value of the cap, (ii) replace the Interest Rate Cap Agreement with a replacement Interest Rate Cap Agreement from an Acceptable Counterparty (with terms identical to the Interest Rate Cap Agreement being replaced, or otherwise approved by Lender), in which case Borrower shall be entitled to surrender or terminate the existing Interest Rate Cap Agreement being replaced, or (iii) cause the issuer of the Interest Rate Cap Agreement to provide a guaranty from a credit support provider rated at least equal to the Required Ratings, which guaranty shall be in a form approved by Lender in its sole discretion, and in any case not later than thirty (30) days following receipt of notice from Lender of such downgrade or withdrawal.

(d) With respect to each Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Interest Rate Cap Agreement (including any duty to provide or arrange any Interest Rate Cap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Interest Rate Cap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Interest Rate Cap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

(f) All payments due to Borrower pursuant to any Interest Rate Cap Agreement, including upon any termination thereof, shall be made into the Lockbox Account and applied pursuant to Section 3.7 hereof. If an Event of Default occurs and is continuing, Lender may, in its sole discretion, in addition to any other rights and remedies hereunder, apply the amounts so held by Lender to the Loan or other amounts due under the Loan Documents at Lender’s election. Until such time as the Obligations have been paid in full, Borrower shall have no right to direct the payment by the Counterparty of any funds payable on account of any Interest Rate Cap Agreement. In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Cap Agreement which are not deposited into the Lockbox Account, it shall promptly deposit such sums into the Lockbox Account.

(g) Following the occurrence of a Benchmark Replacement Date in accordance with the terms of Section 2.2.3 above:

(i) within fifteen (15) days of such conversion, either (A) Borrower shall deliver to Lender a Substitute Interest Rate Cap Agreement, or (B) if Lender determines (which determination will be based on market customs and/or proposals of industry associations) that a Substitute Interest Rate Cap Agreement is not an appropriate instrument to properly hedge the variable rate risk attributable to the Benchmark or if a Substitute Interest Rate Cap Agreement is not generally commercially available from Acceptable Counterparties, Borrower shall purchase such other hedging product as reasonably determined by Lender; and

(ii) immediately and automatically upon such election, the references to “Interest Rate Cap Agreement” and related provisions in this Agreement (including, without limitation, requirements to purchase the same pursuant to the provisions set forth in this Section 2.4 and Section 2.2.1(b) above) and the other Loan Documents shall be deemed modified by terms specified by Lender to account for the Benchmark and the Substitute Interest Rate Cap Agreement or the alternative hedging product reasonably determined by Lender pursuant to the preceding clause (i), as applicable.

Section 2.5 Release of Individual Property.

2.5.1 Release of an Individual Release Property. Borrower shall not be permitted to obtain the release of any Individual Release Property from the Lien of the applicable Security Instrument thereon during the period that is sixty (60) days prior to and sixty (60) days after a Securitization (so long as Borrower is advised of any potential Securitization at least sixty (60) days prior to the same and at the time of such notification has not already entered into a purchase and sale agreement providing for a closing date within such period). Otherwise, if the applicable requirements of this Section 2.5.1 have been satisfied in full, Borrower may obtain the release of a Release Property from the Lien of the Security Instrument thereon and related Loan Documents (together with a release of the related Equity Collateral from the Lien of the Pledge Agreement) and the release of Borrower’s, Guarantor’s, Pledgor’s, Pledgee’s, Pledgee Subsidiaries’ and Operating Lessee’s (as further set forth in Section 2.5.3 below) obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) Subject to Section 2.5.2 below, no Event of Default shall have occurred and be continuing under the Loan at the time Borrower requests a release of a Release Property;

(b) Borrower shall provide Lender with at least thirty (30) days prior written notice of its request to obtain a release of an Individual Release Property, which such notice shall identify the Individual Release Property or Individual Release Properties to be released (each, a “Release Property”) and the date upon which it desires to have the Release Property released (“Release Date”);

(c) With respect to each Release Property, Borrower shall prepay the portion of the Loan equal to the Release Price of such Release Property being released in accordance with the terms and conditions of Sections 2.3.1 hereof (including the requirement to pay any Yield Maintenance Premium) and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

(d) Borrower shall submit to Lender, not less than twenty (20) days prior to the Release Date, a release of Lien (and related Loan Documents) or, if an assignment of the applicable mortgage and corresponding indebtedness is requested by Borrower, an assignment of the applicable Security Instrument (and related Loan Documents) and any other documents relating to the release for or conveyance of such Release Property for execution by Lender. Such release or assignment documents, as applicable, shall be in a form appropriate in the State and that would be reasonably satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing and/or assigning lender;

(e) Within ten (10) days of Lender being notified pursuant to Section 2.5.1(b) above (the “Initial Debt Yield Calculation”) and as of the date of the consummation of such release, in each case, Lender shall have determined (on a pro forma basis after taking into account the prepayment of the Loan based upon the Release Price, and based on the then most recent financial statements delivered to Lender pursuant to Section 5.1.10 hereof) that (x) the Debt Yield for the Property then remaining subject to the Lien of the Security Instrument is expected to be equal to or greater than the greater of (i) ten and six tenths of one percent (10.6%) and (ii) the Debt Yield immediately prior to the consummation of such release; provided, that, if the Initial Debt Yield Calculation determined that the release of the Release Property satisfies the Debt Yield threshold set forth above, but the Debt Yield calculation delivered by Lender in connection with the Release Date indicates that the above Debt Yield test will not be satisfied, Borrower shall, nevertheless, have the right to release the Release Property notwithstanding its failure to satisfy the above Debt Yield test (provided, for the avoidance of doubt, all other terms of this Section 2.5.1 are satisfied in full), provided, (i) Borrower prepays a portion of the outstanding principal balance of the Loan as of the Release Date in accordance with Section 2.3.1, with the gross sales proceeds (after deduction of customary closing costs and expense) (the “Net Sales Proceeds”) paid in connection with the sale of the Release Property in an amount equal to the lesser of (x) the Net Sales Proceeds and (y) the amount necessary to satisfy the Debt Yield, provided, further, however, that if such Net Sales Proceeds are insufficient to satisfy the Debt Yield as of the Release Date the amount equal to the difference between the amount necessary to satisfy the Debt Yield and such Net Sales Proceeds received by Lender (such difference, the “Release DY Deficiency”) shall be paid to Lender (A) if a Cash Sweep Period is continuing, pursuant to Section 3.7(b)(xii) and (B) if a Cash Sweep Period is not continuing, by Borrower disbursing to Lender one hundred percent (100%) of the Net Cash Flow until such time as the Lender has received the entirety of the Release DY Deficiency, provided, however, Borrower may alternatively elect to earlier make payment to Lender of such Release DY Deficiency. Lender shall have the right to apply any amounts on deposit in the Excess Cash Account to pay such Release DY Deficiency;

(f) Lender shall have received evidence that the Release Property to be released shall be conveyed in a bona fide arms’ length third party transaction on arms’ length terms and conditions to a Person other than to a Borrower Related Party or any Affiliate thereof;

(g) Notwithstanding the foregoing provisions of this Section 2.5.1, if the Loan is included in a REMIC, as a condition to any such release of a Release Property, Borrower shall have established to Lender’s reasonable satisfaction that the loan-to-value ratio of the Loan (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC, which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method reasonably satisfactory to Lender, but shall be based solely on the value of real property and shall exclude personal property and going-concern value, does not exceed 125% immediately after the release of the Release Property, no such release will be permitted unless the Borrower pays down the principal balance of the Loan by an amount not less than the greater of (A) the Release Price, if any, or (B) the least of one of the following amounts: (i) if the Release Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan as so reasonably determined by Lender after the applicable release is not greater than the loan-to-value ratio of the Loan immediately prior to the release, unless the Lender receives an opinion of counsel that, if (B) is not followed, the Securitization will not fail to maintain its status as a REMIC as a result of the release;

(h) Mezzanine Borrower shall have paid the Mezzanine Release Price to Mezzanine Lender in accordance with the Mezzanine Loan Agreement;

(i) To the extent any Lease at an Individual Property that will remain collateral for the Loan following the release of such Release Property is cross-defaulted with any Lease at the Release Property, the Lease for the Individual Property that will remain collateral for the Loan following such release shall be amended to remove such cross-default;

(j) Intentionally Omitted;

(k) Borrower shall have certified to Lender, which certification may be satisfied by delivery of an Officer’s Certificate described in Section 2.5.1(o) below, that all necessary consents, approvals and/or variances, if any, shall have been obtained;

(l) Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and reasonable attorney’s fees and disbursements incurred in connection with the release of the Release Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith;

(m) a true, correct and complete copy of the purchase agreement for the Release Property which meets the requirements of this Agreement and related transfer documents shall be delivered to Lender;

(n) the Release Price for the Release Property being released (together with any Release Prices previously paid in connection with any previous releases under this Section 2.5) do not exceed, in the aggregate, seventeen and one-half percent (17.5%) of the Loan Amount; and

(o) Borrower shall have delivered to Lender such other documents or certificates relating to such Release Property (including back-up for closing costs and proof of payment thereof) as Lender may reasonably request, including, without limitation, an Officer’s Certificate certifying that (i) the terms and conditions of this Section 2.5.1 have been satisfied, (ii) to Borrower’s knowledge, the release documentation is in compliance with all applicable Legal Requirements, and (iii) following the release of the Release Property, Pledgor, Pledgee and the remaining Borrowers remain in compliance with SPE Provisions.

Any amounts reserved with Lender with respect to the Release Property shall be credited against amounts owed to Lender to effectuate such release and any excess thereof shall be applied to any Release DY Deficiency (if any) and, in the absence of a continuing Event of Default, any excess shall be released to Borrower for distribution to its constituents.

2.5.2 Individual Release to Cure. Notwithstanding anything to the contrary in this Section 2.5 or Section 8.1, to the extent an Event of Default is attributable to one Property, but not any other Property, Borrower shall have the right, in accordance with the terms and conditions of Section 2.5.1 (other than clauses (a), (f) and (n) thereof) above, to effectuate the release of such Property within thirty (30) days after the occurrence of such Event of Default, whether or not such Property is an Individual Release Property, and such release shall operate to cure the specified default (a “Default Cure Release”); provided, however, that (x) the prior written notice required by Section 2.5.1(b) shall be decreased to twenty (20) days in connection with the release of any Individual Property in accordance with this Section 2.5.2 and (y) to the extent the Release Price for the Release Property being released pursuant to this Section 2.5.2 (together with all prior Release Prices paid to Lender previously) exceeds seventeen and one-half percent (17.5%) of the Loan Amount in the aggregate, Borrower shall pay to Lender one hundred percent (100%) of the Net Sales Proceeds received in connection with the sale of such Individual Property (or such lesser portion thereof elected by Lender). In the event of a Default Cure Release, in addition to the requirement to pay any Yield Maintenance Premium, the Release Price shall be one hundred twenty-five percent (125%) of the applicable Allocated Loan Amount instead of one hundred ten percent (110%) of the applicable Allocated Loan Amount. Notwithstanding the foregoing, Borrower shall not be permitted to effectuate the release of more than one (1) Individual Property pursuant to this Section 2.5.2.

2.5.3 Effect of Released Property. As a result of the release of any Release Property pursuant to this Section 2.5, any reference to terms in any Loan Document defined collectively with the inclusion of such Property and the Persons and documentation related thereto shall be read such that the released Property and applicable parties and documentation are excluded. For example, terms including, without limitation, Assignment of Leases, Borrower, Franchise Agreement, Liquor License, Loan Documents, Management Agreement, Property, Operating Lease, Operating Lessee, PIP Budget, Pledgee Direct Subsidiaries, Pledgee Subsidiaries, Property Document, Security Instrument and Title Insurance Policy shall be deemed to include and/or refer to only those Properties, Persons and documentation not attributable to the Release Property.

2.5.4 Release Property Reserves. In connection with the release of any Release Property, (a) all Future Advances allocable to such Release Property shall be cancelled and Lender’s obligation to fund any such Future Advances shall be terminated and (b) all Reserve Funds specifically attributable to such Release Property including, without limitation, the funds, if any, on deposit in the PIP Reserve Account, shall, at Borrower’s option, (i) be remitted to Borrower, (ii) credited against the outstanding principal balance of the Loan, including toward such Release Price or (iii) remitted to Borrower so that Borrower may modify the Interest Rate Cap Agreement to reflect the new, lower Required Notional Amount and Borrower may distribute any value captured in connection therewith.

Section 2.6 Release on Payment in Full; Assignment of Security Instrument.

2.6.1 Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument on each Property and the Pledge Agreement encumbering the Equity Collateral and remit any remaining Reserve Funds to Mezzanine Lender, if the Mezzanine Loan is still outstanding, or Borrower, if the Mezzanine Loan has been or will be contemporaneously paid in full.

2.6.2 Lender shall, upon the written request and at the expense of Borrower, in connection with a release of the Security Instrument in connection with the release of any Release Property or upon on payment in full of the Debt, as applicable, assign the Note and the Security Instrument, without recourse, covenant or warranty of any nature, express that or implied, except as to the outstanding principal balance of the Loan at the time of the assignment and that Lender is the legal holder of the Note and Security Instrument and has authority to assign the Note and Security Instrument, to a new lender designated by Borrower, provided that (a) Borrower shall pay (i) Lender’s then customary administrative fee for processing assignments of mortgages, not to exceed $5,000.00, (ii) the reasonable out-of-pocket expenses actually incurred by Lender in connection therewith, and (iii) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of the assignment, and (b) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any Governmental Authority.

ARTICLE III. CASH MANAGEMENT

Section 3.1 Establishment of Accounts.

(a) Borrower shall, simultaneously herewith, (i) cause MHI TRS Pledgee to establish, and shall cause MHI TRS Pledgee to maintain for the term of the Loan, an account (the “Lockbox Account”) with Lockbox Bank into which Borrower and Operating Lessee, as applicable, shall deposit, or cause to be deposited, all Rents, Gross Income from Operations , any Operating Lease Rent received by Borrower and forfeited security deposits for the applicable Property operated by it, and (ii) execute and deliver the Lockbox Agreement.

(b) Borrower or Lender shall, simultaneously herewith, (i) establish and hereby covenants to maintain for the term of the Loan, an account with Cash Management Bank (the “Cash Management Account”), into which Borrower shall deposit or cause to be deposited, (x) upon the occurrence and during the continuance of a Cash Sweep Period, all sums on deposit in the Lockbox Account, in accordance with Section 3.2 hereof, (y) the Initial Deposits in accordance with Section 3.6 hereof, and (z) Reserve Fund Deposits, as and when due, and (ii) execute and deliver the Cash Management Agreement with Cash Management Bank providing for the control of the Cash Management Account by Lender and (iii) establish the following Accounts (which may be book entry sub-accounts) into which (x) amounts in the Lockbox Account or Gross Income from Operations, any Operating Lease Rent received by Borrower and forfeited security deposits, as applicable, shall be deposited or allocated, (y) the Initial Deposits in accordance with Section 3.6 hereof shall be deposited, and (z) Reserve Fund Deposits, as and when due shall be deposited:

(i) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit and the Monthly Insurance Premium Deposit (the “Tax and Insurance Premium Account”);

(ii) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(iii) intentionally omitted;

(iv) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the FF&E Reserve Monthly Deposit (the “FF&E Reserve Account”);

(v) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited approved Operating Expenses and approved Extraordinary Expenses (the “Borrower Expense Account”);

(vi) an account with Cash Management Bank into which Borrower shall, during the continuance of a Cash Sweep Period, deposit, or cause to be deposited, the Excess Cash (the “Excess Cash Account”);

(vii) an account with Cash Management Bank into which the Working Capital Deficiency Deposit Amount shall be deposited (the “Working Capital Account”);

(viii) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Mezzanine Debt Service Payment Amount (the “Mezzanine Loan Account”);

(ix) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the PIP Reserve Funds (the “PIP Reserve Account”);

(x) an account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Ground Rent Deposit (the “Ground Rent Account”); and

(xi) an account with Cash Management Bank into which the amounts from the Lockbox Account shall be deposited for the purpose of making REIT Distributions (the “REIT Distributions Account”).

(c) For the avoidance of doubt, (1) the defined term “Cash Management Account” shall refer to, individually and/or collectively, as the context may require, (x) the separate, segregated account at an Eligible Institution in the name of Borrower for the benefit of Lender established pursuant to the Cash Management Agreement and (y) one or more comingled accounts at an Eligible Institution held by Servicer that are not in the name of Borrower (provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes), and (2) as such, the “Cash Management Bank” shall refer to, individually and/or collectively, as the context may require, each Eligible Institution that holds a Cash Management Account.

(d) In the event Lender waives the requirement for Borrower to cause MHI TRS Pledgee to maintain the Lockbox Account and Borrower to maintain the Cash Management Account, Lender hereby consents to the Mezzanine Borrower establishing and maintaining a Lockbox Account and Cash Management Account with Mezzanine Lender that would operate as provided in this Article 3.

Section 3.2 Deposits into Lockbox Account.

(a) Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager or Operating Lessee, as applicable, to, immediately deposit all Rents, Gross Income from Operations, any Operating Lease Rent received by Borrower and any Lease Termination Payments into the Lockbox Account, (ii) Borrower or Operating Lessee, as applicable, shall send a Tenant Direction Letter to all commercial tenants now or hereafter occupying space at the Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and other sums due under the Lease to which they are a party into the Lockbox Account, (iii) Borrower or Manager shall instruct the Franchisor to deposit all Accounts Receivable for the Property and all other sums collected by Franchisor pursuant to the Franchise Agreement into the Lockbox Account, (iv) Borrower or Manager shall deliver a Credit Card Direction Letter to all Credit Card Companies with which Borrower or Manager has entered into merchant’s or other credit card agreement (collectively, “Credit Card Agreements”) to pay all Accounts Receivable directly into the Lockbox Account, (v) other than the Accounts, Manager’s working capital account and Borrower’s operating account for the Property, there shall be no other accounts maintained by Borrower, Operating Lessee or any other Person on their behalf into which revenues from the ownership and operation of the Property is deposited, and (vi) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Property. Until deposited into the Lockbox Account, any Rents, Gross Income from Operations from the Property, any Operating Lease Rent received by Borrower, Lease Termination Payments and forfeited security deposits held by Borrower, Operating Lessee or Manager shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower, Operating Lessee or Manager.

(b) Funds deposited into the Lockbox Account (other than any minimum deposit required pursuant to the Lockbox Agreement) shall be swept by the Lockbox Bank on a daily basis (i) if a Cash Sweep Period or Event of Default is continuing, to the Cash Management Account to be applied and distributed in accordance with this Agreement and the Cash Management Agreement and (ii) if no Cash Sweep Period or Event of Default is continuing, to Borrower’s operating account.

(c) Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.

Section 3.3 Account Name.

(a) The Accounts (excluding any accounts held by Servicer in accordance with the Loan Documents) shall each be in the name of Borrower for the benefit of Lender.

(b) In the event Lender transfers or assigns the Loan, Borrower acknowledges that Lockbox Bank and Cash Management Bank, at Lender’s request, shall change each Account to be for the benefit of the transferee or assignee. In the event Lender retains a servicer to service the Loan, Borrower acknowledges that Lockbox Bank and Cash Management Bank, at Lender’s request, shall change each Account to be for the benefit of the servicer, as agent for Lender.

Section 3.4 Eligible Accounts. Borrower shall, and Borrower shall cause Lockbox Bank and Cash Management Bank to, maintain each Account as an Eligible Account.

Section 3.5 Intentionally Omitted.

Section 3.6 The Initial Deposits. Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each Account as set forth in Article VII hereunder and in the settlement statement executed in connection with the closing of the Loan and Borrower shall deposit the respective Initial Deposits into each Account on the Closing Date.

Section 3.7 Transfer To and Disbursements from the Cash Management Account.

(a) During the continuance of a Cash Sweep Period, Cash Management Bank shall withdraw all funds (other than any minimum deposit required pursuant to the Cash Management Agreement) on deposit in the Cash Management Account, if any, on the date immediately preceding each Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day).

(b) Subject to the terms of Section 3.23 hereof, during the continuance of a Cash Sweep Period, Lender or Servicer shall direct Cash Management Bank to disburse the funds in the Cash Management Account (other than any minimum deposit required pursuant to the Cash Management Agreement) in the following order of priority:

(i) First, funds sufficient to pay the Monthly Ground Rent Deposit, if any, shall be deposited in the Ground Rent Account;

(ii) Second, without duplication of any amounts paid by or on behalf of Borrower, Manager or any Affiliate of Borrower or Manager, funds in the amount of the Working Capital Deficiency Deposit Amount shall be deposited in the Working Capital Account;

(iii) Third, funds sufficient to pay the Monthly Tax Deposit shall be deposited in the Tax and Insurance Premium Account;

(iv) Fourth, to the extent required pursuant to Section 7.2, funds sufficient to pay the Monthly Insurance Premium Deposit shall be deposited in the Tax and Insurance Premium Account;

(v) Fifth, (A) funds sufficient to pay (x) one-twelfth (1/12) of the Operating Expenses (excluding any Hotel Pass-Through Income that is paid pursuant to clause (ii) above) set forth on the Approved Annual Budget, plus (B) funds sufficient to pay any Extraordinary Expenses for such month which have been approved by Lender in writing, less (C) any OpEx Overpayment Amount received by Borrower that has not been previously deducted pursuant to this clause (iii)(C), plus (D) any OpEx Underpayment Amount that has not been previously added pursuant to this clause (iii)(D), shall be deposited in the Borrower Expense Account;

(vi) Sixth, funds sufficient to pay the Monthly Debt Service Payment Amount due on such Payment Date shall be deposited into the Debt Service Account to be applied to the payment of accrued and unpaid interest computed at the Interest Rate;

(vii) Seventh, funds sufficient to pay all other amounts due and owing to Lender on such Payment Date pursuant to the terms hereof and the other Loan Documents (including, without limitation, any interest accruing at the Default Rate, and late payment charges, if any) shall be deposited into the Debt Service Account;

(viii) Eighth, (A) funds sufficient to pay the FF&E Reserve Monthly Deposit, plus (B) any FF&E Underpayment Amount that has not previously been assessed pursuant to this clause (viii)(B), less (C) any FF&E Overpayment Amount that has not been previously deducted pursuant to this clause (viii)(C), shall be deposited in the FF&E Reserve Account;

(ix) Ninth, to the payment of Cash Management Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

(x) Tenth, funds sufficient to pay (A) to the extent such Payment Date is a Mezzanine Payment Date, the Mezzanine Debt Service Payment Amount and (B) any Net Liquidation Proceeds After Debt Service, shall be deposited into the Mezzanine Loan Account to be applied in accordance with the Mezzanine Loan Agreement;

(xi) Eleventh, funds sufficient for the Company to pay REIT Distributions shall be deposited into the REIT Distributions Account in amounts not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) annually;

(xii) Twelfth, funds sufficient to pay to Lender any outstanding Release DY Deficiency shall be paid to Lender until such time as no Release DY Deficiency remains outstanding; and

(xiii) all amounts remaining in the Cash Management Account after deposits for items (i) through (xii) for the current month and all prior months (the “Excess Cash”) shall be disbursed to the Excess Cash Account.

Upon the occurrence of a Cash Sweep Event Cure or if no Cash Sweep Period is in effect at the time of deposit therein, all funds held on deposit in the Excess Cash Account shall promptly be remitted to Borrower. Upon the termination of a Cash Sweep Period, Lender shall send written notice to Lockbox Bank informing them that such Cash Sweep Period has terminated, directing Lockbox Bank to cease transferring funds accordance with Lender (or Servicer’s) most recent disposition instructions and to transfer any funds in the Lockbox Account to Borrower’s operating account. Lender shall not direct the Lockbox Bank to disburse funds from the Lockbox Account to the Cash Management Account unless a Cash Sweep Period has occurred and is continuing.

Section 3.8 Withdrawals From the Tax and Insurance Premium Account. Provided that no Priority Payment Cessation Event has occurred and is continuing has occurred and is continuing, Lender shall withdraw funds from the Tax and Insurance Premium Account to pay Property Taxes on or before the date Property Taxes are due and payable and Lender shall withdraw funds from the Tax and Insurance Premium Account to pay Insurance Premiums on or before the date Insurance Premiums are due and payable. Cash Management Bank shall disburse funds from the Tax and Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Cash Management Bank’s receipt of such written request.

Section 3.9 Intentionally Omitted.

Section 3.10 Withdrawals from the FF&E Reserve Account. Provided that no Priority Payment Cessation Event has occurred and is continuing, Lender shall disburse funds on deposit in the FF&E Reserve Account in accordance with the provisions of Section 7.10 hereof.

Section 3.11 Intentionally Omitted.

Section 3.12 Withdrawals from the Debt Service Account. Lender shall withdraw funds from the Debt Service Account to pay the Monthly Debt Service Payment Amount on the date when due, together with all other amounts due and owing to Lender pursuant to the terms hereof and the other Loan Documents (including, without limitation, any late payment charges or interest accruing at the Default Rate).

Section 3.13 Withdrawals from the Borrower Expense Account. Provided that no Priority Payment Cessation Event has occurred and is continuing, Lender shall disburse funds from the Borrower Expense Account to Borrower to pay Operating Expenses in accordance with the Approved Annual Budget and/or approved Extraordinary Expenses in accordance with Section 3.7(b)(v).

Section 3.14 Withdrawals from the Excess Cash Account. Provided that no Priority Payment Cessation Event has occurred and is continuing, Lender shall disburse funds on deposit in the Excess Cash Account in accordance with the provisions of Section 7.6 hereof.

Section 3.15 Withdrawals from the PIP Reserve Account. Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds on deposit in the PIP Reserve Account in accordance with the provisions of Section 7.3 hereof.

Section 3.16 Withdrawals from the Mezzanine Account. Provided that no Event of Default has occurred and is continuing, Lender shall withdraw funds from the Mezzanine Loan Account to pay the Mezzanine Debt Service Payment Amount by the date and time when due, together with any late payment charges or interest accruing pursuant to the Mezzanine Loan Documents.

Section 3.17 Withdrawals from the Ground Rent Account. Provided that no Priority Payment Cessation Event has occurred and is continuing has occurred and is continuing, Lender shall disburse funds from the Ground Rent Account in accordance with Section 7.5 hereof.

Section 3.18 Withdrawals from the REIT Distributions Account. Provided that no Event of Default has occurred and is continuing and subject to the limitation set forth in Section 3.7(b)(xi) hereof, Lender shall disburse all funds from the REIT Distributions Account to Borrower on the Payment Date in which such funds are deposited therein to enable the Company to make REIT Distributions.

Section 3.19 Withdrawals from the Working Capital Account. Provided that no Priority Payment Cessation Event has occurred and is continuing, Lender shall disburse all funds from the Working Capital Account to Manager on the Payment Date in which such funds are deposited therein for deposit by Manager into Manager’s Working Capital Account pursuant to the Management Agreement.

Section 3.20 Intentionally Omitted.

Section 3.21 Sole Dominion and Control. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Lockbox Bank and Cash Management Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.

Section 3.22 Security Interest. Borrower hereby grants to Lender a first priority security interest (subject to a prior ranking security interest of the subject bank for amounts owed to it, subject to the terms of the Lockbox Agreement and Cash Management Agreement, as applicable) in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.23 Rights on Default. Notwithstanding anything to the contrary in this Article III, upon the occurrence and during the continuance of an Event of Default, Lender shall promptly notify Lockbox Bank and Cash Management Bank in writing of such Event of Default and, without notice from Lockbox Bank, Cash Management Bank or Lender, (a) Borrower shall have no further right (including, without limitation, the right to instruct Lockbox Bank or Cash Management Bank to transfer from) in respect of the Accounts, (b) intentionally omitted, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, Lender may apply the amounts of such Accounts in such order and priority as Lender determines in its sole discretion including, but not limited to, payment of the Debt; provided, however, that prior to a Priority Payment Cessation Event, Lender shall continue to make Priority Waterfall Payments to the extent funds are available in the Cash Management Account and/or the applicable Accounts therefor.

Section 3.24 Financing Statement; Further Assurances. Borrower hereby authorizes Lender to file, and upon Lender’s request, shall execute and deliver to Lender for filing, a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect.Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Cash Management Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral; provided that no such instrument, document, or action may increase Borrower’s or Guarantor’s obligations or decrease Borrower’s or Guarantor’s rights under the Loan Documents, in each case, except to a de minimis extent.

Section 3.25 Borrower’s Obligation Not Affected. The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.26 Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing (or in the case of the Priority Waterfall Payments, provided no Priority Payment Cessation Event shall have occurred, even though there may be an Event of Default then in existence), Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Debt Service Account, Borrower Expense Account, Tax and

Insurance Premium Account, Ground Rent Account, FF&E Reserve Account, PIP Reserve Account, Working Capital Account, Excess Cash Account and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account and/or, to the extent allocable therefrom, the Excess Cash Account, established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 3.27 Lender Reliance. Lender shall have no duty to confirm, inquire or determine whether a Mezzanine Event of Default has occurred. Lender may rely on any notice it believes in good faith to be genuine and given by Mezzanine Lender.

Section 3.28 Borrower Distributions. All transfers of Borrower’s funds from the Cash Management Account or other sources to or for the benefit of Mezzanine Lender pursuant to this Agreement or any of the other Loan Documents are intended by Borrower and Mezzanine Borrower to constitute and shall constitute a series of indirect distributions from Borrower to Mezzanine Borrower (other than for U.S. federal income tax purposes) (which distribution may also involve further distribution through the intermediary entities, Pledgor and Pledgee), in accordance with the requirements as to distributions of all applicable Legal Requirements. No provision of the Loan Documents shall create a debtor-creditor relationship between Borrower and Mezzanine Lender.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that, subject to any exceptions noted on the Disclosure Schedule:

4.1.1 Organization.

(a) Each Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the applicable Property owned by such Borrower and to transact the businesses in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property owned by such Borrower, its businesses and operations. Each Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property owned by such Borrower and to transact the businesses in which it is now engaged. No Borrower owns or uses any assets other than the Property owned by such Borrower and personal property incidental to the business of owning and operating the Property owned by such Borrower and activities incidental thereto; without limiting the foregoing, the Property owned by such Borrower is and always has been operated since such Borrower’s acquisition thereof as a single property or project, generating substantially all of such Borrower’s gross income, and such Borrower acknowledges and agrees that it is such Borrower’s understanding and intent that the Property owned by such Borrower constitutes “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code. Borrower is not, nor has it ever been, the product of, the subject of, or otherwise involved in, any division (whether pursuant to a plan of Division or otherwise).

(b) Pledgor is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the applicable Collateral and to transact the businesses in which it is now engaged. Pledgor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the applicable Collateral. Pledgor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Collateral and to transact the businesses in which it is now engaged. Pledgee is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the applicable Collateral and to transact the businesses in which it is now engaged. Pledgee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the applicable Collateral. Pledgee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Collateral and to transact the businesses in which it is now engaged

(c) Pledgee Subsidiaries are each duly organized and validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the applicable Collateral and to transact the businesses in which it is now engaged. Pledgee Subsidiaries are each duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the applicable Collateral. Pledgee Subsidiaries each possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Collateral and to transact the businesses in which it is now engaged.

(d) Operating Lessee is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the leasehold interest created by the Operating Lease and to operate the applicable Property and to transact the businesses in which it is now engaged. Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the applicable Operating Lease. Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Operating Lease, to operate the applicable Property and to transact the businesses in which it is now engaged.

(e) Attached hereto as Schedule III is a true, correct and complete organizational chart of Borrower, Pledgor, Pledgee, Pledgee Subsidiaries, Operating Lessee and Guarantor. None of Borrower, Pledgor, Pledgee, Operating Lessee or Pledgee Subsidiaries is, or has been, the product of, the subject of, or otherwise involved in, any limited liability company division (whether pursuant to a plan of Division or otherwise).

4.1.2 Proceedings.

Borrower, Pledgor and Pledgee have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are a party. This Agreement and the other Loan Documents to which they are a party have been duly executed and delivered by or on behalf of Borrower, Pledgor, and Pledgee and constitute legal, valid and binding obligations of Borrower, Pledgor, and Pledgee enforceable against Borrower, Pledgor, and Pledgee in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Each Operating Lessee has the power and authority to perform its obligations under its respective Operating Lease, to execute, deliver and perform under the Loan Documents to which it is a party, and to lease and operate the applicable Property and to carry on its business as contemplated to be conducted in connection with the performance of its obligations under the applicable Operating Lease.

4.1.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents to which they are a party by Borrower, Operating Lessee, Pledgor, or Pledgee will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents including, without limitation, Permitted Encumbrances) upon any of the property or assets of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, Franchise Agreement, or other Material Agreement (as defined pursuant to only clause (ii) of the definition thereof) to which Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is a party or by which any of Borrower’s, Pledgor’s, Pledgee’s, Operating Lessee’s, or Pledgee Subsidiaries’ property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or any of the Properties or Collateral or any of Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s or Pledgee Subsidiaries’ other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries (as applicable) of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened (in writing) against or affecting Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, Guarantor, the Collateral or any Property, which actions, suits or proceedings, if determined against Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, Guarantor, the Collateral or any Property, might reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements.

To Borrower’s knowledge, none of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect. None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, the Collateral or the Property is bound, in each case, which could reasonably be expected to have a Material Adverse Effect. None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is a party or by which Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, the Collateral or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of each Property or the Collateral, including, without limitation, each Permitted Encumbrance, Lease, Management Agreement, Material Agreement, Franchise Agreement and Operating Lease and (b) obligations under the Loan Documents.

4.1.6 Solvency.

None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries (a) has entered into the transaction or executed the Note, this Agreement or any other Loan Documents to which it is a party with the actual intent to hinder, delay or defraud any creditor and (b) has received, giving effect to the Loan, reasonably equivalent value in exchange for its obligations under the Loan Documents to which it is a party. Giving effect to the Loan, the fair saleable value of Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s and Pledgee Subsidiaries’ assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s and Pledgee Subsidiaries’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries and the amounts to be payable on or in respect of obligations of Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law or other Creditors Rights Law has been filed against Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, or Guarantor in the last seven (7) years, and none of Borrower, Operating Lessee, Pledgor, or Pledgee, Pledgee Subsidiaries has ever made an assignment for the benefit of creditors or taken advantage of any insolvency law for the benefit of debtors. None of Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, or Guarantor are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or other Creditors Rights Law the liquidation of all or a major portion of Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s or Pledgee Subsidiaries’ assets or property, and none of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7 Full and Accurate Disclosure.

To Borrower’s knowledge, no statement of fact made by Borrower, Guarantor, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no fact presently known to Borrower, Guarantor, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries which has not been disclosed to Lender which, to Borrower’s knowledge, has a Material Adverse Effect or is reasonably likely to have a Material Adverse Effect.

4.1.8 No Plan Assets.

None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is a Plan and none of the assets of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries constitute or will constitute, by virtue of the application of 29 C.F.R. §2510.3-101(f) as modified by section 3(42) of ERISA, “Plan Assets” of one or more Plans. In addition, (a) none of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower, Operating Lessee, Pledgor, Pledgee and/or Pledgee Subsidiaries are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.9 Compliance.

Except as expressly disclosed in the Third Party Reports, Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, the Collateral, each Property and the use thereof comply in all material respects with all Applicable Law, including, without limitation, all Environmental Laws, building and zoning ordinances and codes. None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is in default or violation, in any material respect, of any order, writ, injunction, decree or demand of any Governmental Authority. Except as expressly disclosed in the Third Party Reports, there are no open violations or notices of violations of any Legal Requirements relating to Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, the Collateral or any Property.

4.1.10 Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Operating Lessee, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries and each Property (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of Borrower, Operating Lessee, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries and each Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with the GAAP and, other than as to Guarantor, the Uniform System of Accounts for the Lodging Industry, current edition throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, none of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect on the ability of Guarantor to perform its obligations under the applicable Loan Documents, in each case, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Operating Lessee, Guarantor, Pledgor, Pledgee or Pledgee Subsidiaries from that set forth in said financial statements.

4.1.11 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

4.1.12 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Laws or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13 Utilities and Public Access.

Each Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in by the applicable Title Insurance Policy. All roads necessary for the use of each Property for its current purpose have been completed, are physically open and, other than as set forth on a Survey, are dedicated to public use and have been accepted by all Governmental Authorities. The representations and warranties set forth in this Section 4.1.13 shall be subject to any matters expressly disclosed in the Third Party Reports.

4.1.14 Not a Foreign Person.

No Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.1.15 Separate Lots.

Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.

4.1.16 Assessments.

There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that could reasonably be expected to result in such special or other assessments.

4.1.17 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party, including the defense of usury, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment.

There are no prior collateral assignments of the Leases or any portion of the Rents or Operating Lease Rent due and payable or to become due and payable which are presently outstanding.

4.1.19 Insurance.

Borrower has obtained and has delivered to Lender certified copies or ACORD certificates of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would reasonably be expected to impair the coverage of any such policy.

4.1.20 Use of Property.

Each Property is used exclusively for hotel purposes and other appurtenant and related uses including but not limited to parking, restaurants and lounges.

4.1.21 Certificate of Occupancy; Licenses.

All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property by Borrower and Operating Lessee, as applicable, as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain, and in the case of Licenses held in the name of Operating Lessee, an Affiliate of Borrower (as set forth on Schedule XIV hereto) or Manager, shall (a) cause such Operating Lessee or Affiliate or (b) exercise commercially reasonably efforts to cause Manager to keep and maintain, all Licenses necessary for the operation of each Property as a hotel. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property.

4.1.22 Flood Zone.

None of the Improvements on any Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect with respect to each applicable Property.

4.1.23 Physical Condition.

Except as expressly disclosed in the Third Party Reports, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no known structural or other material defects or damages in any Property, whether latent or otherwise, and no Loan Party has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Each Property is free from damage covered by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on any Property are in a good and safe condition and repair and in compliance with all Applicable Laws.

4.1.24 Boundaries.

Except as expressly disclosed in the Third Party Reports, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the Improvements.

4.1.25 Leases.

The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof. Borrower and/or Operating Lessee is the owner and lessor of landlord’s interest in the Leases. No Person other than Borrower, Operating Lessee and/or any Pledgee Subsidiaries has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, subject to any estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, there are no material “events of default” (i.e. defaults beyond all applicable notice and cure periods) by Borrower or any tenant under any Lease, and to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute an “event of default” under any Lease. Subject to any estoppel certificates delivered to Lender in connection with the closing of the Loan, no Rent has been paid more than one (1) month in advance of its due date and, to Borrower’s knowledge, there are no offsets or defenses to the payment of any portion of the Rents. Subject to any estoppel certificates and rent rolls delivered to Lender in connection with the closing of the Loan, and to Borrower’s knowledge all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. Subject to any estoppel certificates delivered to Lender in connection with the closing of the Loan, and to Borrower’s knowledge, here has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Subject to any estoppel certificates and rent rolls delivered to Lender in connection with the closing of the Loan, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except as set forth in any estoppel certificates delivered to Lender in connection with the closing of the Loan, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as set forth in any estoppel certificates or rent roll delivered to Lender in connection with the closing of the Loan, no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.26 Survey.

To Borrower’s knowledge, the Survey for each Property delivered to Lender in connection with this Agreement does not fail to reflect any material physical improvement affecting such Property or the title thereto.

4.1.27 PIP.

As of the date hereof, other than the PIP, there is no property improvement plan required pursuant to the any Franchise Agreement or any other material agreement affecting the Property, and Borrower has completed all of the work included in the “Property Improvement Program” (as such term is defined in each Franchise Agreement) other than the PIP Work.

4.1.28 Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower, if applicable, have been or will be paid on the Closing Date. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid on or prior to the Closing Date.

4.1.29 Franchise Agreement; Hotel.

(a) Each Franchise Agreement is in full force and effect and there is no material default, breach or violation existing thereunder by Borrower or Operating Lessee beyond any applicable notice and/or cure period or, to Borrower’s knowledge, any other party thereto and to Borrower’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by Borrower or Operating Lessee or any other party thereunder. Neither the execution and delivery of the Loan Documents nor Borrower’s performance thereunder will materially and adversely affect Borrower’s rights under the Franchise Agreement.

(b) intentionally omitted.

(c) Manager is the employer of all employees at each Individual Property other than with respect to areas of the Property that are subject to a Lease (in which event the applicable tenant under such Lease may have employees). Borrower has no employees. Other than the Collective Bargaining Agreement, neither Borrower nor Manager is a party to any collective bargaining agreement pertaining to the Property and there is no union or any other organization of employees at the Property, or to Borrower’s knowledge threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization of employees. To the Borrower’s knowledge, there are no strikes, work stoppages, or demands for collective bargaining by any union or organization regarding the Property. Borrower shall promptly notify Lender upon Borrower becoming aware of the occurrence or threatened occurrence of any of the matters described in the preceding sentence.

(d) The Existing Credit Card Agreement is the only Credit Card Agreement in effect for the Properties, is in full force and effect, and, to Borrower’s knowledge, there is no material default, breach or violation existing thereunder by Borrower or Operating Lessee beyond any applicable notice and/or cure period or, to Borrower’s knowledge, any other party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by any party thereunder. Neither the execution and delivery of the Loan Documents by Borrower or Borrower’s performance thereunder will materially and adversely affect Borrower’s or Manager’s rights under the Existing Credit Card Agreement.

(e) All Liquor Licenses required of either Borrower or Manager for the legal use, occupancy and operation of the Property as a hotel and restaurant have been obtained and are in full force and effect.

4.1.30 Management Agreement.

(a) A true correct and complete copy of each Management Agreement has been delivered to Lender. Each Management Agreement is in full force and effect and, to Borrower’s knowledge, there is no material default thereunder beyond any applicable notice and/or cure period by Borrower, Operating Lessee or, to Borrower’s knowledge, any other party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. Other than the Management Agreement and Franchise Agreement, there are no other agreements relating to the management of each hotel and its operations to which Borrower or Operating Lessee is a party.

(b) There is no Material Agreement in connection with each Property for the marketing and/or leasing of the Property other than each respective Management Agreement and Franchise Agreement.

(c) As of the Closing Date, Borrower has deposited with Manager an amount equal to the Working Capital Amount.

(d) The Management Agreement provides that Hotel Pass-Through Income shall be paid by Manager on the Borrower’s behalf (or, in the case of tips and gratuities, passed on to the applicable personnel of Manager).

4.1.31 Illegal Activity.

No portion of any Property has been or will be purchased with proceeds of any illegal activity and to the Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at any Property.

4.1.32 No Change in Facts or Circumstances; Disclosures.

To Borrower’s knowledge, all material documentation including rent rolls, reports and certificates submitted by Borrower or Guarantor in connection with Lender’s underwriting of the Loan (other than information covered under Section 4.1.10 hereof) is accurate in all material respects as of the date delivered (or earlier set forth thereon) except to the extent such inaccuracy would reasonably be expected to have a Material Adverse Effect. There has been no material adverse change not disclosed to Lender in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading such that the same would be reasonably likely to have a Material Adverse Effect on the use, operation or value of any Individual Property or the Collateral or the business operations or the financial condition of Borrower or Guarantor. Borrower has not failed to disclose any material fact known to Borrower that would reasonably be expected to have a Material Adverse Effect.

4.1.33 Investment Company Act.

No Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34 Principal Place of Business; State of Organization.

As of the date hereof, the principal place of business for each of Borrower, Pledgor, Pledgee, Pledgee Subsidiaries and Operating Lessee is the address set forth in the introductory paragraph of this Agreement. The jurisdiction of formation and organizational identification number for each Borrower, Pledgor and Pledgee are set forth on Schedule IX attached hereto.

4.1.35 Single Purpose Entity.

Borrower covenants and agrees that its, Pledgor’s, and Sotherly Owner Pledgee’s, organizational documents shall, as applicable, provide that it (or Pledgor or Sotherly Owner Pledgee, as applicable) shall not:

(a) with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, financing, licensing, managing and maintenance of the Property (including providing services in connection therewith), and entering into the Loan, and activities incidental thereto, and with respect to Pledgor, engage in any business or activity other than the ownership, management, operating and financing of its interest in Pledgee, and activities incidental thereto, and with respect to Sotherly Owner Pledgee, engage in any business or activity other than the ownership, management, operating and financing of its interest in the applicable Pledgee Direct Subsidiaries, Pledgee Subsidiaries and/or Borrower, and activities incidental thereto (as applicable, such Person’s “Business Purpose”);

(b) (i) with respect to Borrower, acquire or own any material assets other than (A) the Property , and (B) such incidental Personal Property as may be necessary for its Business Purpose, (ii) with respect to Pledgor, acquire or own any material asset other than its interest in Pledgee and (iii) with respect to Sotherly Owner Pledgee, acquire or own any material asset other than its direct or indirect interests in the applicable Pledgee Direct Subsidiaries, Pledgee Subsidiaries and/or Borrower;

(c) merge into or consolidate with any Person, divide or otherwise engage in or permit any Division or have the power to engage in or permit any Division or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure. As used herein, the term “Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Limited Liability Company Act of the State of Delaware;

(d) (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s limited liability company agreement, certificate of formation or similar organizational documents, as the case may be, or of Pledgor’s limited liability company agreement, certificate of formation or similar organizational documents, as the case may be, whichever is applicable, or of Sotherly Owner Pledgee’s limited liability company agreement, certificate of formation or similar organizational documents, as the case may be, whichever is applicable;

(e) other than Pledgor’s ownership interest Pledgee and Sotherly Owner Pledgee’s ownership in the applicable Pledgee Direct Subsidiaries, Pledgee Subsidiaries and/or Borrower, own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f) other than as required under the Loan Documents, commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g) with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for amounts which are or will become due under the Management Agreement or Franchise Agreement and trade payables in the ordinary course of its business of owning and operating the Property, provided that such debt (A) (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, and (iii) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and/or (B) Permitted Equipment Leases, provided, however, that the aggregate amount of the indebtedness described in (A) and (B) shall not exceed, in the aggregate, two percent (2%) of the Loan Amount; and with respect to Pledgor, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligation), except for trade payables in the ordinary course of its business relating to the maintenance of Pledgor as a limited liability company existing and in good standing in the State of Delaware and its ownership interest in Pledgee, in amounts not to exceed $10,000.00, in the aggregate, and with respect to Sotherly Owner Pledgee, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligation), except for trade payables in the ordinary course of its business relating to the maintenance of Sotherly Owner Pledgee as a limited liability company existing and in good standing in the State of Delaware and its ownership interest in the applicable Pledgee Direct Subsidiaries, Pledgee Subsidiaries and/or Borrower, in amounts not to exceed $10,000.00, in the aggregate, and with respect to each of the Pledgee Subsidiaries owned by Sotherly Owner Pledgee, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligation), except for trade payables in the ordinary course of its business, including relating to the maintenance as a limited liability company existing and in good standing in the State of Delaware and its direct or indirect ownership interests in the applicable Borrower, as applicable, in amounts not to exceed $10,000.00, in the aggregate, provided that such debt (i) is not evidenced by a note, and (ii) is paid within sixty (60) days of the date incurred (collectively, including for purposes of this defined term only Operating Lessee, collectively with Borrower, “Permitted Indebtedness”);

(h) become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses or other intercompany obligations) from its assets as the same shall become due;

(i) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Pledgor or of Pledgee, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Pledgor or of Pledgee, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (B) such assets shall be listed on Borrower’s own separate balance sheet;

(j) enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Pledgor or of Pledgee or of Pledgee Subsidiaries or Operating Lessee, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Pledgor or of Pledgee or Pledgee Subsidiaries or Operating Lessee, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof;

(k) seek the dissolution or winding up in whole, or in part, of Borrower or of Pledgor or of Pledgee, as the case may be;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Pledgor, or of Sotherly Owner Pledgee, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m) guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, other than with respect to the Loan pursuant to the Loan Documents;

(n) make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower, or of Pledgor, or of Pledgee, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower, or Pledgor, or of Pledgee, as the case may be, or any member, general partner, or Affiliate thereof;

(o) fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law or, to the extent it is a “disregarded entity” for U.S. tax purposes;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower, or of Pledgor, or of Pledgee, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower, or Pledgor, or of Pledgee, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Pledgor, or of Pledgee, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent the Property generates sufficient revenue to do so or such amounts are otherwise escrowed and Lender’s access to such money has not been constrained or restricted in any manner and Borrower is entitled to receive disbursements of such escrowed amounts pursuant to the terms of this Agreement); provided, however, that the foregoing shall not require any direct or indirect member, partner or shareholder thereof to make any additional capital contributions thereto;

(r) share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower, or of Pledgor, or of Pledgee, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower, or of Pledgor, or of Pledgee, as the case may be, or (iii) any other Person;

(s) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t) pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to or in connection with the Loan;

(u) fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v) with respect to any Independent Director Required Entity, fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each Independent Director and of all other general partners/managing members/directors;

(w) fail to hold its assets in its own name;

(x) if Borrower, Pledgor, or Sotherly Owner Pledgee is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;

(y) have any of its obligations guaranteed by an Affiliate, except Guarantor in connection with the Loan;

(z) violate or cause to be violated the assumptions made with respect to Borrower, Pledgor or Sotherly Owner Pledgee in the Insolvency Opinion;

(aa) with respect to any Borrower, fail at any time to have at least two (2) Independent Directors and with respect to any other Independent Director Required Entity, fail at any time to have at least one (1) Independent Director; or

(bb) with respect to any Independent Director Required Entity, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of each Independent Director.

4.1.36 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37 Taxes.

Borrower, Guarantor, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries have filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities showing as due on such returns or assessments received by it (except such payments that are being contested in accordance with the Contest Procedures or would not otherwise reasonably be expected to have a Material Adverse Effect). Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38 Forfeiture.

None of Borrower, Operating Lessee, Pledgor, Pledgee, or Pledgee Subsidiaries has knowingly committed, or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Property or the Collateral has committed, any act or omission affording the federal government or any State or local government the right of forfeiture as against any Property or the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents to which it is a party. Borrower hereby covenants and agrees not to commit, permit or suffer to exist, and shall not permit Pledgor, Pledgee, Operating Lessee or Pledgee Subsidiaries to commit, permit or suffer to exist, any act or omission affording such right of forfeiture.

4.1.39 Environmental Representations and Warranties.

Borrower represents and warrants, except as disclosed in the written reports resulting from the environmental site assessments of each Property delivered to and approved by Lender prior to the Closing Date (collectively, the “Environmental Report”) and the Third Party Reports that: (a) to Borrower’s knowledge, there are no Hazardous Materials or underground storage tanks in, on, or under such Property, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain such Property or each tenant’s respective business at such Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from such Property; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Materials migrating to such Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto (if such permits are required under Environmental Laws), in connection with such Property except as described in the Environmental Reports; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from such Property; (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from such Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from such Property and/or to the environmental condition of such Property in Borrower’s files or in Borrower’s possession or control and (g) no Toxic Mold is present in such indoor air of such Property at concentrations exceeding ambient air levels, and no visible Toxic Mold is present on any building materials or surfaces at such Property for which any Governmental Authority recommends or requires removal thereof by remediation professionals, and Borrower is not aware of any conditions at such Property that are likely to result in the presence of Toxic Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal.

4.1.40 Taxpayer Identification Number.

Borrower’s, Partnership’s, Pledgor’s, Pledgee’s, Operating Lessee’s and Pledgee Subsidiaries’ United States taxpayer identification number is as set forth on Schedule IX.

4.1.41 OFAC.

Borrower represents and warrants that (a) neither Borrower, Operating Lessee, Guarantor, Pledgor, Pledgee, Pledgee Subsidiaries, nor any of their respective Affiliates is a Prohibited Person, (b) no Prohibited Person has any interest of any nature whatsoever directly or indirectly in Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, or Guarantor, as applicable, is prohibited by Applicable Law or the Loan is in violation of Applicable Law, and (c) Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, Guarantor, and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42 Ground Lease Representations.

(a) (i) The Ground Lease is in full force and effect and, other than specifically referenced in the definition thereof, has not been modified or amended in any manner whatsoever, (ii) to Borrower’s knowledge, there are no material defaults under the Ground Lease by Borrower beyond any applicable notice and/or cure period, or, to the Borrower’s knowledge, landlord thereunder, and, to the Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a material default under the Ground Lease, (iii) all rents, additional rents and other sums due and payable by Borrower under the Ground Lease have been paid in full, (iv) neither Borrower nor, to Borrower’s knowledge, the landlord under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease, (v) neither the Fee Owner, as debtor in possession, nor a trustee for such Fee Owner, has given Borrower any notice of, and Borrower has not consented to, any attempt to transfer the Fee Estate free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code and (vi) to Borrower’s knowledge, the Fee Owner is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the Fee Estate is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(b) The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the Security Instrument, and there has not been any change in the terms of the Ground Lease since the recordation of the Security Instrument except to the extent effectuated after the recordation of the Security Instrument in accordance with the terms of this Agreement;

(c) Except for Permitted Encumbrances and as indicated in the applicable Title Insurance Policy, Borrower’s interest in the Ground Lease is not subject to any Liens superior to, or of equal priority with, the Security Instrument;

(d) Subject to satisfaction of the conditions imposed in the Ground Lease, including Article 19 thereof, Borrower’s interest in the Ground Lease is assignable upon notice to, but without the consent of, Fee Owner and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, Fee Owner;

(e) Subject to satisfaction of the conditions imposed in the Ground Lease, including Section 19.11 thereof, the Ground Lease requires Fee Owner to give notice of any default by Borrower to Lender and the Ground Lease further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease;

(f) Subject to satisfaction of the conditions imposed in the Ground Lease, including Section 20.02 thereof, Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease), to cure any default under the Ground Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate the Ground Lease;

(g) The Ground Lease has a term, together with all renewal options, which extends not less than twenty (20) years beyond the Maturity Date; and

(h) Subject to satisfaction of the conditions imposed in the Ground Lease, including Section 19.12 thereof, the Ground Lease requires the lessor to enter into a new lease upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

4.1.43 Deposit Accounts.

(a) This Agreement and the Lockbox Agreement create valid and continuing security interests (as defined in the UCC) in the Lockbox Account in favor of Lender, which security interests are prior to all other Liens (other than Permitted Encumbrances) and are enforceable as such against creditors of and purchasers from Borrower. This Agreement and the Cash Management Agreement create valid and continuing security interests (as defined in the UCC) in the Cash Management Account established pursuant to the Cash Management Agreement in favor of Lender, which security interests are prior to all other Liens (other than Permitted Encumbrances) and are enforceable as such against creditors of and purchasers from Borrower;

(b) Borrower and Lender agree that the Lockbox Account established pursuant to the Lockbox Agreement and the Cash Management Account established pursuant to the Cash Management Agreement, in each case, are and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over such Account and (iii)

such that neither Borrower nor Manager shall have any right of withdrawal from such Account other than as set forth in this Agreement (or, as to the Lockbox Account, the Lockbox Agreement) and no Account Collateral shall be released to Borrower or Manager from such Account in violation of this Agreement other than pursuant to Lender’s written authorization therefor. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain (x) the Lockbox Account with a financial institution that has executed an agreement substantially in the form of the Lockbox Agreement or in such other form reasonably acceptable to Lender and (y) the Cash Management Account with a financial institution that has executed an agreement substantially in the form of the Cash Management Agreement or in such other form reasonably acceptable to Lender;

(c) Borrower owns and has good and marketable title to the Lockbox Account established pursuant to the Lockbox Agreement and the Cash Management Account established pursuant to the Cash Management Agreement free and clear of any Lien (other than the Lien created by the Loan Documents and any security interest of the subject bank for amounts owed to it created under Applicable Law, subject to the terms of the Lockbox Agreement and Cash Management Agreement, as applicable) or claim of any Person;

(d) Borrower has caused MHI TRS Pledgee to have delivered to Lender fully executed agreements pursuant to which the banks maintaining the Lockbox Account established pursuant to the Lockbox Agreement and the Cash Management Account established pursuant to the Cash Management Agreement have agreed, subject to the terms thereof, to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(e) Other than the security interest granted to Lender pursuant to this Agreement, the Cash Management Agreement and the Lockbox Agreement and any security interest of the subject bank for amounts owed to it created under Applicable Law, subject to the terms of the Lockbox Agreement and Cash Management Agreement, as applicable, Borrower has not permitted MHI TRS Pledgee, and MHI TRS Pledgee has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Lockbox Account established pursuant to the Lockbox Agreement or the Cash Management Account established pursuant to the Cash Management Agreement; and

(f) The Lockbox Account established pursuant to the Lockbox Agreement is not in the name of any Person other than MHI TRS Pledgee or Lender. The Cash Management Account established pursuant to the Cash Management Agreement is not in the name of any Person other than Borrower or Lender. Borrower has not consented to, and MHI TRS Pledgee has not consented to, the bank maintaining the Lockbox Account established pursuant to the Lockbox Agreement to comply with instructions of any Person other than Lender and/or Servicer. Borrower has not consented to the bank maintaining the Cash Management Account established pursuant to the Cash Management Agreement to comply with instructions of any Person other than Lender and/or Servicer.

4.1.44 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (“Embargoed Person”) with the result that the investment in any Loan Party (whether directly or indirectly) is prohibited by law or the Loan made by Lender is in violation of law; (b) no Embargoed Person has any interest of any nature whatsoever in any Loan Party with the result that the investment in such Loan Party (whether directly or indirectly) is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Loan Party have been derived from any unlawful activity with the result that the investment such Loan Party (whether directly or indirectly) is prohibited by law or the Loan is in violation of law.

4.1.45 Operating Lease.

(a) Each Operating Lease is in full force and effect and except pursuant to the Leases permitted pursuant to this Agreement, and other than for hotel guests in the ordinary course of business, the applicable Operating Lessee is in possession of the premises demised thereunder;

(b) Borrower has not entered into any other agreements that have modified, supplemented or amended any of the terms and provisions of any Operating Lease, except to the extent permitted in accordance with this Agreement;

(c) each Operating Lease represents the entire agreement between the parties as to the premises demised thereunder (other than with respect to the Management Agreement and the Franchise Agreement);

(d) each Operating Lessee is the owner of the “Tenant’s” interest in the applicable Operating Lease and each Borrower is the owner of the “Landlord’s” interest in the applicable Operating Lease,

(e) no interest in any Operating Lease has been the subject of any transfer or assignment by any Borrower except as provided herein and otherwise pursuant to the other Loan Documents,

(f) except pursuant to the Leases permitted pursuant to this Agreement, and other than for hotel guests in the ordinary course of business, no Operating Lessee has sublet any of the premises demised pursuant to the applicable Operating Lease;

(g) without limiting the foregoing, except as provided for herein and in the other Loan Documents, including Permitted Encumbrances, each Borrower’s interest in the Operating Lease is unencumbered and no Borrower has collaterally assigned the Operating Lease or otherwise encumbered its interests thereunder in any way (other than with respect to the Management Agreement and the Franchise Agreement);

(h) the Operating Leases do not constitute a financing or convey any interest in the Property other than the leasehold interest therein demised thereby; and

(i) a true, correct and complete copy of each Operating Lease, together with any amendment thereto and any ancillary agreement or side letter related thereto, has been delivered to Lender.

4.1.46 Merger Agreement.

Borrower has delivered to Lender a true, correct and complete copy of the Merger Agreement and there have been no modifications or amendments thereto.

4.1.47 Property Documents.

Borrower has delivered to Lender, or has delivered to Lender title commitments to Lender which, to Borrower’s knowledge, include, true, correct and complete copies of each Property Document. To Borrower’s knowledge, each Property Document is in full force and effect and neither Borrower nor any other party to any Property Document, is in material default thereunder beyond all applicable notice and/or cure periods, and, to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder. To Borrower’s knowledge, no Property Document has been modified, amended or supplemented except as disclosed in each Title Insurance Policy or as disclosed to Lender. To Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document. To Borrower’s knowledge, all rents, additional rents and other sums due and payable by Borrower under each Property Document have been paid in full.

4.1.48 Material Agreements.

Attached hereto as Schedule VII is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.49 intentionally omitted.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V. BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until indefeasible payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) and the release of the Lien of the Pledge Agreement encumbering the Equity Collateral (and all related obligations), each in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.

(a) Each Borrower shall (and shall cause Pledgor, Pledgee, Operating Lessee and Pledgee Subsidiaries to) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, in each case, to the extent the loss thereof would reasonably be expected to result in an Material Adverse Effect, and comply, in all material respects, with all Legal Requirements applicable to it and the applicable Property owned by such Borrower and the Collateral. There shall never be committed by Borrower and Borrower shall use commercially reasonable efforts not to permit any other Person in occupancy of or involved with the operation or use of any Property to commit any act or omission affording the federal government or any State or local government the right of forfeiture against any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or permit to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep each Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep each Property insured at all times as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Property (or portion thereof) or any alleged violation of any Legal Requirement in accordance with the Contest Procedures.

(b) Borrower and the Property shall be in compliance with the terms and provisions of the O&M Program in all material respects.

5.1.2 Property Taxes, Hotel Taxes and Other Charges.

(a) Subject to Sections 3.7 and 7.2 hereof, and to Borrower’s right to contest in accordance with the Contest Procedures, Borrower shall pay (or cause to be paid) all Property Taxes, and Other Charges for which it is responsible now or hereafter levied or assessed or imposed against any Property or any part thereof (or any other Collateral or any part thereof) on or prior to the date on which the same become delinquent. Borrower shall furnish to Lender receipts, or other evidence for the payment of the Property Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Lender pursuant to Section 7.2 hereof). Subject to Borrower’s right to contest in accordance with the Contest Procedures, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Property or any other Collateral or any part thereof, and shall promptly pay for all utility services provided to each Property. After prior written notice to Lender, Borrower, at its own expense, may contest in accordance with the Contest Procedures the amount or validity or application in whole or in part of any Lien, Property Taxes, Hotel Taxes or Other Charges.

(b) Subject to Sections 3.7 and 7.2 hereof, and to Borrower’s right to contest in accordance with the Contest Procedures, each of Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries shall pay and discharge all taxes, assessments, and governmental charges levied upon it, its income or its assets, prior to the date on which any such taxes, assessments and charges become delinquent. Each of Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries shall file all federal, state and local tax returns and other reports that it is required to file by Applicable Law. Borrower shall at all times maintain its classification as a disregarded entity or a partnership for U.S. federal income tax purposes, and shall not elect to be classified as or take any action that would result in Borrower being classified as an association taxable as a corporation for U.S. federal tax purposes. None of Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or their tax owner will become a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

(c) Subject to Section 3.7 hereof, and to Borrower’s right to contest in accordance with the Contest Procedures, Borrower, Operating Lessee or Manager, as applicable, shall pay all Hotel Taxes now or hereafter payable to the applicable Governmental Authority on or before the date the same become delinquent, and upon Lender’s written request, which shall be made no more frequently than quarterly (provided that no Event of Default exists), shall provide an Officer’s Certificate setting forth the actual amount of Hotel Taxes due and the actual amount paid for the calendar quarter immediately preceding the date of such certificate. Subject to Borrower’s right to contest in accordance with the Contest Procedures, Borrower shall (or shall cause Manager to) pay or remit to each Person entitled thereto all other amounts of Hotel Pass-Through Income prior to delinquency.

5.1.3 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Loan Party which might have a Material Adverse Effect and Borrower shall deliver to Lender all material documents received by Borrower or within Borrower’s possession or control in connection with any such litigation and/or proceeding and keep Lender apprised of the status of any such litigation or proceedings upon Lender’s request or upon material developments in any such litigation or proceedings.

5.1.4 Access to the Property.

Subject to the rights of tenants and/or occupants pursuant to Hotel Transactions, Borrower shall permit agents, representatives and employees of Lender to inspect any Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default.

Borrower shall promptly advise Lender of any Material Adverse Effect, financial or otherwise, or of the occurrence of any monetary Default, material non-monetary Default or Event of Default, in each case, of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any out-of-pocket expenses incurred in connection therewith (including reasonable out-of-pocket attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof if Borrower requests a disbursement of such proceeds) out of such Award or Insurance Proceeds.

5.1.8 Further Assurances.

Provided the same does not increase Borrower’s liabilities or obligations, or decrease Borrower’s rights or privileges, in each case, other than to a de minimis extent, Borrower shall, and shall cause Pledgor, Pledgee, Operating Lessee and Pledgee Subsidiaries to, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith (provided, however, that Borrower shall not be required to pay the cost of an appraisal unless (i) when Borrower is expressly required to do so in order to determine the Loan to Value Ratio pursuant to the Loan Documents or (ii) an Event of Default has occurred and is continuing);

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries of UCC financing statements; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9 Mortgage and Intangible Taxes.

Borrower shall pay, upon receipt of a written request by Lender together with an invoice for the same, all State, county and municipal recording, mortgage, and intangible, and all other taxes or fees imposed upon the execution and recordation of the Security Instrument, the Assignment of Leases, any financing statements (and any continuation statements with respect to such financing statements), any fixture filings (and any continuation statements with respect to such financing statements) and/or upon the execution and delivery of the Note.

5.1.10 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP and the Uniform System of Accounts for the Lodging Industry, current edition (or such other accounting basis acceptable to Lender, consistently applied), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be reasonably necessary in the protection of Lender’s interest.

(b) Borrower will furnish, or cause to be furnished, to Lender:

(i) monthly (including, for the avoidance of doubt, such month ending on the last day of the Fiscal Year), on or before twenty-five (25) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Property and the Properties (i.e., individually and on a combined basis) (subject to normal year-end adjustments): (i) rent roll for the subject month, (ii) a summary report detailing monthly occupancy, including average daily rates and RevPAR, together with most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property, (iii) to the extent not previously delivered to Lender, a copy of any formal written notice delivered or received under a Franchise Agreement, (iv) the Monthly Hotel Pass-Through Income Certificate and (v) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of each Property and the Properties (i.e., individually and on a combined basis) during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender;

(ii) quarterly (including, for the avoidance of doubt, such quarter ending on the last day of the Fiscal Year), within forty-five (45) days after the end of each fiscal quarter, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete, a copy of Borrower’s quarterly financial statements prepared by an Approved Accountant in accordance with GAAP and the Uniform System of Accounts for the Lodging Industry, current edition (or such other accounting basis acceptable to Lender, consistently applied). Such statements will contain statements of profit and loss for Borrower and each Property and the Properties (i.e., individually and on a combined basis) and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for each Property and the Properties (i.e., individually and on a combined basis) for such quarter and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses; and

(iii) annually, within ninety (90) days following the end of each Fiscal Year, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete, a copy of Borrower’s annual financial statements, audited by an Approved Accountant in accordance with GAAP and the Uniform System of Accounts for the Lodging Industry, current edition (or such other accounting basis acceptable to Lender, consistently applied). Such statements will contain statements of profit and loss for Borrower and each Property and the Properties (i.e., individually and on a combined basis) and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for each Property and the Properties (i.e., individually and on a combined basis) for such Fiscal Year and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (x) a comparison of the budgeted income and expenses to the actual income and expenses for the prior Fiscal Year, and (y) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and each Property and the Properties (i.e., individually and on a combined basis) and has been prepared in accordance with GAAP and the Uniform System of Accounts for the Lodging Industry, current edition (or such other accounting basis acceptable to Lender, consistently applied). Annually, within ninety (90) days following the end of each Fiscal Year, Borrower shall provide to Lender a copy of all of Borrower’s most recent filed State and Federal income tax returns.

(c) Borrower will cause Guarantor to furnish to Lender:

(i) quarterly, within forty-five (45) days after the end of each fiscal quarter, a certificate stating that Guarantor is in compliance with the Guarantor Financial Covenants, which certificate, with supporting documentation, shall be in the same form as the certificate of Guarantor Financial Covenants delivered by Guarantor to Lender in connection with the closing of the Loan (or otherwise, such form as approved by Lender); and

(ii) annually, within one hundred twenty (120) days following the end of each Fiscal Year, (I) a complete copy of Guarantor’s annual financial statements, audited by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Lender, consistently applied) and certified by Guarantor, containing statements of profit and loss for Guarantor, (II) a balance sheet for Guarantor, (III) a copy of all of Guarantor’s most recent State and Federal income tax returns and (IV) a certificate stating that Guarantor is in compliance with the Guarantor Financial Covenants, which certificate, with supporting documentation, shall be in the same form as the certificate of Guarantor Financial Covenants delivered by Guarantor to Lender in connection with the closing of the Loan (or otherwise, such form as approved by Lender). Guarantor’s annual financial statements shall be accompanied by a certificate executed by a Responsible Officer or other appropriate officer of Guarantor stating that each such annual financial statement presents fairly the financial condition and the results of operations of Guarantor and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender, consistently applied).

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget for each Property and the Properties (i.e., individually and on a combined basis) not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, and shall be subject to Lender’s written approval during the continuance of an Event of Default or a Cash Sweep Period (each such Annual Budget that is not required to be approved or after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower with respect to which Lender has approval rights, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Upon the commencement of a Cash Sweep Period, Borrower shall promptly propose an updated Annual Budget for which Lender shall have the right to approve in accordance with this Section 5.1.10(d) and until such time that there is a new Approved Annual Budget for such same Fiscal Year, the most recently Approved Annual Budget shall apply for such Fiscal Year. Until such time that there is an Approved Annual Budget for a Fiscal Year, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, debt service, franchise fees, Insurance Premiums and utilities expenses.

(e) Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the Collateral, the operation of the Property and the financial affairs of Borrower, Pledgor, Pledgee, Operating Lessee, Pledgee Subsidiaries and Guarantor as may be reasonably requested by Lender.

(f) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and each Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender determines necessary or desirable; provided that, without limiting the terms of Section 9.2(a) hereof, any such Investor shall agree to maintain the confidentiality of such information and material; provided, further, that nothing herein shall prevent any Person from disclosing any such materials or information: (a) subject to an agreement to maintain such confidentiality, to its employees, directors, agents, attorneys, accountants and other professional advisors, (b) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Applicable Law, (c) if required to do so in connection with any litigation or similar proceeding, (d) that has been publicly disclosed other than in known violation of a confidentiality obligation, including this Section 5.1.10(f), (e) subject to agreement to maintain the confidentiality of such information and materials, to Lender’s Affiliates and the respective officers, directors, partners, members, employees, legal counsel, accountants, advisors, independent auditors and other experts or agents of Lender or of such affiliates who need to know such information, (f) subject to agreement to maintain the confidentiality of such information and materials, to any direct or indirect contractual counterparties to any swap or derivative transaction or financing arrangements relating to the Loan, including, without limitation, any lenders under any warehouse or repurchase credit vehicles, in each case, who is otherwise subject to a confidentiality agreement, (g) for purposes of Lender establishing a “due diligence” defense, or (h) in any action or proceeding by Lender to enforce the terms of the Loan Documents. Borrower irrevocably waives any and all rights it may have under any Applicable Law to prohibit such disclosure, including, but not limited, to any right of privacy.

(g) During a Cash Sweep Period, Borrower shall deliver, or cause to be delivered, to the Lender: (i) prompt written notice (and in any event within two (2) Business Days) of any written notice received by Borrower from Manager stating that the Working Capital Amount is insufficient to meet the operating needs of the Property; (ii) prompt written notice (and in any event within two (2) Business Days) of any written request by Manager for Borrower to deposit additional funds to restore or increase the balance to the Working Capital Amount, together with a copy of such request; (iii) a reconciliation showing: (A) the opening balance of Manager’s working capital account maintained pursuant to each Management Agreement (the “Manager’s Working Capital Account”) as of the first day of such month; (B) all deposits made to fund or replenish the Manager’s Working Capital Account, including evidence reasonably acceptable to Lender that any Working Capital Deficiency Deposit Amount made pursuant to Section 3.7(b)(ii) of the prior month was contributed to the Manager’s Working Capital Account; (C) reasonably detailed itemization of all amounts disbursed by from the Manager’s Working Capital Account during such month; and (D) the closing balance of the Manager’s Working Capital Account as of the last day of such month.

(h) As part of each monthly report delivered pursuant to Section 5.1.10(b)(i) above during a Cash Sweep Period, Borrower shall deliver, or cause to be delivered, to the Lender a reasonably detailed reconciliation of all Hotel Pass-Through Income collected and remitted by Manager during the applicable calendar month. Such reconciliation shall set forth (a) the actual Hotel Pass-Through Income required to be paid to third parties for such calendar month (the “Actual Hotel Pass-Through Income”) and (b) the amount of Hotel Pass-Through Income included in the Working Capital Deficiency Deposit Amount for such calendar month (the “Paid Hotel Pass-Through Income”). If the Paid Hotel Pass-Through Income exceeds the Actual Hotel Pass-Through Income for any calendar month, the amount of such excess shall be known as the “Hotel Pass-Through Income Overpayment Amount”.

(i) Borrower shall furnish, or cause to be furnished, to Lender, within thirty (30) days after the end of each calendar month, a report (accompanied by an Officer’s Certificate stating that such items are true, correct and complete) reconciling (a) the actual Operating Expenses paid in cash or incurred by or on behalf of Borrower with respect to each Property and the Properties (i.e., individually and on a combined basis) during such calendar month (the “Actual OpEx”) with (b) the operating expenses set forth in the Approved Annual Budget for such calendar month (the “Budgeted OpEx”). If the Budgeted OpEx exceeds the Actual OpEx for any calendar month, the amount of such excess shall be known as the “OpEx Overpayment Amount”. If the Actual OpEx exceeds the Budgeted OpEx for any calendar month, the amount of such excess shall be known as the “OpEx Underpayment Amount”.

5.1.11 Business and Operations.

(a) Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership of each Property and the Collateral and the maintenance, management and operation of such Property. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership of each Property and the Collateral and the maintenance, management and operation of such Property.

(b) Borrower will cause Pledgor to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership of the Equity Collateral. Borrower will cause Pledgor to remain in good standing under the laws of each jurisdiction to the extent required for the ownership of the Equity Collateral.

(c) Borrower will cause Pledgee to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the direct or indirect ownership of Borrower. Borrower will cause Pledgee to remain in good standing under the laws of each jurisdiction to the extent required for the direct or indirect ownership of Borrower.

(d) Borrower will cause Pledgee Subsidiaries to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the direct or indirect ownership of Borrower. Borrower will cause Pledgee Subsidiaries to remain in good standing under the laws of each jurisdiction to the extent required for the direct or indirect ownership of Borrower.

(e) Borrower will cause Operating Lessee to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for ownership of its interest in the Operating Lease. Borrower will cause Operating Lessee to remain in good standing under the laws of each jurisdiction to the extent required for the ownership of its interest in the Operating Lease.

5.1.12 Costs of Enforcement.

In the event (a) that any Security Instrument encumbering any Property is foreclosed in whole or in part or that such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) that the Pledge Agreement encumbering the Equity Collateral is foreclosed in whole or in part or that the Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (c) of the foreclosure of any mortgage or other security instrument prior to or subsequent to any Security Instrument encumbering any Property which proceeding Lender is made a party, (d) of the foreclosure of any pledge agreement or other security instrument prior to or subsequent to the Pledge Agreement encumbering the Equity Collateral which proceeding Lender is made a party, or (e) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or any of its constituent Persons or an assignment by Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13 Estoppel Statement.

(a) After written request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note and any other outstanding amounts payable to Lender under the Loan Documents of which Borrower has received notification from Lender (including the Yield Maintenance Premium), (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) After request by Lender (which shall not be made more than one (1) time in any twelve (12) month period (except during the continuance of an Event of Default or in connection with a Secondary Market Transaction)), Borrower shall exercise commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s written request therefor, tenant estoppel certificates from each commercial tenant leasing commercial space at the Property in form and substance reasonably satisfactory to Lender, if applicable (with such changes as are reasonably satisfactory to Lender or as are necessary to conform to the facts) (or if no such form is required, in form and substance reasonably satisfactory to Lender).

(c) Intentionally Omitted.

(d) After request by Lender (which shall not be made more than one (1) time in any twelve (12) month period (except during the continuance of an Event of Default or in connection with a Secondary Market Transaction)), Borrower shall exercise commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s written request therefor, an estoppel certificate from Manager stating that, to Manager’s knowledge, (i) the Management Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Manager nor Borrower is in default under any of the terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (iii) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (iv) all sums due and payable to Manager under the Management Agreement have been paid in full.

(e) After request by Lender (which shall not be made more than one (1) time in any twelve (12) month period (except during the continuance of an Event of Default or in connection with a Secondary Market Transaction)), Borrower shall exercise commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s written request therefor, an estoppel certificate from Franchisor stating that, to Franchisor’s knowledge, (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

5.1.14 Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4. hereof.

5.1.15 Performance by Borrower.

Borrower shall (and shall cause Pledgor, Pledgee, Operating Lessee, and Pledgee Subsidiaries to) in a timely manner observe, perform and fulfill, in each case, in all material respects, each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, Operating Lessee, Pledgor, Pledgee, and/or Pledgee Subsidiaries, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Pledgor without the prior written consent of Lender.

5.1.16 Intentionally Omitted.

5.1.17 Leasing Matters.

(a) Borrower may (and may cause Operating Lessee to) enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) unless a subordination, non-disturbance and attornment agreement on Lender’s then-current standard form of subordination, non-disturbance and attornment agreement is delivered is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender, (ii) is written on such Borrower’s standard form of lease reasonably approved by Lender, and (iii) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this Section together with Borrower’s certification that it has satisfied all of the conditions of this Section 5.1.17(a).

(b) Borrower (and Operating Lessee) (i) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (ii) shall, promptly upon receipt, deposit all Lease Termination Payments into the Lockbox Account, and (iii) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents.

5.1.18 Management Agreement; Parking Management Agreement.

(a) The Improvements on the Property are operated under the terms and conditions of the Management Agreement. In no event shall the aggregate base and incentive fees due to Manager under the Management Agreement exceed three and twenty-five hundredths of a percent (3.25%) (provided that base management fee shall not exceed two and seventy-five hundredths of a percent (2.75%)) of the gross income derived from the Property, unless otherwise approved by Lender in writing. Borrower or Operating Lessee, as applicable, shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Borrower or Operating Lessee, as applicable, to be performed and observed to the end that all things shall be done which are necessary to keep materially unimpaired the rights of Borrower or Operating Lessee, as applicable, under the Management Agreement and (ii) promptly notify Lender of the giving (and provide a copy) of any notice by the Manager to Borrower or Operating Lessee, as applicable, of any default beyond any applicable notice and cure periods by Borrower or Operating Lessee, as applicable, in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower or Operating Lessee, as applicable, to be performed and observed. Neither Borrower nor Operating Lessee, as applicable, shall consent to the assignment by the Manager of its interest under the Management Agreement other than to a Qualified Manager, or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing. Borrower or Operating Lessee, as applicable, hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower or Operating Lessee, as applicable, to modify, change, supplement, alter or amend the Management Agreement, in any material respect, and any such modification, change, supplement, alteration or amendment of the Management Agreement, without the prior consent of Lender (which consent shall be subject to the Deemed Consent Mechanics) shall be void and of no force and effect. If Borrower or Operating Lessee, as applicable, shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower or Operating Lessee, as applicable, to be performed or observed (that is not being contested in good faith) beyond all applicable notice and cure periods during an Event of Default, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower or Operating Lessee, as applicable to be performed or observed to be promptly performed or observed on behalf of Borrower or Operating Lessee, as applicable, to the end that the rights of Borrower or Operating Lessee in, to and under the Management Agreement shall be kept materially unimpaired and free from default. Subject to the rights of tenants and occupants pursuant to Hotel Transactions, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. Borrower shall not, and to the extent of any approval rights thereunder shall exercise commercially reasonable efforts to cause the Manager not to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed (which consent shall be subject to the Deemed Consent Mechanics). To the extent the Management Agreement is scheduled to expire prior to the Maturity Date, unless steps are being taken to replace Manager with a new Qualified Manager or to otherwise negotiate changes to the existing Management Agreement, Borrower or Operating Lessee, as applicable, shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon written demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and to the extent Borrower or Operating Lessee, as applicable, fail to so exercise, Borrower and Operating Lessee hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower or Operating Lessee, as applicable, which power of attorney shall be irrevocable during the term of the Loan and shall be deemed to be coupled with an interest. Any sums expended by Lender from its own funds pursuant to and in accordance with this paragraph, (i) shall bear interest at the Default Rate from the date that is ten (10) Business Days following Borrower’s receipt of written notice that such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instrument and the other Loan Documents and (iv) shall be due and payable within ten (10) Business Days of receipt of written demand by Lender therefor.

(b) Without limitation of and notwithstanding the foregoing, Borrower or Operating Lessee, as applicable, of their own volition or upon the request of Lender, shall terminate the Management Agreement and replace the Manager, without penalty or fee, if at any time during the Loan: (a) the Manager shall become insolvent or the subject of any Bankruptcy Action, (b) there exists an Event of Default for which Lender has accelerated the Loan, (c) intentionally omitted, or (d) upon any fraud, misappropriation of Rents, or gross negligence by Manager or (e) as to Borrower’s termination right, at any other time. Within forty-five (45) days of the termination of any Management Agreement, a Qualified Manager shall assume management of the Property pursuant to a Replacement Management Agreement.

(c) Borrower shall (or shall cause Operating Lessee, as applicable to) (i) perform and/or observe all of the material covenants and agreements required to be performed and observed by it under Parking Management Agreement to which it is a party that would otherwise constitute a Material Agreement, within the time periods specified for such performance and observation in the applicable Parking Management Agreement, and do all things reasonably necessary to preserve and to keep unimpaired its rights thereunder, and (b) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Parking Management Agreement to which it is a party in a commercially reasonable manner. Borrower shall not, without Lender’s prior written consent (which consent shall be subject to the Deemed Consent Mechanics), such consent not to be unreasonably withheld: (a) enter into any Parking Management Agreement that would otherwise constitute a Material Agreement, (b) surrender or terminate any Parking Management Agreement to which it is a party that would otherwise constitute a Material Agreement unless, within forty-five (45) days of the termination of any such Parking Management Agreement, a Qualified Parking Manager assumes management of the parking area at the applicable Property pursuant to a Replacement Parking Management Agreement, (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower or Operating Lessee under any Parking Management Agreement that would otherwise constitute a Material Agreement, except for such increases as are expressly provided for therein or in any (to the extent required, Lender-approved) Approved Budget, or (d) modify, change, supplement, alter or amend, or, other than in a commercially reasonable manner, waive or release any of its material rights and remedies under any Parking Management Agreement that would otherwise constitute a Material Agreement.

(d) Without limitation of and notwithstanding the foregoing, Borrower or Operating Lessee, as applicable, of their own volition or upon the request of Lender, shall terminate the Parking Management Agreement and replace the Parking Manager, without penalty or fee, if at any time during the Loan: (a) the Parking Manager shall become insolvent or the subject of any Bankruptcy Action, (b) there exists an Event of Default for which Lender has accelerated the Loan, (c) intentionally omitted, or (d) upon any fraud, misappropriation of parking management fees, or gross negligence by Parking Manager or (e) as to Borrower’s termination right, at any other time. Within forty-five (45) days of the termination of any Parking Management Agreement that would otherwise constitute a Material Agreement, a Qualified Parking Manager shall assume management of the parking area at the applicable Property pursuant to a Replacement Parking Management Agreement.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of each Property, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any Property; (iii) there shall be no Hazardous Materials in, on, or under any Property, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate any Property or (2) fully disclosed to and approved by Lender in writing; (iv) subject to Borrower’s permitted contest rights in accordance with the Contest Procedures, Borrower shall keep any Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any customary environmental site assessment or other investigation of environmental conditions in connection with any Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that any Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Property as required by Environmental Law; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any tenant or other user of any of any Property to violate any Environmental Law; and (ix) Borrower shall promptly notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any Property in violation of Environmental Law; (B) any non-compliance with any Environmental Laws related in any way to any Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials on the Property in violation of Environmental Law.

(b) Following an Event of Default or if Lender reasonably believes that a materially adverse environmental condition exists at the Property that could reasonably be expected to endanger any occupants of the Property or the general public or materially adversely affect the value of the Property or result in material monetary damages, Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Property at all reasonable times to assess any and all aspects of the environmental condition of such Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such Person designated by Lender. Lender shall endeavor to cause such access and testing, whether performed by Lender or by those contracted or hired by Lender, to be carried out in such manner as to minimize the disruption to Borrower’s operations at the Property.

5.1.20 Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed (which consent shall be subject to the Deemed Consent Mechanics) except with respect to alterations that may have a Material Adverse Effect. Notwithstanding the foregoing, provided no Event of Default is then continuing, Lender’s consent shall not be required in connection with any alterations that (a) will not, individually, or in the aggregate with all prior alterations, have a Material Adverse Effect; provided further, that such alterations (i) are either work performed pursuant to the terms of any Lease approved in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget, (ii) are not structural in nature, (iii) do not materially adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (iv) are permitted pursuant to the terms of the Property Documents and (v) the aggregate cost thereof together with the cost of all prior incomplete alterations, does not exceed $750,000 as to a specific Property and $1,500,000 in the aggregate as to the Properties, (b) are performed in connection with Restoration after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement or (c) are performed in respect of PIP Work pursuant to Franchise Agreements.

5.1.21 Franchise Agreement.

(a) The Improvements on the Property, to the extent subject to a Franchise Agreement, shall be operated under the terms and conditions of the applicable Franchise Agreement. Borrower shall (i) pay all sums required to be paid by Borrower under each Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are reasonably necessary to keep materially unimpaired the rights of Borrower under the Franchise Agreement (including, without limitation, the completion of all PIP Work required under any PIP on or prior to the Outside Date), (iii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each capital expenditure plan, and material notice received by it under each Franchise Agreement.

(b) Borrower shall not, without the prior consent of Lender, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend the Franchise Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender each Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of such Franchise Agreement without the prior consent of Lender shall be void and of no force and effect.

(c) If Borrower shall default, beyond all applicable notice and cure periods, in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Franchise Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Franchise Agreement shall be kept materially unimpaired and free from default. Subject to the rights of tenants and occupants pursuant to Hotel Transactions, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the applicable Franchisor shall deliver to Lender a copy of any notice sent to Borrower of default under any Franchise Agreement, such notice shall constitute full protection to Lender for any reasonable action taken or omitted to be taken by Lender in good faith, in reliance thereon pursuant to this Section 5.1.21.

(d) To the extent a Franchise Agreement is scheduled to expire during the term of the Loan, Borrower shall exercise each individual option, if any, to extend or renew the term of each applicable Franchise Agreement upon written demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and, to the extent Borrower fails to do after such written demand, Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable during the term of the Loan and shall be deemed to be coupled with an interest.

(e) Any sums expended by Lender from its own funds in accordance with and pursuant to this Section 5.1.21 shall bear interest at the Default Rate from the date that is ten (10) Business Days following Borrower’s receipt of written notice that such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be due and payable within ten (10) Business Days or receipt written demand by Lender therefor.

5.1.22 The Ground Lease.

With respect to the Ground Lease:

(a) Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the Fee Owner under the Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly, after obtaining knowledge thereof, notify Lender of any bankruptcy, reorganization or insolvency of the Fee Owner under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, or (y) consent to, acquiesce in, or fail to object to, any attempt by the Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate free and clear of the Ground Lease under Section 363(f) of the Bankruptcy Code or otherwise. Borrower shall object to any such attempt by the Fee Owner, as debtor in possession or by a trustee for the Fee Owner, to sell or transfer the Fee Estate free and clear of the Ground Lease under Section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under Section 363(e) of the Bankruptcy Code. To the extent permitted by Applicable Law, Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of the Fee Estate free and clear of the Ground Lease, and grants to Lender during the term of the Loan, the right to object to any such sale or transfer on behalf of Borrower, and Borrower shall not contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that the Owner, as debtor in possession or by a trustee for the Fee Owner, attempts to sell or transfer the Fee Estate free and clear of the Ground Lease under Section 363(f) of the Bankruptcy Code or otherwise.

(b) If Borrower shall default, beyond all applicable notice and cure periods, in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept materially unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any reasonable action taken or omitted to be taken by Lender, in good faith, in reliance thereon. To the extent the Ground Lease is scheduled to expire during the term of the Loan, Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon written demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable during the term of the Loan and shall be deemed to be coupled with an interest.

(c) Subleases. Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not further sublet any portion of the applicable Property (other than pursuant to the Operating Lease or as permitted pursuant to Section 5.1.17 hereof) without prior written consent of Lender. Each sublease hereafter made, if any, shall provide that, (a) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (b) in the event of any action for the foreclosure of the Security Instrument, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (c) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the applicable Property on such foreclosure, as the case may be. In the event that any portion of the applicable Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in such Property.

5.1.23 OFAC.

At all times throughout the term of the Loan, each Loan Party and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury and no Embargoed Person shall have any interest of any nature whatsoever in any Loan Party.

5.1.24 O&M Program.

Borrower covenants and agrees to implement and follow the terms and conditions of the O&M Program for the Property during the term of the Loan, including any extension or renewal thereof. Lender’s requirement that Borrower develop and comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

5.1.25 Single Purpose Entity.

Borrower covenants and agrees that its, Pledgor’s, and Pledgee’s, organizational documents shall (x) contain the covenants and restrictions enumerated in Section 4.1.35 hereof and (y) with respect to any Independent Director Required Entity, provide that:

(a) the limited liability company agreement of such Person (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of such Person (“Member”) to cease to be the member of such Person (other than (1) upon an assignment by Member of all of its limited liability company interest in such Person and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of such Person in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as an Independent Director of such Person shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Person, automatically be admitted to such Person (“Special Member”) and shall continue such Person without dissolution and (B) Special Member may not resign from such Person or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to such Person as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Directors. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of such Person upon the admission to such Person of a substitute Member, (w) Special Member shall be a member of such Person that has no interest in the profits, losses and capital of such Person and has no right to receive any distributions of such Person assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act or any comparable provision (the “Act”), Special Member shall not be required to make any capital contributions to such Person and shall not receive a limited liability company interest in such Person, (y) Special Member, in its capacity as Special Member, may not bind such Person and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Person, including, without limitation, the merger, consolidation, division or conversion of such Person; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Directors, to vote on such matters required by the LLC Agreement. In order to implement the admission to such Person of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Person as Special Member, Special Member shall not be a member of such Person.

(b) Upon the occurrence of any event that causes the Member to cease to be a member of such Person, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Person, agree in writing (A) to continue such Person and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Person, effective as of the occurrence of the event that terminated the continued membership of Member of such Person in such Person. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Person and upon the occurrence of such an event, the business of such Person shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve or divide such Person upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Person.

(c) In addition, the organizational documents of such Person shall include the following provisions: (a) such Person shall not, without the written consent of its members including the Independent Directors, on behalf of itself or such Person, take any Material Action, and when voting with respect to such matters, the Independent Directors shall consider only the interests of such Person, including its creditors; (b) no Independent Director of such Person may be removed or replaced except as a result of an Independent Director Event; provided, however, prior to such removal or replacement such Person must provide Lender with not less than three (3) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; (c) to the fullest extent permitted by Applicable Law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of such Person and the constituent members of such Person (the “Constituent Members”) (including such Person’s creditors) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to the Constituent Members and such Person (including such Person’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Person exclusive of (i) all other interests (including, without limitation, all other interests of the Constituent Members), (ii) the interests of other Affiliates of the Constituent Members and such Person and (iii) the interests of any group of Affiliates of which the Constituent Members or such Person is a part; (d) other than as provided above, the Independent Directors shall have no fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; (e) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under Applicable Law; and (f) to the fullest extent permitted by Applicable Law, including Section 18-1101(e) of the Act, no Independent Director shall not be liable to such Person, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct.

5.1.26 Hotel Covenants.

(a) intentionally omitted.

(b) Borrower shall promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by each applicable Franchisor under the applicable Franchise Agreement.

(c) Borrower shall not, without Lender’s prior written consent, (i) intentionally omitted; (ii) reduce or consent to the reduction of the term of any Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under any Franchise Agreement, except to the extent such increase is contemplated in the Franchise Agreement as the same exists on the Closing Date or is hereafter entered into and/or modified in accordance with the terms of this Agreement; (iv) waive or release any of its rights and remedies under, any Franchise Agreement; or (v) replace any Franchisor or enter into any Replacement Franchise Agreement.

(d) In connection with Borrower’s request for approval of any new Franchise Agreement (each a “Replacement Franchise Agreement”), Borrower shall: (i) to the extent the Loan is subject to a Securitization, and a Rating Agency has not declined to a review thereof deliver a Rating Agency Confirmation from each applicable Rating Agency as to such Replacement Franchise Agreement, (ii) pay all costs and expenses incurred in connection with such Replacement Franchise Agreement (including the cost of any work required by the Replacement Franchise Agreement or required by any property improvement plans entered in to in connection with the Replacement Franchise Agreement), (iii) obtain any new or amended Licenses as may be required in connection with such Replacement Franchise Agreement and (iv) deliver to Lender within thirty (30) days following the execution of such Replacement Franchise Agreement a comfort letter from the Franchisor on Franchisor’s then current form in form and substance reasonably acceptable to Lender.

(e) Without in any way limiting the covenants set forth in the Loan Documents, Borrower shall: (i) cause each hotel located on each applicable Property to be operated, repaired and maintained as a well-maintained “first-class” hotel which shall mean a hotel providing amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the applicable Property, taking into consideration the age and location of the hotel located on the applicable Property and (ii) use commercially reasonable efforts to cause Manager to maintain Inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the applicable Property and at levels sufficient for the operation of the hotel located on the applicable Property at full occupancy levels.

(f) Unless Lender consents in writing, Borrower shall not have any employees at any hotel located on any Property. Regardless of who is the employer of the employees at the applicable hotel, Borrower shall ensure that none of Manager, Borrower or such employer shall terminate (or permit the termination of) any employees at the hotel without the prior written consent of Lender if such termination would trigger any liability under the WARN Act for which Borrower has not set aside sufficient reserves therefor, which sufficiency shall be subject to Lender’s reasonable determination.

(g) Borrower shall not modify, supplement, alter or amend the instructions given pursuant to the Credit Card Direction Letter without the prior written consent of Lender, in Lender’s sole discretion. Any new or replacement Credit Card Agreement for any Property, including the form of such Credit Card Agreement and the identity of the credit card company shall be on substantially the same form as in effect on the Closing Date. As a condition precedent to Lender granting its consent to any new or replacement Credit Card Agreement, Borrower and/or Manager shall irrevocably direct such credit card company that all revenues paid by such credit card companies with respect to the Property (less any processing fees which are owed such credit card company in accordance with the terms of the Credit Card Agreement), in accordance with such merchant’s agreements or otherwise, shall be transferred by wire transfer or ACH system to the Lockbox Account, and shall cause the credit card company party thereto to execute and deliver to Lender an acknowledgment and agreement to comply with such instruction.

(h) All Advance Deposits shall be held and applied in compliance with all applicable Legal Requirements. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (a) shall be maintained in full force and effect in the full amount required by Legal Requirements in respect of such deposits unless replaced by cash deposits as herein above described, (b) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder, and (c) shall in all respects comply with any applicable Legal Requirements. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

5.1.27 REA.

Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall with respect to any REA the termination of which would reasonably be expected to result in a Material Adverse Effect, (a) within the time periods specified for the same in such REA, perform and/or observe, in all material respects, all of the material covenants and agreements required to be performed and observed by it under the REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly after Borrower obtaining knowledge thereof, notify Lender of any material default beyond all applicable notice and cure periods by any party under the REA of which it has given or received written notice; (c) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by counterparty under such REA in a commercially reasonable manner; (d) cause the Property to be operated, in all material respects, in accordance with the REA; and (e) not, without the prior written consent of Lender (not to be unreasonably withheld or delayed), (i) enter into any new REA or replace or execute modifications to any existing REA or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (ii) surrender, terminate or cancel the REA, (iii) reduce or consent to the reduction of the term of the REA to the extent the same would reasonably be expected to result in a Material Adverse Effect, (iv) intentionally omitted, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, in each case, in writing, the REA in any material respect or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the REA.

5.1.28 Intentionally Omitted.

5.1.29 Required Repairs.

Borrower shall perform the repairs at the applicable Properties, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the date set forth on Schedule II attached hereto, subject to Force Majeure. Subject to Force Majeure, it shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs relating to life or safety issues at the applicable Properties by the date set forth on Schedule II attached hereto.

5.1.30 Guarantor Financial Covenants.

Guarantor shall maintain, throughout the term of the Loan, as confirmed by Lender, (i) a minimum Net Worth equal to at least One Hundred Twenty Million and No/100 Dollars ($120,000,000.00) and (ii) minimum Unencumbered Liquid Assets of at least Twenty Million and No/100 Dollars ($20,000,000.00), which such Net Worth and Unencumbered Liquid Asset requirements shall be proportionately decreased in connection with each release of any Individual Release Property pursuant to Section 2.5 hereof (e.g., if Property or Properties for which the applicable Allocated Loan Amounts equal ten percent (10%) of the overall Loan Amount are released, Guarantor Financial Covenants shall be proportionately decreased by ten percent (10%) to require minimum Net Worth of $108,000,000.00 and Unencumbered Liquid Assets of $18,000,000.00).

5.1.31 Operating Lease.

(a) The Improvements on each Property shall be operated under the terms and conditions of the applicable Operating Lease in all material respects.

(b) intentionally omitted.

(c) During the continuance of an Event of Default, Borrower hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord under each Operating Lease to surrender the leasehold estates created by each Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend each Operating Lease subject only to the rights granted to Borrower pursuant to this Section 5.1.31 or Section 5.2.18 hereof. Subject only to the rights granted to Borrower pursuant to this Section 5.1.31 or Section 5.2.18 hereof, each Borrower agrees not to surrender the leasehold estates created by any Operating Lease or to terminate or cancel, or, in any material respect, modify, change, supplement, alter or amend the Operating Lease, and any such surrender, termination, or cancellation, or material modification, change, supplement, alteration or amendment not permitted pursuant to the foregoing terms of this Section 5.1.31 shall be void and of no further force or effect.

(d) intentionally omitted.

(e) In the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, any attempt by any Borrower to, or if any Borrower permits any Operating Lessee to, surrender its leasehold estate, or any portion thereof, under the applicable Operating Lease, or any attempt under such circumstances by any Borrower to (or if Borrower permits any Operating Lessee to) terminate, cancel or acquiesce in the rejection of any Operating Lease without the consent of Lender shall be null and void. Borrower hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend each Operating Lease in any material respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, and any attempt on the part of any Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void.

Each of Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of (i) exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such section (i) to obtain for the benefit of Borrower or Lender a right to possession or statutory term of years derived from or incident to the applicable Operating Lease, or (ii) to treat the applicable Operating Lease as terminated.

(f) Notwithstanding the rejection of any Operating Lease by the applicable Borrower or Operating Lessee, as debtor in possession, or by a trustee for such Borrower, pursuant to Section 365 of the Bankruptcy Code, neither the lien of the Security Instrument nor Lender’s rights with respect to any Operating Lease shall be affected or impaired by reason thereof. In the event that an Operating Lessee shall remain in possession of any Property following a rejection of the applicable Operating Lease by the applicable Borrower, as debtor in possession, or by a trustee for such Borrower, such Operating Lessee agrees that it shall not exercise any right of offset against the rent payable under the applicable Operating Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, without the prior consent of Lender thereto.

(g) Lender shall have the right, but shall be under no obligation, to exercise on behalf of any Borrower any renewal or extension options under each Operating Lease if such Borrower shall fail to exercise any such options; provided that the renewal terms are in compliance with the rules applicable to Taxable REIT Subsidiaries (as defined in the Code) under the Code. Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of each Borrower following any Borrower’s failure to do so, and during the continuance of an Event of Default, to take at any time any or all other actions on behalf of the applicable Borrower required for the preservation of the applicable Operating Lease.

(h) Borrower represents, covenants and warrants that it is the express intent of Borrower and Operating Lessee that each Operating Lease constitute a true lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of each Operating Lessee in the applicable Property is as tenant under the applicable Operating Lease. In the event that it shall be determined that any Operating Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of the applicable Operating Lessee in the applicable Property is other than that of tenant under the applicable Operating Lease, Borrower hereby covenants and agrees that it shall cause the applicable Operating Lessee’s interest in the applicable Property, however characterized, to continue to be subject and subordinate to the lien of the Security Instrument, or the applicable Borrower’s fee interest in the Property, on all the same terms and conditions as contained in the applicable Operating Lease and the Security Instrument.

5.1.32 Security Deposits.

(a) All security deposits shall be held and applied in compliance with all applicable Legal Requirements and any provisions in any Lease relating thereto, and Borrower or Operating Lessee, as applicable, shall maintain (i) such security deposits in a separate account and (ii) books and records of sufficient detail to identify all security deposits separate and apart from any other payments received from tenants.

(b) Any bond or other instrument which Borrower or Operating Lessee, as applicable, is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount required by Legal Requirements in respect of such deposits unless replaced by cash deposits as herein above described, (ii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder, and (iii) shall in all material respects comply with any applicable Legal Requirements. Borrower shall, upon written request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(c) Upon the occurrence and during the continuance of Priority Payment Cessation Event, within five (5) Business Days following Lender’s written request, Borrower or Operating Lessee, as applicable, shall (i) deposit with Lender an amount equal to the aggregate security deposits of the tenants (and any interest theretofore earned on such security deposits received by Borrower or Operating Lessee, as applicable), except to the extent that, prior to the occurrence of such Event of Default, any such security deposits were applied in accordance with the terms and conditions of the applicable Leases and the terms of the Loan Documents, and (ii) deliver to Lender all letters of credit, bonds and other instruments delivered by tenants to Borrower or Operating Lessee, except to the extent that, prior to the occurrence of such Event of Default, Borrower or Operating Lessee, as applicable, shall have returned such letters of credit, bonds or other instrument to the applicable tenants or applied amounts in respect of such letters of credit, bonds or other instruments, in each case under this clause (ii), in accordance with the terms and conditions of the applicable Leases. All amounts deposited with Lender pursuant to the immediately preceding sentence shall be held by Lender and either made available to Borrower or Operating Lessee, as applicable, or delivered to the applicable tenant, in each case, only as and when required pursuant to the applicable Lease.

5.1.33 Material Agreements.

Borrower shall (or shall cause Operating Lessee, as applicable to), in each case with respect to this Section 5.1.33 only to the extent the same constitutes a Material Agreement pursuant to clause (ii) of the definition thereof, (a) perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, within the time periods specified for such performance and observation in the applicable Material Agreement, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.34 Labor Matters.

(a) Borrower shall (i) perform and/or observe all of the material covenants and agreements required to be performed and/or observed by it under the Collective Bargaining Agreement and each union contract and collective bargaining agreement entered into in accordance with this Agreement, (ii) promptly notify (or cause to be notified) Lender in writing of the giving of any written notice of any default beyond all applicable notice and cure periods by any party under the Collective Bargaining Agreement and any other union contract and collective bargaining agreement entered into in accordance with this Agreement, in any material respect, of which it is aware and (iii) to the extent within the control of Borrower, not enter (or authorize Manager to enter) into, amend or modify (or permit to be amended or modified) in any material respect or terminate (or permit to be terminated) the Collective Bargaining Agreement and any other union contract and collective bargaining agreements entered into by Borrower, Manager or any other party on behalf of Borrower or related to the Property entered into in accordance with this Agreement without Lender’s prior written consent, which shall not to be unreasonably withheld, conditioned or delayed and, to the extent such amendment or modification is required by Applicable Law, such consent of Lender shall not be required.

(b) Promptly upon Borrower’s receipt of the same, Borrower shall provide Lender with copies of the following: (i) notices from any multiemployer pension plans to which Borrower or Manager is obligated to contribute under the Collective Bargaining Agreement (the “CBA Multiemployer Plans”), (ii) notices to Borrower or Manager or other party to the Collective Bargaining Agreement stating that such CBA Multiemployer Plan is determined to be in critical or endangered status, (iii) notices and demands from the CBA Multiemployer Plan to Borrower or Manager or other party to the Collective Bargaining Agreement regarding actual or potential withdrawal liability under such CBA Multiemployer Plan, and (iv) written requests to the CBA Multiemployer Plan from Borrower or Manager or their representatives for estimates of potential or actual withdrawal liability under the CBA Multiemployer Plan along with copies of the actual estimates when received by Borrower or Manager.

5.1.35 PIP Work.

(a) Commencement of PIP Work. Borrower shall not commence construction of the PIP Work until each of the following shall have occurred:

(i) all notices required by any Governmental Authority or by any applicable Legal Requirement and Environmental Laws to be filed prior to commencement of construction of the PIP Work shall have been filed;

(ii) Borrower shall have obtained (and delivered reasonable evidence of the same to Lender) all Governmental Approvals (if any), from, and has given all such notices to, and shall have taken all such other actions with respect to such Governmental Authority as may be required under applicable Legal Requirements for the commencement and applicable phase of construction of the PIP Work;

(iii) To the extent (x) Lender’s Funding Percentage is in excess of fifty percent (50%) and (y) the applicable trade contract is for an amount equal to or in excess of $5,000,000.00, delivery to Lender of evidence reasonably satisfactory to Lender that the Bond shall be in effect;

(iv) delivery to Lender of evidence reasonably satisfactory to Lender that the insurance required by the terms of the Loan Documents with respect to such PIP Work shall be in effect; and

(v) Borrower shall have delivered to Lender the Plans and Specifications and the anticipated construction schedule for the PIP Work, and Lender shall have approved in writing, such approval not to be unreasonably withheld, conditioned or delayed so long as the same are in compliance with the applicable requirements set forth in this Agreement, the Major Construction Contracts and the Franchise Agreement for such PIP Work.

(b) PIP Budget. Without the prior written consent of Lender, Borrower shall not amend, modify or supplement the PIP Budget with respect to any Property in any material respect. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower may, without Lender’s prior written consent, reallocate any demonstrated cost savings to any other Line Item in the PIP Budget; provided, that Borrower provides evidence reasonably acceptable to Lender that such cost savings are actual savings realized by Borrower. Additionally, Borrower may, without Lender’s prior written consent reallocate up to fifty percent (50%), in the aggregate, of the stated “Contingency” amounts as of the date hereof, to other Line Items for costs in such PIP Budget, until such time as fifty percent (50%) of the cost to Complete the PIP Work have been incurred, and thereafter Lender’s prior written approval shall not be required for such reallocation of “Contingency” so long as the amount so reallocated, when expressed as a percentage of total “Contingency” in the PIP Budget, is equal to or less than the percentage of completion of the PIP Work at the time of such reallocation. Borrower must deliver an updated PIP Budget to Lender promptly after any modifications are made to the PIP Budget pursuant to and in accordance with this Agreement.

(c) Correction of Defects. Borrower shall promptly correct (or cause the applicable contractor to correct) all material defects in the PIP Work or any material departure from the Plans and Specifications to the extent such deviation, if not of equal or greater quality than that which Lender approved, was not previously approved by Lender to the extent required hereunder. Borrower agrees that any disbursement of a PIP/Preferred Stock Conversion Advance or from the PIP Reserve Account whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Lender shall not constitute a waiver of Lender’s right to require compliance with this covenant.

(d) Completion of PIP Work. Borrower shall Complete the PIP Work at each Individual Property by the Outside Date.

(e) Deficiency and Rebalancing. If at any time Lender determines in its reasonable discretion or as confirmed by its third-party construction consultant (if applicable) that (i) the amount set forth in any Line Item of PIP Costs reflected on the PIP Budget will not be sufficient to complete the scope contemplated by such Line Item (and after taking into account all available contingency, actually realized and demonstrated cost savings in accordance with Section 5.1.35(b)) or (ii) the remaining PIP/Preferred Stock Conversion Advances (or, after the PIP/Preferred Stock Conversion Advance Deadline any amounts on deposit in the PIP Reserve Account) and after taking into account the remaining Mezzanine PIP Reserve Funds in the

Mezzanine PIP Reserve Account to pay such PIP Costs (provided, Mezzanine Borrower is not in default thereunder) together with the Acceptable Equity Sources, including those remaining to be contributed to satisfy in full the Required Equity Guaranty (and after taking into account all available contingency, actually realized and demonstrated cost savings in accordance with Section 5.1.35(b)), will not be sufficient to cover all remaining PIP Costs reasonably anticipated by Lender or as confirmed by its third-party construction consultant (if applicable) to be incurred in connection with the PIP Work (in each case, a “PIP Deficiency”), then Borrower shall deposit into the PIP Reserve Account, from Acceptable Equity Sources, no later than ten (10) Business Days after written notice from Lender delivered in accordance with the terms hereof (the “PIP Deficiency Notice”), the amount of the PIP Deficiency identified by Lender in the PIP Deficiency Notice (the “PIP Deficiency Payment”), and any failure to make the PIP Deficiency Payment hereunder on or prior to the expiration of such ten (10)-Business Day period shall constitute an immediate Event of Default. For the avoidance of doubt, a PIP Deficiency may exist whether or not Lender delivers a PIP Deficiency Notice to Borrower. Notwithstanding the foregoing, in no event shall Borrower be obligated to make a PIP Deficiency Payment prior to the PIP Budget (Initial) being finalized in accordance with this Agreement. Lender shall have no obligation to make any PIP/Preferred Stock Conversion Advances or make any disbursements from the PIP Reserve Account, in each case, for PIP Costs until no PIP Deficiency then exists and the Loan is back “in balance”.

5.1.36 Construction Contracts.

(a) Borrower shall not (i) surrender, terminate, cancel or modify any Major Construction Contracts except as otherwise expressly permitted under this Agreement or the other Loan Documents, (ii) consent to the assignment of Borrower’s rights in any Major Construction Contract, other than in favor of Lender pursuant to the Loan Documents, (iii) waive or release in writing any of its material rights and remedies under any Major Construction Contracts, or (iv) do any affirmative act which would relieve any contractor or subcontractor from its obligations under the Major Construction Contracts to which it is a party, in each case without the express written consent of Lender (which consent shall be subject to the Deemed Consent Mechanics).

(b) Borrower shall (i) enforce Borrower’s rights under the Major Construction Contracts to require the contractors or subcontractors to perform their respective duties under and substantially in accordance with the applicable Major Construction Contracts and the Plans and Specifications in all material respects, (ii) perform and observe all of the material terms, covenants and conditions of the Major Construction Contracts on the part of Borrower to be performed and observed, subject to applicable notice, cure or grace periods, (iii) promptly notify Lender of any event of default (beyond any notice, cure or grace periods, if applicable) under any of the Major Construction Contracts of which it is aware, (iv) promptly deliver to Lender, upon request, a copy of each written notice received by Borrower under any Major Construction Contract, (v) enforce the performance and observance of all of the covenants required to be performed and observed by any contractors or subcontractors under any Major Construction Contracts, (vi) ensure that the work to be managed by any contractor or subcontractor under the Major Construction Contracts is completed substantially in accordance with the Plans and Specifications in a good and workmanlike manner and free of any defects (taking into account the nature of the applicable PIP Work) and (vii) cause each contractor or subcontractor party to each Major Construction Contract to consent to any collateral assignment of the Major Construction Contracts in favor of Lender.

Section 5.2 Negative Covenants. From the date hereof until indefeasible payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and the release of the Lien of the Pledge Agreement in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Liens.

None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries shall create, incur, assume or suffer to exist any Lien on any portion of any Property or Collateral or permit any such action to be taken, except for Permitted Encumbrances. After prior notice to Lender, Borrower, at its own expense, may contest in accordance with the Contest Procedures by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence (and in no event later than the day that is thirty (30) day after such Lien is filed), the amount or validity of any Liens.

5.2.2 Dissolution.

Borrower shall not and shall not permit Pledgor, Pledgee, Operating Lessee to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the Property, the Collateral or assets of Borrower, Operating Lessee, Pledgor, or Pledgee except to the extent expressly permitted by the Loan Documents or, as to the assets of any Pledgee Subsidiary, such that they will not be directly or indirectly 100% owned by Pledgee, Borrower, Operating Lessee or any other Pledgee Subsidiary, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause the Pledgor, Pledgee, Operating Lessee or Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Pledgor, Pledgee, Operating Lessee or Borrower, as applicable, would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Pledgor, Pledgee, Operating Lessee or Borrower, in each case, without obtaining the prior written consent of Lender.

5.2.3 Change In Business.

Borrower shall not enter into any line of business other than its Business Purpose, or make any material change in the scope or nature of its Business Purpose or undertake or participate in activities other than the continuance of its Business Purpose. Borrower shall not cause or permit Pledgor to enter into any line of business other than its Business Purpose, or make any material change in the scope or nature of its Business Purpose or undertake or participate in activities other than the continuance of its Business Purpose. Pledgor shall not cause or permit Pledgee to enter into any line of business other than its Business Purpose, or make any material change in the scope or nature of its business objectives or purposes or undertake or participate in activities other than the continuance of its present business objectives and purposes. Operating Lessee shall not enter into any line of business other than the ownership, operation, development, maintenance, leasing, financing, licensing and management of the leasehold interest in the Operating Lease, or make any material change in the scope or nature of its business objectives or, purposes or undertake or participate in activities other than the continuance of the foregoing business objectives and purposes.

5.2.4 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or material debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5 Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6 No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

5.2.7 Name, Identity, Structure, or Principal Place of Business.

Borrower shall not (and shall not permit Pledgor, Pledgee, or Operating Lessee to) change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not (and shall not permit Pledgor, Pledgee, or Operating Lessee to) change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver (and shall cause Pledgor, Pledgee, or Operating Lessee to execute and deliver) additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property or the Collateral, as applicable, as a result of such change of principal place of business or place of organization.

5.2.8 ERISA.

(a) Borrower covenants and agrees that during the term of the Loan or of any obligation or right hereunder, no Loan Party shall be (1) a Plan and none of the assets of any Loan Party shall constitute Plan Assets, (2) a “governmental plan” within the meaning of Section 3(32) of ERISA, and (3) subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans.

(b) Borrower further covenants and agrees to deliver to Lender annual certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion to the effect that, and represents and covenants that, (A) each Loan Party is not a Plan ; and (B) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

5.2.9 Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Operating Lessee, Pledgor, Pledgee, or Pledgee Subsidiaries except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. Notwithstanding the foregoing, all Affiliate Fees, agreements and/or contracts shall be subject to Lender’s approval and shall be subordinate to the Loan.

5.2.10 Transfers.

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than (x) in connection with a sale pursuant to Section 2.5, or (y) Permitted Encumbrances, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred and a Rating Agency does not decline review thereof, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell any Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of any Property or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents or any Transfer of Borrower’s or Operating Lessee’s right, title or interest in the Operating Lease or any Operating Lease Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the transfer of Control of such general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, division into two (2) or more separate entities or consolidation or the change, removal, resignation or addition of a managing member or non-member manager or the transfer of Control of such managing member (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests or the division of any assets and liabilities of such entity amongst one or more new or existing entities; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) any change of Control such that Guarantor no longer Controls Borrower, Operating Lessee, Pledgor, Pledgee and Pledgee Subsidiaries.

(c) Notwithstanding the provisions of Sections 5.2.10(a) and (b), the Lender’s consent shall not be required under this Section 5.2.10 in connection with the following Transfers (each a “Permitted Transfer”):

(i) provided the General Transfer Requirements are satisfied in full, a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself or of indirect ownership interests in a Restricted Party for bona fide estate planning purposes by any natural person to one or more of such natural person’s Family Members or trusts (or other entities) established for the benefit of one or more of such natural person’s immediate Family Members;

(ii) any Lease for occupancy entered into in accordance with this Agreement;

(iii) any Hotel Transactions;

(iv) provided the General Transfer Requirements are satisfied in full, the Transfer of any direct or indirect interests in Borrower, Operating Lessee and/or Pledgee Subsidiaries;

(v) any foreclosure of the Security Instrument or any deed in lieu thereof;

(vi) any foreclosure of the Pledge Agreement or assignment in lieu thereof;

(vii) any foreclosure of Pledge Agreement (as defined in the Mezzanine Loan Agreement) or any assignment in lieu thereof, in any such case, effectuated in accordance with the Intercreditor Agreement;

(viii) any transfer of stock traded on a nationally-recognized exchange, any shares transferred by any preferred shareholder in the Company or any transfers of limited partnership interests in any fund;

(ix) sale or disposal or worn personalty, fixtures or equipment in the ordinary course of business; or

(x) any Condemnation.

(d) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. In connection with any transfer (whether or not such transfer shall constitute a Transfer), Borrower shall pay all out-of-pocket fees and costs incurred by Lender.

(e) intentionally omitted.

(f) Lender acknowledges the making of the Mezzanine Loan pursuant to the Mezzanine Loan Documents. Lender agrees that a Mezzanine Foreclosure shall not constitute a breach of this Section 5.2.10.

5.2.11 Indebtedness

None of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries shall directly or indirectly create, incur or assume any Indebtedness other than Permitted Indebtedness.

5.2.12 Intentionally Omitted.

5.2.13 Intentionally Omitted.

5.2.14 Intentionally Omitted.

5.2.15 Tax Credits.

Borrower shall not claim a low income housing credit for any Property under Section 42 of the Internal Revenue Code without Lender’s prior written consent.

5.2.16 Material Agreements.

Borrower shall not, without Lender’s prior written consent (which consent shall be subject to the Deemed Consent Mechanics), such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default or the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Effect), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein or any Lender-approved Approved Budget, or (d) modify, change, supplement, alter or amend, or, other than in a commercially reasonable manner, waive or release any of its material rights and remedies under any Material Agreement.

5.2.17 intentionally omitted.

5.2.18 Operating Lease.

(a) No Borrower shall, without the prior written consent of Lender (which consent shall be subject to the Deemed Consent Mechanics for clauses (i) through (iii) only): (i) surrender, terminate or cancel any Operating Lease or amend or modify any Operating Lease, (ii) replace any Operating Lessee or enter into any other operating lease with respect to any Property (or any portion thereof) or encumber, assign, license or transfer any Operating Lease or any rights under or with respect thereto (except in connection with the Loan Documents); (iii) reduce or consent to the reduction of the term of any Operating Lease; or (iv) default in any material respect under any of the terms of any Operating Lease beyond the giving of any required notice and the expiration of any applicable cure period.

ARTICLE VI. INSURANCE; CASUALTY;

CONDEMNATION

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, in each case, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, which shall include, but not be limited to, any windstorm/named storm or hail, fire, lightning, explosion, civil commotion and smoke (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000, except with respect to (1) windstorm/named storm and earthquake coverage which may have a deductible not to exceed five percent (5%) of the total insurable value of the Improvements and Personal Property at time of loss and (2) $500,000 for Properties located in a Special Flood Hazard Area; and (D) providing ordinance or law coverage, including coverage for loss to any undamaged portion of the building equal to the replacement cost of such undamaged portion, as well as demolition and increased costs of construction in amounts each of no less than ten percent (10%) of replacement cost if any of the Improvements or the use of the applicable Property shall at any time constitute legal non-conforming structures or uses with limits as approved by Lender. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Property, including liquor liability coverage if alcoholic beverages are sold from or may be consumed at such Property such insurance (A) to be on the so-called “occurrence” form with a limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, with limits applying on a “per location” basis if policy covers more than one location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insurable contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instrument to the extent the same is available;

(iii) business income/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Sections 6.1(a)(i), (vi), (vii) and (viii) (as applicable); (C) in an amount equal to one hundred percent (100%) of the projected net operating income plus debt service from the applicable Property for a eighteen (18) month period; the amount of such business income/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the net operating income plus debt service from the applicable Property being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business income/loss of rents insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and to the extent that such construction, repairs or alterations are not covered under the in-place property and liability insurance policies, (A) commercial general liability and excess/umbrella liability insurance covering claims as required under the terms or provisions of the insurance provided for in Sections 6.1(a)(ii) and (ix); and (B) property insurance provided for in Sections 6.1(a)(i),

(iii), (vi), (vii), and (viii) (as applicable) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Sections 6.1(a)(i), (iii), (vi), (vii), and (viii) (as applicable), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of each State in which the respective Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about each Property, or in connection with each Property or its operation (if applicable);

(vi) comprehensive boiler and machinery/equipment breakdown insurance in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for applicable Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B such greater amounts as Lender shall require with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts;

(viii) earthquake, and, if required by Lender sinkhole and mine subsidence insurance in amounts satisfactory to Lender in the event the applicable Property is located in seismic zone 3 or 4 as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix) umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy (including liquor liability coverage) required under Section 6.1(a)(ii) hereof;

(x) if applicable, commercial automobile liability, coverage for all owned and hired and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(xi) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(xii) pollution and remediation coverage, also known as “pollution legal liability” or “site specific environmental” (hereinafter the “Environmental Insurance Policy”) in an amount of no less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence or pollution condition with an aggregate limit of no less than Five Million and No/100 Dollars ($5,000,000.00), with a self-insured retention of not more than Fifty Thousand and No/100 Dollars ($50,000.00) per occurrence or pollution condition, written on a form reasonably acceptable to Lender. Notwithstanding anything to the contrary herein, Lender acknowledges and agrees that the “Pollution and Remediation Legal Liability” Policy issued to “SOTHERLY HOTELS, INC.” by Indian Harbor Insurance Company as Policy Number PEC005177002 effective April 1, 2024 to April 1, 2027 satisfies the requirements of this section and is approved by Lender, but only to the extent that, within 90 days following the Closing Date, Borrower shall deliver a copy of the policy accompanied by evidence reasonably satisfactory to Lender of the assignment of the policy for the benefit of Borrower;

(xiii) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v), (viii), and (xii) above at all times during the term of the Loan; and

(xiv) such other insurance and in such amounts as are required pursuant to the Franchise Agreement or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Property located in or around the region in which such Property is located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which each respective Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of “A-:VIII” or better by AM Best or “A-” or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). Borrower will be required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage with amounts, terms and coverage consistent with those required under Sections 6.1(a)(i), (ii), (iii), and (ix) hereof. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) Any policy that covers multiple locations (a “blanket policy”) shall be subject to Lender approval, which such approval shall not be unreasonably withheld, conditioned or delayed. Any blanket policy which provides the same protection as would separate Policies insuring only the Properties and which has limits which meet or exceed the requirements set forth in this Section 6.1 shall be deemed approved. Lender hereby approves the blanket policies in place on the Closing Date. To the extent that any acceptable blanket policy covers more than one location within a one-thousand-foot radius of the Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain coverage as set forth in Section 6.1(a)(xii) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Any material changes to such blanket policies, or an aggregation of the insured values covered under such blanket policies, including but not limited to the reduction or erosion of windstorm / named storm and, if required, flood and earthquake limits, or the addition of locations that are subject to the perils of windstorm / named storm and, if required, flood and earthquake, shall be subject to Lender’s review and approval. Upon request, Borrower shall provide to Lender such information as reasonably requested by Lender; provided, however, that any Probable Maximum Loss (PML) report(s) for named storm and earthquake, shall be required only (i) upon a material change to the coverage required in Section 6.1(a)(i), (iii), (vi), (vii), and (viii) above or upon the Properties or (ii) in the absence of such material change to the coverage required in Section 6.1(a)(i), (iii), (vi), (vii), and (viii) above or to the Properties, no more frequently than once every three (3) years.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(v) of this Agreement, shall name Lender its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies as outlined in Section 6.1(a), shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. All policies shall include a waiver of subrogation in favor of Lender when permitted by law.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) Any property Policies shall state that no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be cancelled without at least thirty (30) days’ (except ten (10) days’ for non-payment of premium) written notice to Lender and any other party named therein as an insured; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g) In the event of a foreclosure of the Security Instrument, or other transfer of title to any Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 6.1, Borrower will not be in default under this Section 6.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(i) Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

Section 6.2 Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute (or cause to be promptly commenced and diligently prosecuted) the completion of the Restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such alterations as may be legally required or otherwise approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, and otherwise in accordance with Section 6.4 hereof. Borrower shall pay (or cause to be paid) all costs of such Restoration whether or not such costs are covered by insurance; provided, to the extent Lender is holding any insurance proceeds, such payment shall be subject to Lender’s disbursement of such insurance proceeds therefor to the extent Lender is required under this Agreement to make such disbursement. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3 Condemnation.

(a) Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of all or any part of any Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute (or cause to be promptly commenced and diligently prosecuted) the Restoration of any Property and otherwise comply with the provisions of Section 6.4 hereof; provided, to the extent Lender is holding any Awards, such Restoration shall be subject to Lender’s disbursement of such Awards proceeds therefor to the extent Lender is required under this Agreement to make such disbursement. If any Property is sold, other than pursuant to Section 2.5, through foreclosure or otherwise, or otherwise released from the Security Instrument pursuant to Section 6.4, in any such case, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding the foregoing provisions of this Section 6.3 and Section 6.4, if the Loan is included in a REMIC and, immediately following a release of any portion of the Lien of the Security Instrument following a Condemnation (but taking into account any proposed Restoration on the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC), the principal balance of the Loan must be prepaid by the least of the following amounts: (i) the Net Proceeds resulting from such Condemnation, (ii) the fair market value of the released property at the time of the release or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC as a result of the related release of such portion of the Loan.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Property:

(a) If the Net Proceeds shall be less than the greater of (x) Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) and (y) three percent (3%) of the Allocated Loan Amount for the affected Individual Property, and the costs of completing the Restoration shall be less than the greater of (x) Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) and (y) three percent (3%) of the Allocated Loan Amount for the affected Individual Property, then the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default is continuing and the condition set forth in Section 6.4(b)(vi) below is met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If Borrower is not entitled to the Net Proceeds pursuant to Section 6.4(a), then Lender shall make the Net Proceeds available for the Restoration in accordance with the balance of the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration of a Property provided that each of the following conditions are met:

(A) no monetary Default, material non-monetary Default of which Lender has provided written notice to Borrower or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on any Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting such Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;

(C) Borrower shall promptly and diligently pursue all necessary permits in order to commence restoration and Borrower shall subsequently commence such Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after obtaining all necessary permits to do so) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws, and any applicable Property Documents and in accordance with the terms and conditions of the Franchise Agreement and, if applicable, the Ground Lease;

(D) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to such Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(E) Lender shall be satisfied that the Restoration of the affected Property will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, and (2) the date required for such completion pursuant to any applicable Franchise Agreement and, if applicable, Ground Lease;

(F) such Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all Applicable Laws;

(G) intentionally omitted;

(H) the Loan to Value Ratio for all Properties, in the aggregate, after giving effect to Restoration, shall be equal to or less than sixty-five percent (65%);

(I) such Casualty or Condemnation, as applicable, does not result in the total loss of access to such Property or the Improvements (after giving effect to the Restoration);

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire estimated cost of completing the Restoration of the affected Property, which budget shall be reasonably acceptable to Lender;

(K) no Net Proceeds Deficiency exists with respect to the cost of the Restoration of the affected Property;

(L) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration of the affected Property and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration of the affected Property or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Property or any portion thereof for business with the public;

(M) the Franchise Agreement is not terminated as a result of such casualty; and

(N) the Ground Lease, if applicable, is not terminated as a result of such casualty.

Notwithstanding the foregoing, if the terms of any applicable Ground Lease (together with any estoppel delivered to Lender in connection therewith) or Franchise Agreement (together with any comfort letter delivered to Lender in connection therewith) conflict with provisions in this Section 6.4(b), the provisions of such Ground Lease (together with any estoppel delivered to Lender in connection therewith) or Franchise Agreement (together with any comfort letter delivered to Lender in connection therewith) shall control.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) other than Permitted Encumbrances, there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on any Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.

(iii) All plans and specifications required in connection with the Restoration of the affected Property, the cost of which is greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) for the affected Individual Property, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration of the affected Property. The identity of the contractors, subcontractors and materialmen engaged in the Restoration of the affected Property, the cost of which is greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) for the affected Individual Property, as well as the Major Construction Contracts under which they have been engaged, shall be subject to prior review and acceptance (not to be unreasonably withheld, conditioned or delayed) by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration of the affected Property including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration of any Property, as certified by the Casualty Consultant, minus the Casualty Retainage. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration of the applicable Property. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration of the applicable Property has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of such Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration of such Property have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration of such Property as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof together with any Acceptable Equity Sources deposited with Lender or other funds reserved with Lender, in each case, allocated or allocable to the Restoration in connection with the applicable Casualty or Condemnation, shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration of the applicable Property, Borrower shall deposit, or cause to be deposited, the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration of the applicable Property on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (but excluding the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender, which shall be returned to and be distributable by Borrower) after the Casualty Consultant certifies to Lender that the Restoration of all applicable Properties has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration of such Properties have been paid in full, shall be applied by Lender to repay the Loan pursuant to Section 2.3.2 or, at Borrower’s request, continued to be held as additional collateral for the Loan.

(c) All Net Proceeds not required (i) to be made available for the Restoration of any Property or (ii) to be returned to Borrower pursuant to Section 6.4(b)(vii) may be retained and subject to Section 6.4(b)(vii) applied by Lender toward the payment of the Debt pursuant to Section 2.3.2 whether or not then due and payable, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d) Notwithstanding anything to the contrary in Section 2.5.1, to the extent Borrower does not qualify to receive the Net Proceeds (including by Lender waiving any conditions therefor), in the absence of a continuing Event of Default, Borrower shall have the right to obtain a release of the Individual Property by repayment to Lender of the Allocated Loan Amount for such affected Individual Property (together with Breakage Costs therefor, interest thereon through the end of the Interest Period and Lender’s out of pocket costs and expenses of effectuating such release, but excluding any Yield Maintenance Premium). All amounts reserved with Lender with respect to such Individual Property shall be credited against amounts owed to Lender to effectuate such release and any excess thereof shall be released to Borrower for distribution to its constituents.

ARTICLE VII. RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Premium Account. Borrower shall pay to Lender on each Payment Date for deposit into the Tax and Insurance Premium Account (a) subject to Section 2.5.4, one-twelfth of the Property Taxes (the “Monthly Tax Deposit”) that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates; and (b) if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof (provided, if an Event of Default is continuing, the Monthly Insurance Premium Deposit shall be required regardless of whether or not an approved blanket or umbrella Policy exists or not), one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in the foregoing clauses (a) and (b) above hereinafter collectively called the “Tax and Insurance Escrow Funds” and shall be held by Lender in accordance with Section 7.11 hereof). Upon adding the Forward Property to the Collateral of the Loan, Borrower shall pay to Lender for deposit into the Tax and Insurance Premium Account, an amount necessary as reasonably determined by Lender (pursuant to the applicable tax bill (or the most recent tax bill if the current tax bill is not yet available, subject to re-adjustment based on the subsequent new tax bill or an anticipated re-assessment)) to accumulate, together with any subsequent Monthly Tax Deposit and Monthly Insurance Premium Deposits (subject to the waiver of such deposits with respect to any approved blanket or umbrella Policy set forth above), funds sufficient to pay all such Property Taxes and Insurance Premiums at least thirty (30) days prior to their respective due dates (each a “Forward Property Tax and Insurance Deposit”). Upon the commencement of Borrower’s obligation to pay the Monthly Insurance Premium Deposit hereunder, if any, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its reasonable discretion, to increase the amounts in the Tax and Insurance Escrow Fund to an amount which, together with anticipated Monthly Insurance Premium Deposits, shall be sufficient to pay all Insurance Premiums as they become due. Lender will apply the Tax and Insurance Escrow Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance

Escrow Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1, respectively, hereof. Lender shall, in its reasonable discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Premium Account. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Tax and Insurance Premium Account after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds is not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth in clauses (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its Monthly Tax Deposit and/or Monthly Insurance Premium Deposit by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Property Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3 PIP Reserve.

7.3.1 Deposits to PIP Reserve Account.

Any amounts deposited into the PIP Reserve Account in accordance with Section 2.1.2(b)(iii) or Section 5.1.35(e) shall be held by Lender in accordance with Section 7.11 hereof, and shall hereinafter be referred to as the “PIP Reserve Funds”. Subject to Section 7.11(b), upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all PIP Reserve Funds from the PIP Reserve Account and Lender may apply such funds either to complete the PIP Work at the Property. Lender’s right to withdraw and apply PIP Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.3.2 Release of PIP Reserve Funds.

(a) Subject to the other provisions of this Agreement, disbursements from the PIP Reserve Account shall be made to Borrower in accordance with draw requests submitted by Borrower in accordance with the provisions of Section 2.1.2(b) of this Agreement.

(b) Amounts on deposit in the PIP Reserve Account from time to time shall be disbursed to Borrower in the same manner as if the same were PIP/Preferred Stock Conversion Advances (and, for the avoidance of doubt, and where applicable, subject to the same conditions precedent to the receipt of PIP/Preferred Stock Conversion Advances for PIP Costs set forth in Section 2.1.2(b)(iii), mutatis mutandis). Upon completion of all PIP Work, all amounts remaining in the PIP Reserve Account shall be disbursed to Borrower.

Section 7.4 Intentionally Omitted.

Section 7.5 Ground Rent Account. Borrower shall pay to Lender, on each Payment Date, an amount (the “Monthly Ground Rent Deposit”) that is estimated by Lender to be due and payable by Borrower under the Ground Lease for all rent and any and all other charges under the Ground Lease (the “Ground Rent”) which may be due by Borrower for the immediately succeeding month for deposit into the Ground Rent Account in order to accumulate with Lender sufficient funds to pay such sums (said amounts, hereinafter called the “Ground Lease Escrow Funds”), provided, however, that the Monthly Ground Rent Deposit shall be waived on any month for which the Ground Lease Escrow Funds already on deposit exceed one hundred ten percent (110%) of the Ground Rent estimated to be payable for such calendar month. The Ground Lease Escrow Funds shall be held by Lender in accordance with Section 7.11 hereof. The Ground Lease Escrow Funds are for the purpose of paying all sums due under the Ground Lease. Upon Borrower’s failure to pay any Ground Rents after the receipt of any notice and at least three (3) Business Days prior to the expiration of any cure period available to Borrower pursuant to the Ground Lease, Lender may, in its discretion, apply any amounts held in the Ground Rent Account on Borrower’s behalf to the payment of such Ground Rent; provided however, that the provisions of this Section 7.5 shall not be deemed to create any obligation on the part of Lender to pay any such Ground Rent from amounts on deposit in the Ground Rent Account. Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent due under the Ground Lease.

Section 7.6 Excess Cash. Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which all Excess Cash shall be deposited on each Payment Date during the continuation of a Cash Sweep Period to be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Fund” and shall be held by Lender in accordance with Section 7.11 hereof. Provided no Priority Payment Cessation Event has occurred and is continuing, Excess Cash Funds on deposit in the Excess Cash Account shall be (x) redeposited into the Cash Management Account on each Payment Date for disbursement in accordance with Section 3.7(b) (provided, during the continuance of an Event of Default, the same shall only be applied to Priority Waterfall Payments only) and (y) otherwise, but only in the absence of a continuing Event of Default, available and disbursed to Borrower (a) within ten (10) days after Borrower’s written request to pay for (I) Capital Expenditures approved by Lender, provided that disbursements for such approved Capital Expenditures shall be made in accordance with Section 7.3.2 hereof and Borrower shall perform such Capital Expenditures in accordance with Section 7.3.2 hereof or (II) Approved FF&E Expenditures, provided that disbursements for such approved FF&E Expenditures shall be made in accordance with Section 7.10.2 hereof and Borrower shall perform such FF&E Work in accordance with Section 7.10.2 hereof; (b) to make a prepayment of the Loan in part pursuant to Section 2.2.1(b)(vi) and/or Section 2.2.1(b)(vii) subject to all the requirements set forth in Section 2.3.1; and (c) to repay the outstanding principal balance of the Loan subject to all the requirements set forth in Section 2.3.1 (other than any requirement to pay any Yield Maintenance Premium). Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Account shall be promptly disbursed to Borrower upon the earlier to occur of (a) the indefeasible payment in full of the Debt or (b) such time as no Cash Sweep Period shall be continuing.

Section 7.7 Intentionally Omitted.

Section 7.8 Intentionally Omitted.

Section 7.9 Intentionally Omitted.

Section 7.10 FF&E Reserve Funds.

7.10.1 Deposits of FF&E Reserve Funds. Borrower shall deposit, or cause to be deposited, with or on behalf of Lender on each Payment Date (the “FF&E Reserve Monthly Deposit”) an amount equal to the lesser of (or during the second Extension Period, the greatest of) (i) four percent (4.0%) of the projected Rents for each Property for the prior month based on the Approved Annual Budget and the financial statements most recently delivered to Lender in accordance with Section 5.1.10 hereof (provided, that, following Lender’s receipt of financial statements delivered in accordance with Section 5.1.10 hereof, such amount shall be adjusted to the extent Lender determines that the actual Rents for each applicable Property are either (y) in excess of such projections (the amount of any such excess, the “FF&E Underpayment Amount” or (z) are less than such projections (the amount of any such deficiency, the “FF&E Overpayment Amount”)), (ii) intentionally omitted and (iii) the then-current amount required by the applicable Franchise Agreement for the repair and replacement of the FF&E (such FF&E, collectively, the “FF&E Work”) that may be incurred following the date hereof, which amounts shall be transferred into an Account established pursuant to this Section 7.10.1 (the “FF&E Reserve Account”). Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 7.10.1 are referred to herein as the “FF&E Reserve Funds” and shall be held by Lender in accordance with Section 7.11 hereof.

7.10.2 Release of FF&E Reserve Funds. Provided no Priority Payment Cessation Event is continuing, Lender shall disburse FF&E Reserve Funds to Borrower out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 in the aggregate (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved FF&E Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenditure, and a description thereof, (2) stating that all Approved FF&E Expenditure (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved FF&E Expenditure that is the subject of the requested disbursement, (4) stating that each such Person has been paid in full not more than sixty (60) days prior to the disbursement request or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved FF&E Expenditure to be funded have not been the subject of a previous disbursement or credited towards any equity contribution obligation of Borrower, and (6) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenditure, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved FF&E Expenditure and not previously delivered to Lender, (C) at Lender’s option, lien waivers reasonably acceptable to Lender to the extent (x) not previously delivered to Lender and (y) $500,000.00 in the aggregate shall have been disbursed with respect to such Individual Property since delivery to Lender of the last lien waivers, from all persons or entities in contract with Borrower for contracts in excess of $50,000.00 in the aggregate performing labor for, or supplying materials relating to PIP Costs that were the subject of such prior PIP/Preferred Stock Conversion Advances, (D) at Lender’s option, a title search for the

Property indicating that the Property is free from all Liens, claims and other encumbrances not constituting Permitted Encumbrances; provided, however, that Lender shall only be entitled to request such title search to the extent that (x) the Property for which the title search is requested is subject to the FF&E Work for which a disbursement is being made and (y) the disbursements made toward such Property for FF&E Work prior to and including the then current disbursement exceed $500,000.00 in the aggregate since Lender last received a title search with respect to such Property, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved FF&E Expenditure to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower and (iii) if such disbursement request is for $500,000.00 or more or Lender has disbursed $500,000.00 in the aggregate with respect to such Property since its last inspection, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved FF&E Expenditure.

Section 7.11 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all monies now or hereafter deposited in each Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b) Subject to making Priority Waterfall Payments to the extent funds are available in the Cash Management Account or other Accounts prior to the occurrence of a Priority Payment Cessation Event, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to or become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on the Tax and Insurance Escrow Funds shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or Servicer, as applicable, in establishing similar accounts for loans of comparable type.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto and any bankers’ lien by the institution maintaining such accounts created by Applicable Law.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII. DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (x) any Monthly Debt Service Payment Amount or any deposit of Reserve Funds into the applicable Accounts that is due on a Payment Date is not paid on or before the applicable Payment Date, (y) the Debt is not paid in full on the Maturity Date, or (z) any other portion of the Debt not specified in the foregoing subclauses (x) or (y) is not paid on or prior to the date when the same is due, in any such case, with such failure continuing for three (3) Business Days after Borrower receives written notice thereof from Lender, unless a different notice, grace and/or cure period is expressly set forth in the Loan Documents, in which case such other period shall apply; provided, that if adequate funds are available in the Cash Management Account or any Account for the express purpose of making such payments (and not for other or undesignated purposes), the failure by the Cash Management Bank to allocate such funds into the appropriate Accounts or disburse from the appropriate Account (as applicable) in accordance with the terms of this Agreement shall not constitute an Event of Default (unless the Cash Management Bank’s access to the funds in the Cash Management Account is restricted or otherwise constrained in any manner by Borrower, Guarantor or any Affiliate of any thereof);

(ii) if any of the Property Taxes or Other Charges are not paid on or before the date when the same are due and payable with such failure continuing for three (3) Business Days after Borrower receives written notice thereof from Lender (provided that, with respect to the payment of Property Taxes, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Premium Account available to pay such Property Taxes when due, all conditions precedent to the disbursement of such Tax and Insurance Escrow Funds are satisfied (including that no other Event of Default is then continuing), and Lender fails to direct such payment to be made in violation of this Agreement, other than to the extent Lender is restricted from doing so by any act of Borrower or its Affiliates);

(iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request (provided that, with respect to the failure to maintain such Policies, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Premium Account available to pay the applicable Insurance Premiums when due, all conditions precedent to the disbursement of such Tax and Insurance Escrow Funds are satisfied (including that no other Event of Default is then continuing), and Lender fails to direct such payment to be made in violation of this Agreement, other than to the extent Lender is restricted from doing so by any act of Borrower or its Affiliates);

(iv) if any Transfer in violation of Section 5.2.10 hereof occurs; provided, if such Transfer would otherwise be compliant, but administrative conditions therefor are not satisfied, only to the extent the same remain unsatisfied for five (5) Business Days following Borrower’s receipt of written notice thereof;

(v) if any representation or warranty made by any Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document prepared by a Loan Party and furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, (i) if such Loan Party did not know any such representation was false or misleading in any material respect when made and (ii) if the condition causing the representation or warranty to be false or misleading is (x) susceptible of being cured (as reasonably determined by Lender), (y) inadvertent and non-recurring, and (z) not reasonably likely to have a Material Adverse Effect (as reasonably determined by Lender), then such false or misleading representation shall be an Event of Default hereunder only if such condition is not cured (to Lender’s reasonable satisfaction) within ten (10) Business Days following the earlier of (1) written notice from Lender or (2) the date any of such Loan Party first becomes aware of the same in the case of any such facts and/or circumstances that can be cured by the payment of a monetary sum, and thirty (30) days of the earlier of (1) written notice from Lender or (2) the date any of such Loan Party becomes aware of the same in the case of such facts and/or circumstances that cannot be cured solely by the payment of a monetary sum;

(vi) if a Loan Party or Pledgee Subsidiary shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for a Loan Party or Pledgee Subsidiary or if a Loan Party or Pledgee Subsidiary shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law or any other Creditors Rights Law, shall be filed by or against, consented to, solicited by, or acquiesced in by a Loan Party or Pledgee Subsidiary, or if any proceeding for the dissolution or liquidation of a Loan Party shall be instituted, or if Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is substantively consolidated with any other Person other than another Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiary; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by a Loan Party, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries breaches any of its negative covenants contained in Section 5.2 which breach is not otherwise the subject of an Event of Default under this Section 8.1(a); provided it shall not constitute an Event of Default if such breach is cured within thirty (30) days of the earlier of (x) written notice by Lender to Borrower thereof and (y) Borrower first becoming aware of such breach (except that, if such breach is such that it cannot be cured with the payment of money and cannot be cured within said thirty (30) days and Borrower diligently pursues such cure to completion, then such thirty (30) day period shall be extended to such period of time as may be reasonably necessary to effectuate such cure, but in no event more than a total of an additional sixty (60) days).

(x) if Borrower or Operating Lessee, as applicable, violates or does not comply with any of the provisions of Sections 5.1.17 or 5.1.23 hereof;

(xi) if a Property is not subject to a Management Agreement and a Replacement Management Agreement is not entered into accordance with this Agreement within sixty (60) days thereafter;

(xii) if Borrower, Operating Lessee, Pledgor, Pledgee, or Pledgee Subsidiaries violates or does not comply with any of the SPE Provisions; provided, however, such violation or breach shall not constitute an Event of Default if (v) Borrower had no knowledge of such breach as of the Closing Date, (w) such violation or breach is not intentional, (x) such violation or breach is immaterial, (y) such violation or breach shall be remedied in a timely and expedient manner and in any event within not more than thirty (30) days from the earlier of (1) written notice from Lender or (2) the date Borrower or Guarantor first becomes aware of the such breach, and (z) within fifteen (15) Business Days following the request of Lender, Borrower delivers to Lender a substantive non-consolidation opinion, which opinion and any counsel delivering such opinion shall be acceptable to Lender in its reasonable discretion;

(xiii) subject to Borrower’s right to contest in accordance with the Contest Procedures, if the Property becomes subject to any mechanic’s, materialman’s or other Lien (other than Permitted Encumbrances) other than a Lien for Property Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days or uncontested pursuant to the terms and conditions of this Agreement;

(xiv) if any federal tax Lien or state or local income tax Lien is filed against a Loan Party or Pledgee Subsidiary or the Property and same is not discharged of record or the subject of a permitted contest hereunder within thirty (30) days after same is filed;

(xv) if one or more judgments or decrees shall be entered against Borrower involving in the aggregate an uninsured liability in excess of $500,000 or a Guarantor involving in the aggregate an uninsured liability in excess of $2,000,000, and in either case, the same shall not have been vacated, bonded, satisfied or stayed pending appeal within thirty (30) days for the date of entry of such judgment; provided, as to any portion of such judgment covered by insurance, Borrower must deliver to Lender evidence satisfactory to Lender that the applicable insurer has approved such claim with respect to such judgment or such insurance will not be factored into such calculation;

(xvi) (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Assets; or (C) Borrower consummates a transaction which would cause the Security Instrument or Lender’s exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law;

(xvii) if Borrower shall fail to deliver to Lender the estoppel certificates required pursuant to the terms of, and by the time frames set forth in, Section 5.1.13(a) hereof;

(xviii) a breach by Guarantor of the Guarantor Financial Covenants;

(xix) a breach of the Cash Management Provisions by Borrower or Operating Lessee which, to the extent such breach is susceptible of cure, Borrower or Operating Lessee, as applicable, fails to cure such breach within five (5) Business Days’ notice from Lender;

(xx) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xxi) if Borrower shall fail to pay the Ground Rent or any additional rent or other charge mentioned in or made payable by the Ground Lease prior to the date on which said rent or other charge becomes delinquent; provided, that if adequate funds are available in the Ground Rent Account or any Account for the express purpose of making such payments, the failure by the Cash Management Bank to allocate such funds into the appropriate Accounts or disburse from the appropriate Account (as applicable) in accordance with the terms of this Agreement shall not constitute an Event of Default (unless the Cash Management Bank’s access to the funds in the Cash Management Account is restricted or otherwise constrained in any manner by Borrower, Guarantor or any Affiliate of any thereof);

(xxii) if there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease shall be surrendered or if the Ground Lease shall cease to be in full force and effect or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(xxiii) if any of the factual assumptions pertaining to a Loan Party or the Property contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that the foregoing shall not constitute an Event of Default hereunder if (1) such breach is curable (meaning that the facts and circumstances to which such assumption relates can be changed so as to make such assumption true and correct in all material respects), (2) Borrower cures such breach and (3) provides Lender with reasonable evidence of such cure and a New Insolvency Opinion in form and content acceptable to Lender which takes no exception for such breach within ten (10) Business Days after the date on which Borrower obtained actual knowledge of such breach from any source whatsoever (including, without limitation, notice thereof from Lender);

(xxiv) intentionally omitted;

(xxv) if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any Replacement Franchise Agreement) if (a) such default permits the Franchisor thereunder to terminate or cancel the Franchise Agreement (or any Replacement Franchise Agreement) and (b) (1) Borrower or Operating Lessee has not entered into a Replacement Franchise Agreement in accordance with the terms hereof and (2) the Franchisor has not, in writing, waived or confirmed the cure of such Franchise Agreement default within ten (10) Business Days after receiving notice of such default;

(xxvi) if Borrower or Operating Lessee ceases to operate a hotel on the Property or terminates such business for any reason whatsoever for a period of at least sixty (60) consecutive days (other than temporary cessation in connection with any renovations to the Property, force majeure or restoration of the Property after Casualty or Condemnation);

(xxvii) if Borrower or Operating Lessee terminates or cancels the Franchise Agreement or operates the Property under the name of any hotel chain or system other than as permitted pursuant to the applicable Franchise Agreement, hereto without Lender’s prior written consent;

(xxviii) Borrower fails to comply with any of the terms, covenants or conditions of Sections 9.1, 9.2 or 9.6 after expiration of five (5) Business Days after notice thereof from Lender;

(xxix) if Borrower or Operating Lessee, as applicable, violates or does not comply with any of the provisions of Section 5.1.10 and such violation or failure to comply remains uncured for a period of ten (10) Business Days following written notice from Lender;

(xxx) License Revocation Event occurs and remains uncured for thirty (30) days;

(xxxi) a Property Document Event occurs and such Property Document Event is not cured within ten (10) Business Days of receipt of written notice from Lender;

(xxxii) if there shall be a breach of Section 5.1.20 which remains uncured for five (5) Business Days following Borrower’s receipt of written notice thereof;

(xxxiii) if there shall be a default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, or, if such Loan Documents do not contain any notice and/or cure periods, beyond the applicable notice and/or cure periods contained in Section 8.1(a)(xli) below, whether as to a Loan Party or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxxiv) if (i) Borrower fails to comply with the terms and conditions of Section 2.4 hereof, (ii) the Interest Rate Cap Agreement is terminated for any reason by Borrower or the Counterparty, (iii) the Counterparty defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement or (iv) if the Counterparty fails to comply with the requirements of Sections 2.4(c) and 2.4(f) hereof and Borrower does not (A) within ten (10) Business Days replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, in accordance with Section 2.4 hereof, and (B) deliver to Lender, in form and substance reasonably satisfactory to Lender (x) promptly following obtaining such Replacement Interest Rate Cap Agreement, an Assignment of Interest Rate Cap Agreement, (y) a recognition letter from the Counterparty thereto acknowledging the assignment of the Replacement Interest Rate Cap Agreement and (z) any other opinions or documents required pursuant to Section 2.4 hereof;

(xxxv) if Borrower, Manager, Operating Lessee or any Affiliate thereof fails to make any required material contributions related to employees covered by the Collective Bargaining Agreement which remains uncured beyond all applicable notice and cure periods thereunder and/or the Property otherwise becoming affected by any collective bargaining agreement (or similar agreement) (other than the Collective Bargaining Agreement) in violation of Section 5.1.34(a)(iii);

(xxxvi) the failure of Borrower to deposit an amount equal to the PIP Deficiency Payment into the PIP Reserve Account as and when required under Section 5.1.35(e) hereof;

(xxxvii) if Borrower breaches its covenant contained in Section 5.1.35(d);

(xxxviii) if Borrower fails to satisfy in full the conditions set forth in Section 2.1.2(c) hereof on or prior to the Alba Advance Deadline;

(xxxix) if Borrower does not complete the Required Repairs at the applicable Properties by the date set forth on Schedule II attached hereto, subject to Force Majeure;

(xl) if each PIP is not issued and finalized by the applicable Franchisor by August 12, 2026 (the “PIP Deadline”); provided, however, that for so long as Borrower continues to exercise good faith efforts to finalize the PIPs, the PIP Deadline shall be extended to September 12, 2026; or

(xli) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xl) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Notwithstanding anything else herein, including without limitation, Section 8.1 or in any other Loan Document to the contrary, upon the occurrence of any Event of Default that is specific to Guarantor solely resulting from the occurrence of any event described in Sections 8.1(a)(iv) (to the extent a Transfer of a limited partnership interest in Guarantor breaches the General Transfer Requirements), (a)(vi), (a)(vii), (a)(viii), (a)(xiv), (a)(xv), (a)(xviii) or (a)(xxxiii) hereof solely with respect to Guarantor (in each case, a “Guarantor Triggered EOD”) (provided Borrower may not elect to replace the Guarantor with respect to a Guarantor Triggered EOD more than two (2) times during the term of the Loan), then, Borrower may cause such Guarantor to be supplemented by a Supplemental Guarantor that satisfies the Supplemental Guarantor Conditions, subject to the conditions set forth in this Section 8.1(b). Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Lender shall not exercise any of its remedies under any Loan Document on account of a Guarantor Triggered EOD unless Borrower fails to so replace such Guarantor(s) pursuant to this Section 8.1(b)(i) and Section 8.1(b)(ii), within forty-five (45) days following the earlier of (1) written notice to Borrower of such Guarantor Triggered EOD and (2) the date Borrower becomes aware of such Guarantor Triggered EOD. If Borrower shall replace such Guarantor pursuant to and in accordance with this Section 8.1(b)(i) and Section 8.1(b)(ii) and paid of all Lender’s reasonable out-of-pocket cost and expenses incurred in connection therewith, then the Guarantor Triggered EOD shall be deemed cured, and Lender shall be deemed to have accepted such cure of such Guarantor Triggered EOD. In the event of the addition of a Supplemental Guarantor, Borrower shall cause the Supplemental Guarantor to satisfy the Supplemental Guarantor Conditions within such forty-five (45) day period.

(c) Subject to the requirement to make Priority Waterfall Payments prior to a Priority Payment Cessation Event as set forth herein, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above with respect to any Loan Party or Pledgee Subsidiary) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and all or any part of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Subject to the requirement to make Priority Waterfall Payments prior to a Priority Payment Cessation Event as set forth herein, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Properties or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) other than to the extent a cure therefor is expressly provided in Section 2.5.2 or Section 8.1(c), Lender is not obligated to accept, and may reject or accept, in its sole and absolute discretion, any cure of such Event of Default, (ii) Lender is not subject to any “one action” or “election of remedies” law or rule, and (iii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and each Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Property or any other Collateral, and, subject to any limitations thereon applying in the absence of a continuing Priority Payment Cessation Event, Lender may, during the continuance of an Event of Default, seek satisfaction out of any Property or all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose any Security Instrument and/or the Pledge Agreement, in any manner and for any amounts secured by such Security Instrument and/or the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances, but in all circumstances, only during the continuance of an Event of Default: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Security Instrument and/or the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument and/or the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instruments and/or the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the applicable Property shall remain subject to the applicable Security Instrument and/or the Pledge Agreement to secure payment of sums secured by such Security Instrument and/or the Pledge Agreement and not previously recovered.

(c) During the continuance of an Event of Default, Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not (i) contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date or (ii) increase the liabilities or obligations, or decrease the rights or privileges, in each case, other than to a de minimis extent, of any Loan Party from what is contemplated under the Loan Documents.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and during the continuance of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Lender during the “continuance” of an Event of Default (or words of similar import), other than to the extent a cure therefor is expressly provided in Section 2.5.2 or Section 8.1(c), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document without the consent of Lender, which consent may be withheld, delayed or denied by Lender in its sole and absolute discretion.

ARTICLE IX. SPECIAL PROVISIONS

Section 9.1 Sale of Notes and Securitization. Lender may, at any time and from time to time, sell, transfer, pledge or assign the Note, this Agreement, the Security Instrument and the other Loan Documents (or any portion thereof and/or interest therein), and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”) or create one or more senior and subordinate notes or multiple components of the Note or such notes, and thereafter to sell, pledge, assign, participate, syndicate or securitize all or any part of any variant of the Loan (each such sale, transfer, pledge, assignment, participation, syndication or Securitization, a “Secondary Market Transaction”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, but subject to the limitations on what may be required of Borrower of pursuant to this Agreement, Borrower shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization, the sale or pledge of the Note and the other Loan Documents, the participations in the foregoing or Securities, including, without limitation, to:

(a) (i) provide such financial and other information with respect to the Property, Borrower, Guarantor, and the Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Loan Parties and the Loan Documents, and (iii) revised organizational documents for Borrower, Operating Lessee, Pledgor, Pledgee (including, without limitation, such revisions as are necessary to comply with the SPE Provisions), which counsel, opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(c) intentionally omitted;

(d) execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Secondary Market Transaction; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to clauses (e) and (f) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, (ii) modify or amend any other economic term of the Loan other than to a de minimis extent or (iii) increase the obligations or liabilities of any Loan Party or decrease the rights of any Loan Party other than to a de minimis extent;

(e) if Lender elects, in its sole discretion, prior to or upon a Securitization or Secondary Market Transaction, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such notes or components may be assigned different interest rates, so long as (x) the weighted average of such interest rates does not at any time other than as a result of the immediately following sentence exceed the weighted average interest rate immediately prior to the creation of such components or notes, and (y) the aggregate amounts of such notes or components shall equal the Loan Amount outstanding immediately prior to the creation of such component or syndicated notes. During the continuance of an Event of Default (or a Casualty or Condemnation that results in the payment of principal under the Loan), all payments and other amounts due under the Loan Documents may be applied by Lender among such components or notes in such order, priority and proportion as Lender may elect;

(f) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(g) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(h) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies; and

(i) supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S-X and AB of the federal securities law, if applicable.

All reasonable, out-of-pocket third-party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender (other than the costs, fees and expenses of Borrower’s legal counsel, which shall be paid by Borrower).

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, without the need to comply with any formal or procedural requirements of this Agreement or the other Loan Documents, Lender shall have the right at any time and from time to time to pledge and/or assign all or any portion of its rights and interests under all or any of the Loan Documents to a Federal Reserve Bank or any Federal Home Loan Bank. Any such pledge and/or assignment shall be enforceable in accordance with the terms and provisions thereof.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note, at such holder’s expense, in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to cooperate with Lender to provide, in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or term sheets sections specifically requested to be reviewed by it and entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” (and any other sections reasonably requested) and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact or provide corrections thereto, necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors) and its Affiliates that have filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), each of their directors and each Person who controls any part of the Lender Group within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections described in clause (A)

above, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that Lender made such corrections provided by Borrower and any such Liability arises out of or is based solely upon any such untrue statement or omission made therein in relation to a Loan Party or the Property (the “Reviewed Information”) in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower with respect to the Reviewed Information in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnification will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in clause (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Reviewed Information a material fact required to be stated in the Reviewed Information in order to make the statements in the Reviewed Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities, in each case, other than to the extent that Borrower’s corrections with respect thereto were not made.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Servicer.

At the option of Lender, the Loan may be serviced by one or more servicers or trustees (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to one or more servicing agreements (the “Servicing Agreement”). Borrower shall be responsible for payment of any set up fees and the regular monthly loan and asset servicing fees due to Servicer under the Servicing Agreement (collectively, the “Monthly Servicing Fees”), which Monthly Servicing Fees shall not exceed $5,000.00 per month. Borrower shall pay (i) all consent, review and processing fees of Servicer (including, in connection with Servicer’s review of disbursement requests of any Reserve Funds or any other monies from the Accounts) and any related third-party costs, (ii) any liquidation fees not to exceed one percent (1%) of the outstanding principal balance of the Loan that may be due to the Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement during the continuance of an Event of Default, (iii) any workout fees not to exceed one half of one percent (0.50%) of the outstanding principal balance of the Loan and special servicing fees that may be due to the Servicer under the Servicing Agreement, which fees shall be due and payable by Borrower on a periodic or continuing basis in accordance with the Servicing Agreement, and (iv) the out-of-pocket costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) required under the Servicing Agreement or that the Servicer may otherwise require under the Servicing Agreement.

Section 9.4 Exculpation.

(a) Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower, Pledgor, Pledgee, Operating Lessee, Pledgee Subsidiaries and/or any Licensee to perform and observe the obligations contained in this Agreement, the Note, the Security Instrument or any Loan Document by any action or proceeding wherein a money judgment shall be sought against Borrower, Pledgor, Pledgee, Operating Lessee, Pledgee Subsidiaries and/or any Licensee, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instrument, the other Loan Documents, and the interest in the Properties, the Rents, the Operating Lease Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower, Pledgor, Pledgee, Operating Lessee, Pledgee Subsidiaries and/or any Licensee only to the extent of such Person’s interest in the Property, in the Rents, in the Operating Lease Rents and in any other collateral given to Lender, in each case without duplication. Lender, by accepting this Agreement, the Note and the Security Instrument, agrees that it shall not, except as otherwise provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower, Pledgor, Pledgee, Operating Lessee, Pledgee Subsidiaries and/or any Licensee in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Recourse Guaranty, Completion Guaranty and/or Required Equity Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Sections 9.09 and 10.02 of the Security Instrument or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against any Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or any Security Instrument; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards. For purposes of this Section 9.4 only, the term “Borrower Related Party” shall be limited to Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, any Guarantor and any Control Affiliate.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to:

(i) fraud, intentional misrepresentation, gross negligence or willful misconduct by any Borrower Related Party in connection with the Loan;

(ii) the misapplication or misappropriation by any Borrower Related Party of Rents, Operating Lease Rents or Hotel Pass-Through Income in violation of the Loan Documents;

(iii) the failure by any Borrower Related Party to deliver to Lender any security deposits, advance deposits or any other deposits collected by any Borrower Related Party (or held on the behalf of (and Controlled by) any Borrower Related Party) under Leases or Advance Deposits upon the conclusion of a foreclosure of any Property or action in lieu thereof (or failure to assign Borrower’s rights to same to Lender), to the extent permitted by Applicable Law, except to the extent any such security deposits or Advance Deposits were applied in accordance with the terms and conditions of the applicable Leases (or booking agreements, as applicable) and the terms of the Loan Documents prior to such foreclosure or action in lieu thereof or were applied/released pursuant to court order;

(iv) the misapplication or misappropriation by any Borrower Related Party of Insurance Proceeds or Awards in violation of the Loan Documents;

(v) the misapplication or the misappropriation by any Borrower Related Party in violation of the Loan Documents of (A) any disbursements of amounts on deposit in the Accounts or any funds held by or on behalf of Borrower or an Affiliate of Borrower, (B) any other funds due to any Person or to Lender or (C) any other funds due under the Loan Documents;

(vi) Borrower’s failure to pay Taxes, Hotel Taxes or Other Charges (including, without limitation, transfer taxes, deed stamps, intangible taxes, mortgage recording, stamp or similar taxes, or any other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements) required to be paid in connection with or relating to (1) the Loan or the transactions contemplated by the Loan Documents, (2) Borrower’s ownership of the Property, (3) the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including without limitation the Security Instrument, (4) the acquisition of title by Lender and/or Lender’s designee to any Property and/or any direct or indirect interest therein after an Event of Default, and/or (5) any transfer of any Property and/or any direct or indirect interest in any of the foregoing from Lender and/or Lender’s designee to any other Person(s); provided, however, Borrower shall not have liability pursuant to this clause (vi) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(vii) Borrower’s failure to pay charges for labor or materials or other charges commissioned by or on behalf of Borrower Related Party that can create Liens (other than Permitted Encumbrances) on any Property; provided, however, Borrower shall not have liability pursuant to this clause (vii) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(viii) Borrower’s failure to pay Insurance Premiums or to maintain the Policies in full force and effect; provided, however, Borrower shall not have liability pursuant to this clause (viii) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(ix) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Property by or on behalf of any Borrower Related Party and not replaced with Personal Property of the same utility and of the same or greater value unless such removal is part of a Lender approved business plan, including a PIP or such personal property is worn or damaged and is replaced in the ordinary course of business;

(x) any act of intentional physical waste or arson by Borrower or any Borrower Related Party; provided, however, Borrower shall not have liability pursuant to this clause (x) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(xi) any fees or commissions paid by, or distributions made by, Borrower or any Borrower Related Party to a Borrower Related Party in violation of the terms of this Agreement, the Note, the Security Instrument or the other Loan Documents;

(xii) without limiting the liability pursuant to Section 9.4(c)(viii) below, any breach of the representations, warranties or covenants contained in the SPE Provisions; provided, however, Borrower shall not have liability pursuant to this clause (xii) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full; provided, further, however, that compliance with the SPE Provisions shall in no event for purposes of this clause (xii) require (and Borrower shall not have liability pursuant to this clause (xii) to the extent of any failure of) any direct or indirect member, partner or shareholder thereof to make any additional capital contributions to any Borrower Related Party;

(xiii) the failure of Borrower, Operating Lessee, Manager or any Affiliate thereof to make any contributions required under the Collective Bargaining Agreement (or any other collective bargaining agreement affecting any Property), whether or not such failure results in an Event of Default hereunder, without the prior written consent of Lender; provided, however, Borrower shall not have liability pursuant to this clause (xiii) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(xiv) a License Revocation Event occurs as a result of Borrower’s or Operating Lessee’s action or inaction in violation of the Loan Documents, and/or failure by Borrower or Operating Lessee, as applicable, to comply with the interim maintenance and/or transition obligations under the Liquor License Cooperation Agreement; Borrower shall not have liability pursuant to this clause (xiv) to the extent of any inaction resulting from an Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(xv) any liability under the WARN Act or any other applicable similar state law that arises as a result of the termination by or at the direction of any Borrower of any of the employees at the hotel located on any Property without Lender’s prior written consent; provided, however, Borrower shall not have liability pursuant to this clause (xv) to the extent of any Insufficient Revenue Shortfall, provided the Insufficient Revenue Conditions Precedent has been satisfied in full;

(xvi) if (A) any Franchise Agreement (or the right to operate the applicable Property thereunder) shall be voluntarily cancelled, surrendered or terminated by Borrower or any Affiliate of Borrower and is not promptly replaced by a Replacement Franchise Agreement in accordance with this Agreement, or (B) Borrower amends or modifies any Franchise Agreement without the prior written consent of Lender;

(xvii) (A) failure by MHI TRS Pledgee to maintain the Lockbox Account and/or action by MHI TRS Pledgee to impair the right of Lender to enforce Section 7.11 hereof or the other Cash Management Provisions applicable to the Lockbox Account or (B) failure by Borrower Pledgee to maintain the Cash Management Account and/or action by Borrower to impair the right of Lender to enforce Section 7.11 hereof or the other Cash Management Provisions;

(xviii) (A) any obligation of Borrower to indemnify any Person that, immediately prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”), was a Borrower Related Party, to the extent such obligation continues to be the obligation of the transferee at such Equity Collateral Enforcement Action and is not expressly waived in writing by the Persons covered by such indemnification obligation and (B) any obligation of Borrower accruing prior to, on or after the Equity Collateral Transfer Date to pay (1) legal fees to legal counsel engaged by any Borrower Related Party in connection with any default under the Loan or to defend against the Equity Collateral Enforcement Action or other enforcement action by Lender, in each case, prior to the Equity Collateral Transfer Date, (2) amounts due under any contract between Borrower, on the one hand, and any Borrower Related Party, on the other hand (unless such contract is assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date) or (3) amounts due under any Material Agreement between Borrower, on the one hand, and any Person that is not a Borrower Related Party, on the other hand, that has been entered into without the prior written approval of Lender to the extent such prior written approval was required under the Loan Documents (unless such contract was assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date);

(xix) any failure of Borrower or any Affiliated Manager to permit on-site inspections pursuant to the terms of this Agreement;

(xx) Borrower’s breach of, or failure to comply with provisions set forth in Section 10.13(c) hereof;

(xxi) Intentionally omitted;

(xxii) in the event of Borrower’s default under Section 5.2.10 hereof (other than those that result in full recourse liability as set forth in clause Section 9.4(c)(i) below); provided, however, that if any act, omission, or circumstance constituting a default under Section 5.2.10 also constitutes conduct that is more particularly described in another clause of this Section 9.4(b) (a “Specified Carveout”), and such Specified Carveout contains any exclusions, limitations, caps, thresholds, conditions, or other restrictions on Borrower’s liability thereunder (collectively, “Carveout Limitations”), then such Carveout Limitations shall apply to Borrower’s liability under this clause (xxii), but only to the extent that Lender seeks to recover Losses under this clause (xxii) that arise from or are attributable to the specific conduct described in such Specified Carveout; for the avoidance of doubt, no Carveout Limitations shall apply to any Losses recovered under this clause (xxii) that arise from conduct constituting a default under Section 5.2.10 that is independent of, or not more particularly described in, any Specified Carveout; provided, further, however, that Borrower shall not have liability pursuant to this clause (xxii) to with respect to any Lease for occupancy;

(xxiii) any amendment, modification, cancelation or termination of the Ground Lease, or surrender of the leasehold estate thereunder, or the taking of any action in furtherance of any of the foregoing, in each case, pursuant to a written instrument executed by Borrower and Lender is not entitled pursuant to (or is otherwise prohibited or hindered under) the Ground Lease or instrument entered into between Lender and Fee Owner to disclaim the effectiveness of the same as it pertains to Lender or obtain a replacement to such Ground Lease on substantially the same terms for the remainder of the term thereof; and/or

(xxiv) if any Borrower Related Party shall, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with this Agreement, the Note, any Security Instrument or any of the other Loan Documents, assert a defense, seek judicial intervention or injunctive or other equitable relief of any kind or assert in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan (the foregoing assertions, pleadings and/or actions by any Borrower Related Party, each, a “Defensive Pleading”) which the court in such action or proceeding determines is without merit (in respect of a defense) or unwarranted (in respect of a request for judicial intervention or injunctive or other equitable relief) (other than those that result in full recourse liability as set forth in clause Section 9.4(c)(vii) below).

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Loan shall become fully recourse to Borrower and Guarantor, jointly and severally:

(i) in the event of any (x) voluntary Transfer, conveyance or ground lease of all or substantially all of a Property, (y) voluntary Transfer of any direct ownership interests in Borrower, Pledgor, Pledgee, Operating Lessee, or Pledgee Subsidiaries or (z) voluntary Transfer of any direct or indirect interests in Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries that results in a change of Control of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries or failure to satisfy any minimum ownership test set forth in clauses (xiii) or (xiv) of the definition of General Transfer Requirements, in each case in violation of the Loan Documents; provided, however, (I) no Transfer resulting from Mezzanine Lender’s exercise of its remedies under the Mezzanine Loan Documents, including, without limitation, a Mezzanine Foreclosure, shall be considered a Transfer that triggers recourse liability, (II) no Transfer resulting from Lender’s exercise of its remedies (or deed/assignment in lieu thereof) under the Loan Documents shall be considered a Transfer that triggers recourse liability; (III) there shall not be any recourse under this clause (i) for any Transfer that would have otherwise constituted a Permitted Transfer, but failed to qualify as a Permitted Transfer solely as a result of Borrower’s failure to satisfy administrative conditions thereto such as to provide Lender with prior written notice of such Transfer or furnish to Lender an updated organizational chart, to the extent such conditions are applicable to such Transfer as set forth in the definition of “Permitted Transfer”; and (IV) none of the following shall be considered a Transfer that triggers recourse liability any Permitted Encumbrance (but for such purposes, “entered into in accordance with this Agreement” or similar phraseology shall be deemed omitted from the definition thereof in all instances), (B) any Lease for occupancy, or (C) matters that are otherwise the subject to a Specified Carveout, which for such purposes shall also include Section 9.4(b)(xxii);

(ii) other than at the written request of Lender, if any Property, the Collateral or any part thereof or any Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries or any direct interest therein, shall become an asset in any voluntary Bankruptcy Action of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries;

(iii) other than at the written request of Lender, if any Borrower Related Party files, or joins in the filing of, an involuntary petition against Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries from any Person;

(iv) other than at the written request of Lender, any Borrower Related Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(v) other than at the written request of Lender, any Borrower Related Party consents to, solicits, colludes or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or any portion of any Property or the Collateral;

(vi) Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries makes an assignment for the benefit of creditors, or admits in any legal proceeding or otherwise, its insolvency or inability to generally pay its debts as they become due (provided, that if Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries is required by applicable Legal Requirements to admit the same in a legal proceeding and such Person is in fact insolvent, then such admission, in and of itself, shall not result in liability under this clause (vi));

(vii) if a court of competent jurisdiction determines pursuant to a final unappealable order that a Defensive Pleading was brought in bad faith;

(viii) any breach of the representations, warranties or covenants contained in the SPE Provisions, if such breach is cited as a factor in an ultimate substantive consolidation of Borrower, Operating Lessee, Pledgor, Pledgee or Pledgee Subsidiaries with another Person; provided, further, however, that compliance with the SPE Provisions shall in no event for purposes of this clause (viii) require (and Borrower shall not have liability pursuant to this clause (viii) to the extent of any failure of) any direct or indirect member, partner or shareholder thereof to make any additional capital contributions to any Borrower Related Party;

(ix) Borrower fails to obtain Lender’s prior written consent to any Indebtedness for borrowed funds pursuant to a written instruction and/or secured by a Lien encumbering any Property or the Collateral (other than Permitted Indebtedness or Permitted Encumbrances) if such Lien was filed by, or such filing was affirmatively approved or acquiesced to by, Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries or an Affiliate of the foregoing; and/or

(x) if any Pledgee shall opt out of Article 8 of the UCC or cause the Equity Collateral not to be treated as “securities” governed by and within the meaning of Article 8, or if Borrower or any Affiliate of Borrower causes any Pledgee to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC, or Borrower or any Affiliate of Borrower causes any termination or cancellation of the limited liability company membership certificate evidencing Pledgor’s one hundred percent (100%) ownership interest in its applicable Pledgee, as delivered to Lender on the Closing Date in connection with the Pledge Agreement other than at the request of Lender or in connection with issuing a replacement certificate to Lender.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 9.5 Certain Additional Rights of Lender.

(a) Notwithstanding anything to the contrary contained herein, for so long as the Loan is outstanding and Lender intends to qualify as a “venture capital operating company” (within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA), Lender shall have:

(i) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at mutually agreeable times, and not more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances and provided further that neither the Borrower nor its designated representative shall be under any obligation to follow or implement any advice or recommendations of the Lender or disclose any privileged or confidential information in connection with such consultations. The rights of the Lender provided in this Agreement are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of the Borrower’s business or operations; and

(ii) the right, in accordance with the terms of Section 5.1.10 of this Agreement, to examine the books and records of Borrower at any reasonable time upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, Manager or any tenants or third-parties under any Property Documents or Leases at any Individual Property.

(b) In addition to the foregoing, Borrower agrees that, upon the request of Lender, Borrower shall deliver a “VCOC Letter” in form and substance reasonably acceptable to Lender to any future participant or other interest holder in the Loan, and hereby grants to any such future participant or other interest holder in the Loan the rights set forth under this Section 9.5; provided, however, that all such participants and other interest holders use commercially reasonable efforts to coordinate the exercise of such rights.

(c) The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender and which intends to qualify as a “venture capital operating company”.

Section 9.6 Restructuring of Loan.

(a) Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time, to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, and/or to resize the relative amounts of any such interests, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing, the establishment of different interest rates and debt service payments for the component notes of the Loan and the payment of such component notes in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes) shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) the initial weighted average interest rate of the Loan, in the aggregate, does not exceed the weighted average interest rate immediately prior to the creation of such component notes, (iii) except during an Event of Default, or of a Casualty or Condemnation that results in the payment of principal under the Loan, the aggregate debt service payments on the Loan, if any, shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred, and (iv) except as provided in the preceding clauses (ii) and (iii), no changes to the Loan Documents shall be required which will otherwise increase Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s, Pledgee Subsidiaries’ or Guarantor’s obligations or decrease Borrower’s, Operating Lessee’s, Pledgor’s, Pledgee’s, Pledgee Subsidiaries’ or Guarantor’s rights other than to a de minimis extent. During the continuance of an Event of Default or a Casualty or Condemnation that results in the payment of principal under the Loan, all payments and other amounts due under the Loan Documents may be applied by Lender among such component notes in such order, priority and proportion as Lender may elect. Notwithstanding anything set forth in this Section 9.6, for the avoidance of doubt, Lender shall be prohibited from creating any mezzanine financing.

(b) Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note and/or the Loan in compliance with this Section 9.6, if applicable, and shall, upon ten (10) Business Days’ written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, and (ii) cause Borrower’s counsel to deliver such customary legal opinions (but no 10b-5 or analogous opinions), as, in each of the cases of clauses (i) and (ii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instrument and the other Loan Documents if requested; but in all cases, subject to the limitations of Section 9.6(a).

(c) In connection with any restructuring or other transaction permitted pursuant to this Section 9.6, Lender shall pay its own expenses (including legal fees) incurred in connection therewith and Borrower shall pay its own costs, fees and expenses of Borrower’s counsel incurred in connection therewith; provided Lender shall pay all reasonable documented out-of-pocket costs actually incurred by Borrower in connection therewith as a result of requests made by Lender and which are not otherwise obligations of Borrower pursuant to the express provisions hereof.

Section 9.7 Intercreditor Agreement. Lender and Mezzanine Lender are parties to a certain intercreditor agreement dated as of the date hereof (as may be amended, the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Pledgor, Pledgee, Guarantor, Pledgee Subsidiaries, Operating Lessee, the Mezzanine Borrower and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lender and (ii) Borrower is not an intended third-party beneficiary of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

ARTICLE X. MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the permitted successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or whether any event is material or immaterial or susceptible to cure or not, shall (except as is otherwise specifically herein provided) be in the sole but good faith discretion of Lender and shall be final and conclusive absent manifest error. All consents or approvals of Lender given by Lender pursuant to the Loan Documents shall not be deemed to have given by Lender unless such consent or approval is in writing. Whenever pursuant to this Agreement or any other Loan Document, Lender is required to be reasonable in making any determination or granting any consent or approval, or not unreasonably withhold, condition or delay their consent or approval, such qualification of reasonability shall be disregarded at any time that there exists any Event of Default.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY

INTERESTS IN REAL PROPERTY, IMPROVEMENTS AND FIXTURES CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH SUCH REAL PROPERTY, IMPROVEMENTS AND FIXTURES ARE LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER AND LENDER EACH (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

BORROWER, PLEDGOR, PLEDGEE AND GUARANTOR EACH HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

28 LIBERTY STREET

NEW YORK, NY 10005

AS ITS RESPECTIVE AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH PERSON IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PERSON IN ANY SUCH SUIT, ACTION OR PROCEEDING INCLUDING WITHOUT LIMITATION THOSE IN THE STATE OF NEW

YORK. AS APPLICABLE, BORROWER, PLEDGOR, PLEDGEE AND GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and (1) (a) sent by registered or certified mail, postage prepaid, return receipt requested, (b) delivered by hand or (c) sent by reputable overnight courier and (2) by electronic mail, in each case, (x) with respect to Notices to Lender, to be sent to CRECreditSOHOPortfolio@apollo.com and (y) with respect Notices to Borrower, addressed to the party to be so notified at its address hereinafter set forth or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Notwithstanding the foregoing, any ordinary course communications relating to the Loan, including requests for approvals and delivery of financial reporting (but not any request for other consent or modification), may be delivered by electronic mail in accordance with clause (2) above. Any Notice shall be deemed to have been received: (i) on the date of delivery by registered or certified mail or by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (ii) on the next Business Day if sent by an overnight commercial courier, and (iii) if sent by electronic mail, upon the earlier of (A) the date that the sender receives a response from an employee or representative of the party receiving notice on behalf of such party, acknowledging receipt (which response shall not be an automatic computer-generated response) and (B) the date of the first attempted delivery on a Business Day of the copy of such Notice delivered in accordance with clause (a), (b) or (c) above (other than ordinary course communications related to the Loan in which case any such Notice shall be deemed to have been received in accordance with clause (A), in each case addressed to the parties as follows:

If to Lender:	Athene Annuity and Life Company c/o Apollo Insurance Solutions Group LP 2121 Rosecrans Avenue, Suite 5300
El Segundo, CA 90245
Attn: Jeffrey Horowitz
Email: jhorowitz@apollo.com

EOS Luxembourg SCSP SICAV-RAIF-OPM Apollo Sub-Fund c/o Apollo Management, L.P. 9 West 57th Street
New York, NY 10019
Email: bkuesel@apollo.com
Email: ISO-MO@apollo.com
Email: LoanNotices@apollo.com

EOS Luxembourg SCSP SICAV-RAIF-NOSTRO Apollo Sub-Fund c/o Apollo Management, L.P. 9 West 57th Street
New York, NY 10019
Email: bkuesel@apollo.com
Email: ISO-MO@apollo.com
Email: LoanNotices@apollo.com

with a copy to:	Apollo Global Management 9 West 57th Street, Floor 13
New York, NY 10019
Attn: CRE Credit Notifications – Sotherly Hotel Portfolio
Email: CRECreditSOHOPortfolio@apollo.com

with a copy to:	EOS Luxembourg SCSP SICAV-RAIF-OPM Apollo Sub-Fund 3 Bryant Park, Floor 40
New York, NY 10036
Email: 14696191662@tls.ldsprod.com
Email: fnx@alterdomus.com
Email: EOS_OPM@alterdomus.com

with a copy to:	EOS Luxembourg SCSP SICAV-RAIF-NOSTRO Apollo Sub-Fund 3 Bryant Park, Floor 40
New York, NY 10036
Email: 14696191662@tls.ldsprod.com
Email: fnx@alterdomus.com
Email: EOS_OPM@alterdomus.com

with a copy to:	Dentons US LLP 1221 Avenue of the Americas
New York, New York 10020-1089
Attention: David S. Hall, Esq.
Email: david.hall@dentons.com

If to Borrower:	c/o KWC Management, LLC 20 Huling Avenue,
Memphis, TN 38103,
Attention: Jami Lazarov
Email: jlazarov@kwcmgmt.com

with a copy to:	Milbank LLP 55 Hudson Yards New York, NY 10001
Attention: Yaakov Sheinfeld, Esq.
Email: RENotice@milbank.com & ysheinfeld@milbank.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days of receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions expressly permitted hereunder to be requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Property); (ii) Borrower’s (and each other Loan Party’s) ongoing performance of and compliance with

Borrower’s (and each other Loan Party’s) respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters expressly permitted hereunder to be requested by Lender; (v) securing Borrower’s and any other Loan Party’s compliance with any requests made pursuant to the provisions of this Agreement and/or any other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable out-of-pocket fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee, Pledgor, Pledgee, Pledgee Subsidiaries, this Agreement, the other Loan Documents, any Property, the Collateral or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or any other Loan Party under this Agreement, the other Loan Documents or with respect to any Property or the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same (A) arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender (B) constitute Excluded Damages or (C) are expressly stated to be the responsibility of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account or the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities (A) arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or (B) constitute Excluded Damages. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion, but excluding Excluded Damages) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8(a) hereof.

(d) Lender shall be responsible for (i) any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in any Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower, Lender or their respective Affiliates through any media intended to reach the general public which refers to this Agreement, the Note or the other Loan Documents or the financing evidenced by this Agreement, the Note or the other Loan Documents, or to Lender, Athene Annuity and Life Company or any of its Affiliates or Borrower or any of its Affiliates shall be subject to the prior written approval of Lender or Borrower, as applicable, not to be unreasonably withheld or delayed; provided, that (a) Borrower may issue a release stating that a financing has occurred which does not mention Lender or any Affiliates of Lender, any of the material terms of the Loan (other than the Loan amount) or any Securities or Securitization or any prospective securitization or securities related to the Loan and (b) Lender may commission advertisements in newspapers, trade publications or other written public advertisement media (including tombstone advertisements) which may include references to the Loan, the Collateral and the Property. The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Lender in connection with a potential Secondary Market Transaction, it being agreed that Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender to issue, such marketing materials, term sheets and other materials as Lender may deem reasonably necessary or appropriate in connection with Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s or Lender’s counsel, shall not be subject to the prior written approval of the other party.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and others with direct or indirect interests in Borrower, and of any Property, or to a sale in inverse order of alienation in the event of foreclosure of all or part of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of any Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan

Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Berkadia Commercial Mortgage LLC. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Contractual Recognition of Bail-In.

(a) Notwithstanding anything to the contrary herein, in any Loan Document or in any other agreement, arrangement or understanding between Borrower and Lender, each party hereto acknowledges and accepts that any liability of any EEA Financial Institution arising under this Agreement or any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution;

(ii) the effect of the Write-Down and Conversion Powers by the EEA Resolution Authority in relation to any such liabilities arising hereunder, including, if applicable: (1) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, or a cancellation of any such liability; (2) a conversion of all, or part of, any such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (3) the variation of the terms of any Loan Document in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(b) The following definitions apply only to this Section 10.23:

(i) “Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(ii) “Bail-In Legislation” shall mean in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

(iii) “EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

(iv) “EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein, Norway and any other member of the European Economic Area at any given time.

(v) “EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution and/or which otherwise has authority to exercise or regulate a Bail-In Action.

(vi) “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(vii) “Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.24 Multiple Property Provisions.

(a) References. All references to “Property” in this Agreement shall be deemed to refer to one or more of the Individual Properties, as the context requires. It is the intent of the parties hereto in making any determination under the Loan Documents (including, without limitation, in determining whether (i) a breach of a representation, warranty or a covenant has occurred, (ii) there has occurred an Event of Default, and (iii) an event has occurred which would create recourse obligations under Section 9.4 hereof) that any breach, occurrence or event with respect to any Individual Property shall be deemed to be a breach, occurrence or event with respect to all Individual Properties, and that all Individual Properties need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Property and the Loan.

(b) Additional Waivers. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of full or partial foreclosure the Security Instrument, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Property or require Lender to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.

(c) Cross-Collateralization. Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Property and in reliance upon the aggregate of the Property taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that (i) the Individual Properties are and will be cross-collateralized and, other than as it applies to Section 2.5.2, cross-defaulted with each other so that an Event of Default with respect to one Individual Property shall constitute an Event of Default with respect to all Individual Properties; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument, and such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

Section 10.25 Multiple Borrower Provisions.

(a) References. All references to “Borrower” in this Agreement shall be deemed to refer to one or more Borrowers (each, an “Individual Borrower”), as the context requires. It is the intent of the parties hereto in making any determination under the Loan Documents (including, without limitation, in determining whether (i) a breach of a representation, warranty or a covenant has occurred, (ii) there has occurred an Event of Default, and (iii) an event has occurred which would create recourse obligations under Section 9.4 hereof) that any breach, occurrence or event with respect to any Individual Borrower shall be deemed to be a breach, occurrence or event with respect to all Individual Borrowers, and that all Individual Borrowers need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower and the Loan.

(b) Joint and Several Liability. Each Individual Borrower shall be jointly and severally liable for payment of the Debt and performance of all other obligations of all Borrowers (or any of them) under this Agreement and any other Loan Document, and the making of each of the representations, warranties, covenants and obligations under the Loan Documents by Borrower.

(c) Contribution. Each Individual Borrower will benefit, directly and indirectly, from each Individual Borrower’s obligation to pay the Debt and perform its obligations under the Loan Documents. In consideration therefor, Individual Borrowers desire to enter into an allocation and contribution agreement among themselves as set forth in this Section 10.25 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Individual Borrowers in the event any payment is made by any Individual Borrower hereunder to Lender (any such payment, a “Contribution”). In order to provide for a fair and equitable contribution among Individual Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Individual Borrowers for all payments, damages and expenses incurred by such Funding Borrower in discharging any of the Debt, in the manner and to the extent set forth in this Section 10.25. Each Individual Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) (A) the ratio of the Benefit Amount (as defined below) of such Individual Borrower to the total amount of Debt, multiplied by (B) the amount of the Debt paid by such Funding Borrower, and (ii) ninety-five percent (95%) of the excess of (A) the fair saleable value of such Individual Borrower’s interest in the Property and the other collateral for the Loan, over (B) the total liabilities of such Individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions). For purposes hereof, the “Benefit Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Individual Borrower and its Affiliates from extensions of credit made by Lender to (1) such Individual Borrower and (2) the other Individual Borrowers hereunder and the other Loan Document. In addition:

(i) If at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Individual Borrowers shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. If at any time any Individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.25, such Individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Individual Borrowers in accordance with the provisions of this Section.

(ii) Each Individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of such Individual Borrower to which such Reimbursement Contribution is owing.

(iii) No Reimbursement Contribution payments payable by an Individual Borrower pursuant to the terms of this Section 10.25 shall be paid until all amounts then due and payable by all of Individual Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 10.25 shall limit or affect the Debt of any Individual Borrower to Lender under the Note or any other Loan Documents.

(iv) Any indebtedness of a Borrower now or hereafter owed to any other Borrower (the “Surety”) is hereby is subordinated to the Obligations owed to Lender under the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, if Lender so requests, any such indebtedness of a Borrower now or hereafter owed to any Surety shall be collected, enforced and received by such Surety as trustee for Lender and shall be paid over to Lender in kind on account of the Obligations, but without reducing or affecting in any manner the obligations of such Surety under the other provisions of this Agreement. Upon the occurrence and during the continuance of an Event of Default, should such Surety fail to collect or enforce any such indebtedness of a Borrower now or hereafter owed to such Surety and pay the proceeds thereof to Lender in accordance with this subsection, Lender as such Surety’s attorney in fact may do such acts and sign such documents in such Surety’s name as Lender considers necessary or desirable to effect such collection, enforcement and/or payment. Until the Obligations shall have been paid and performed in full, all the rights, privileges, powers and remedies granted to Lender hereunder shall continue to exist and may be exercised by Lender at any time and from time to time irrespective of the fact that any of the Obligations may have become barred by any statute of limitations. Each Borrower, in its capacity as Surety, expressly waives the benefit of any and all statutes of limitation, and any and all laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Legal Requirements.

(v) Each Borrower, in its capacity as a Surety, acknowledges that the obligations undertaken herein involve the payment of obligations of persons or entities other than such Surety and, in full recognition of that fact, consents and agrees (and waives any right to object) that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, in accordance with the terms of the Loan Documents: (A) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (B) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents to which such Surety is not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (C) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (D) accept partial payments on the Obligations; (E) receive and hold additional security or guaranties for the Obligations or any part thereof; (F) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine; (G) release any party from any personal liability with respect to the Obligations or any part thereof; (H) settle, release on terms reasonably satisfactory to Lender or by operation of applicable Legal Requirements or otherwise liquidate or enforce any Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (I) consent to the merger, change or any other restructuring or termination of the entity existence of other Borrowers or any other party, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

(vi) In the event, on account of the Bankruptcy Reform Act of 1978, as amended, the Uniform Fraudulent Conveyance Act, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, including, without limitation, Section 548 of the Bankruptcy Code and any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise or any other Creditors Rights Law (collectively, “Insolvency Laws”), now or hereafter in effect, which may be or become applicable, any Borrower shall be relieved of or fail to incur any debt, obligation or liability as provided herein or in any other Loan Documents to which such Borrower is a party, the other Borrowers shall nevertheless be fully liable therefor. Each Borrower, Lender and Lender hereby confirm that it is the intention of all parties hereto that the obligations of each Borrower hereunder, under the Security Instrument, and each other Loan Documents not constitute a fraudulent transfer or fraudulent conveyance for the purposes of any Bankruptcy Laws (a “Fraudulent Conveyance”). To give effect to the foregoing intention of the parties, each of such parties hereby irrevocably agrees that the obligations of each Borrower to Lender shall at all times be limited to (but shall not be less than) such maximum amount as will, after giving effect to the maximum amount of such obligations and all other liabilities (whether contingent or otherwise) of such Borrower that are relevant under such Insolvency Laws, result in the obligations of such Borrower not constituting a Fraudulent Conveyance as of the date of execution and delivery of this Agreement and the other documents contemplated hereby (provided, however, that the foregoing shall not in any way limit the obligations of any Borrower to Lender pursuant to the Loan Documents in effect prior to the Closing Date). The provisions of this clause (vi) are intended solely to preserve the rights of Lender hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance as a Fraudulent Conveyance, and no Borrower or any other Person shall have any right or claim under this clause (vi) as against Lender that would not otherwise be available to such Person under Insolvency Laws.

(vii) Each Borrower warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Borrower otherwise may have against other Borrowers, Lender or others, or against any collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. Each Borrower acknowledges that it has either consulted with legal counsel regarding the effect of this Agreement and the waivers and consents set forth herein, or has made an informed decision not to do so.

(d) Additional Waivers. Each Individual Borrower waives, to the extent permitted by applicable Legal Requirements:

(i) any right to require Lender to proceed against any other Individual Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Individual Borrower;

(ii) any defense or rights based upon or arising out of: (A) any legal disability or other defense of any other Individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Note and the other Loan Documents; (B) any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Individual Borrower or any principal of any other Individual Borrower or any defect in the formation of any other Individual Borrower or any principal of any other Individual Borrower; (C) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (D) any failure by Lender to obtain collateral for the Debt or failure by Lender to perfect a lien on the Property (or any portion thereof); (E) presentment, demand, protest and notice of any kind (other than notices required by the express terms of the Loan Documents or Applicable Law that may not be waived); (F) any failure of Lender to give notice of sale or other disposition of the Property (or any portion thereof) to any other Individual Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition (other than notices required by the express terms of the Loan Documents or Applicable Law that may not be waived); (G) intentionally omitted; (H) any use of cash collateral under Section 363 of the Federal Bankruptcy Code, and any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute; (I) any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding; (J) any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (K) the avoidance of any security interest in favor of Lender for any reason; (L) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; (M) such Individual Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Individual Borrower or any such party; or (N) an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Individual Borrower’s rights of subrogation and reimbursement against any other Individual Borrower; and

(iii) except as may be expressly and specifically permitted herein, any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower or any other person that arises from the existence or performance of any obligations under the Note or the other Loan Documents, including any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 10.26 Lead Lender. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, if at any time there is more than one Lender hereunder, each such Lender shall deliver a written notice to Borrower designating one Lender or an affiliate thereof as the “Lead Lender” (such Lender, at all times thereafter and until resignation or replacement of such Lender by written notice to Borrower, the “Lead Lender”). As of the Closing Date, the initial Lead Lender is Athene Annuity and Life Company. Each Lender shall appoint Lead Lender to serve as non-fiduciary administrative agent for each Lender and hereby agrees that Lead Lender shall be the sole party authorized to grant or withhold consents or approvals hereunder on behalf of each Lender (subject, in each case, to appointment of a servicer to receive such notices, requests and other communications and/or to grant or withhold consents or approvals, as the case may be). No Lender shall have any liabilities or responsibilities to Borrower on account of the failure of any other Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document. Borrower hereby acknowledges and agrees that any one or more co-lender agreements may at any time be entered into between Lenders (each, a “Co-Lender Agreement”) pursuant to which, among other things, Lenders shall agree upon rights of Lenders as among themselves and the manner in which Lead Lender shall administer the Loan. Any Co-Lender Agreement will be solely for the benefit of the Lenders, and neither Borrower, any Affiliate of Borrower or any other Person shall be a third-party beneficiary of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein. No Lender shall have any obligation to disclose to Borrower or any of its Affiliates the contents of any Co-Lender Agreement. Borrower’s obligations under the Loan Documents are and will be independent of any Co-Lender Agreement and shall remain unmodified by the provisions thereof (although Borrower acknowledges that with respect to certain approvals, calculations and other decisions hereunder, any Co-Lender Agreement may require Lead Lender to consult with or receive the approval of one or more Lenders prior to providing its own approval or determination regarding the same).

Section 10.27 Registered Form. Lender (or Servicer) shall be appointed as non-fiduciary agent of Borrower, as a registrar and transfer agent (the “Registrar”) which shall maintain, a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Registrar shall also maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration as to principal amounts (and stated interest thereon) and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 10.28 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Loan and/or Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any other asset or property of Lender or the asset or property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 10.29 Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.

Section 10.30 Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.

Section 10.31 Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HOUSTON HOTEL OWNER, LLC,
a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name:	D. Webb Wilson
Title:	Authorized Person

HOLLYWOOD HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name:	D. Webb Wilson
Title:	Authorized Person

PHILADELPHIA HOTEL ASSOCIATES LP,
a Pennsylvania limited partnership

By: MHI GP LLC,
a Delaware limited liability company, its general partner

By:	/s/ D. Webb Wilson
Name:	D. Webb Wilson
Title:	Authorized Person

SOHO WILMINGTON LLC,
a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name:	D. Webb Wilson
Title:	Authorized Person

MHI JACKSONVILLE LLC, a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name:D. Webb Wilson
Title: Authorized Person

LAUREL HOTEL ASSOCIATES LLC, a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name: D. Webb Wilson
Title: Authorized Person

SOHO ATLANTA LLC, a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name: D. Webb Wilson
Title: Authorized Person

SOHO ARLINGTON LLC, a Delaware limited liability company

By:	/s/ D. Webb Wilson
Name: D. Webb Wilson
Title: Authorized Person

LENDER:

ATHENE ANNUITY AND LIFE COMPANY, an Iowa corporation

By:	Apollo Insurance Solutions Group LP, its investment adviser

By: Apollo Global Real Estate Management, L.P., its sub-adviser

By: Apollo Global Real Estate Management GP, LLC, its General Partner

By:	/s/ Jeffrey Horowitz
Name: Jeffrey Horowitz
Title: Vice President

LENDER:

EOS LUXEMBOURG SCSP SICAV-RAIF, with respect to its sub-fund,
EOS Luxembourg SCSp SICAV-RAIF – Nostro Apollo Sub-Fund represented by its managing general partner, Helios Lux GP S.ar.l

By:	/s/ Benjamin Dansart
Name: Benjamin Dansart
Title: Manager

By:	/s/ Gabriel Givert
Name: Gabriel Givert
Title: Manager

LENDER:

EOS LUXEMBOURG SCSP SICAV-RAIF, with respect to its sub-fund,
EOS Luxembourg SCSp SICAV-RAIF – OPM Apollo Sub-Fund represented by its managing general partner, Helios Lux GP S.ar.l.

By:	/s/ Benjamin Dansart
Name: Benjamin Dansart
Title: Manager

By:	/s/ Gabriel Givert
Name: Gabriel Givert
Title: Manager